UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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SGX Pharmaceuticals, Inc.

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SGX PHARMACEUTICALS, INC.
10505 Roselle Street
San Diego, California 92121

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of SGX Pharmaceuticals, Inc., a Delaware corporation, referred to as “SGX,” the “Company,” “us,” or “we,” to be held at 9:00 a.m., California time, on August 20, 2008, at SGX’s corporate headquarters located at 10505 Roselle Street, San Diego, California 92121.

At the special meeting we will ask you to consider and to vote upon a proposal to adopt the merger agreement under which SGX would be acquired by Eli Lilly and Company, an Indiana corporation, or “Lilly”. We entered into the merger agreement on July 8, 2008. If the merger is completed, each of your shares of our common stock will be converted into the right to receive $3.00 in cash, without interest and less any applicable withholding taxes. The merger consideration of $3.00 per share of our common stock represents an approximately 110% premium over the closing price of our common stock on The Nasdaq Global Market on July 7, 2008, the day before we announced that we entered into the merger agreement. Upon completion of the merger, our common stock, which is listed on The Nasdaq Global Market under the symbol “SGXP,” will no longer be listed.

This proxy statement is furnished in connection with the solicitation by our board of directors, or our board, of proxies to be used at the special meeting of stockholders of SGX.

After careful consideration, our board unanimously approved the merger agreement and determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, the Company and our stockholders, and unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. Therefore, our board recommends that you vote “FOR” the adoption of the merger agreement.

Our board considered a number of factors in evaluating the merger, in consultation with our legal and financial advisors. Included in the enclosed proxy statement is the full text of the written opinion of our financial advisor, Lazard Frères & Co. LLC, to the effect that, as of July 8, 2008, and based upon and subject to the considerations set forth in its opinion, the merger consideration is fair to the stockholders of the Company from a financial point of view.

In connection with the merger agreement, certain SGX stockholders, including certain executive officers and directors, who beneficially owned, in the aggregate, approximately 26% of the outstanding shares of our common stock as of the record date, entered into a voting agreement with Lilly. Pursuant to the voting agreement, each stockholder party to such agreement has agreed, subject to limited exceptions, to vote all shares of our common stock that he, she or it owns as of the record date, in favor of adoption of the merger agreement.

Your vote is very important. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our common stock outstanding and entitled to vote at the special meeting.

Only holders of record of shares of our common stock at the close of business on July 16, 2008 will be entitled to vote at the special meeting. Whether or not you plan to attend the special meeting, it is important that your shares, regardless of the number, be represented. Accordingly, please complete, sign, date and return your proxy card in the envelope which has been enclosed for your convenience. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form. Completing a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. Failure to submit a signed proxy or to vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement.

The enclosed proxy statement explains the proposed merger, the merger agreement and the transactions contemplated by the merger agreement and provides specific information concerning the special meeting. Please read the entire proxy statement carefully.

Sincerely,

Michael Grey
President and Chief Executive Officer

San Diego, California
July 21, 2008

This proxy statement is dated July 21, 2008, and is first being mailed to SGX stockholders on or about July 23, 2008.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SGX PHARMACEUTICALS, INC.
10505 Roselle Street
San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

We cordially invite you to attend a special meeting of stockholders of SGX Pharmaceuticals, Inc., a Delaware corporation, referred to as “SGX,” the “Company,” “us,” or “we”. This special meeting will be held at 9:00 a.m., California time, on August 20, 2008, at SGX’s corporate headquarters located at 10505 Roselle Street, San Diego, California 92121, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, referred to in this notice and the enclosed proxy statement as the “merger agreement,” dated as of July 8, 2008, among SGX, Eli Lilly and Company, an Indiana corporation, or “Lilly,” and REM Merger Sub, Inc., or “Merger Sub,” a Delaware corporation and wholly-owned subsidiary of Lilly. As a result of the merger, SGX will merge with Merger Sub and become a wholly-owned subsidiary of Lilly, and each outstanding share of our common stock will be converted into the right to receive $3.00 in cash, without interest and less any applicable withholding taxes;

2.	To consider and vote upon any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement at the special meeting; and

3.	To transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance thereof.

Our board of directors, or our board, has fixed July 16, 2008, as the record date, and only holders of record of SGX common stock at the close of business on that date will be entitled to notice of, and to vote at, the special meeting. In connection with the proposed merger, you may be entitled to assert dissenters’ rights under Delaware law.

After careful consideration, our board unanimously approved the merger agreement and determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, SGX and our stockholders, and unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. Therefore, our board recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our common stock outstanding and entitled to vote at the special meeting.

You are cordially invited to be present and to vote at the special meeting in person. Whether or not you plan to attend the special meeting, it is important that your shares, regardless of the number, be represented. Accordingly, you are requested to complete, sign, date and return the enclosed proxy in the enclosed postage-paid and addressed envelope. If you have returned a signed proxy but elect to attend the special meeting and vote in person, you will be entitled to vote. Failure to submit a signed proxy or to vote in person at the special meeting will have the same effect as a vote “AGAINST” the approval of the merger agreement.

By Order of the Board of Directors,

Michael Grey
President and Chief Executive Officer

San Diego, California
July 21, 2008

ADDITIONAL INFORMATION

This document incorporates important business and financial information about us from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page 65. You can obtain documents incorporated by reference in this document from us by requesting them in writing at 10505 Roselle Street, San Diego, California 92121, Attn: Corporate Secretary, or by calling 858-558-4850. You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by August 13, 2008 in order to receive them before the special meeting.

If you have additional questions about the merger or require assistance in submitting proxies or voting shares of our common stock, or if you would like to receive additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc.:

Georgeson Inc.
199 Water Street
New York, NY 10038

Banks and Brokers Call: 212-440-9800
All Others Call Toll Free: 877-278-6774

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement with respect to the merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read this entire proxy statement carefully, including the annexes, and the documents we refer to or incorporate by reference herein. We encourage you to read each of these documents, in particular the merger agreement.

Except as otherwise specifically noted in this proxy statement, “merger” refers to the merger contemplated by the merger agreement, and “transactions” refers to the transactions contemplated by the merger agreement.

The Merger (page 18)

The merger agreement provides that Merger Sub will merge with and into SGX, with SGX continuing after the merger as the surviving corporation. As a result of the merger, we will become a wholly-owned subsidiary of Lilly, shares of our common stock will no longer be listed on any stock exchange or quotation system and each outstanding share of our common stock will be converted into the right to receive $3.00 in cash, without interest, less any applicable withholding taxes.

Information About the Parties to the Transaction (page 18)

SGX Pharmaceuticals, Inc.  We are a biotechnology company focused on the discovery, development and commercialization of novel, targeted therapeutics directed at addressing unmet medical needs in oncology. Our principal executive offices are located at 10505 Roselle Street, San Diego, California 92121, and our telephone number is 858-558-4850.

Eli Lilly and Company.  Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Lilly manufactures and distributes its products through owned or leased facilities in the United States, Puerto Rico, and 25 other countries. Lilly products are sold in approximately 135 countries. Lilly’s principal executive offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285, and its telephone number is 317-276-2000.

REM Merger Sub, Inc.  REM Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Lilly, was organized solely for the purpose of entering into the merger agreement with us and completing the merger. Merger Sub was incorporated on July 3, 2008 and has not conducted any business operations. Merger Sub’s principal executive offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285, and its telephone number is 317-276-2000.

The Special Meeting (page 16)

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors, or our “board”, for use at the special meeting.

Date, Time and Place.  The special meeting will be held at 9:00 a.m., California time, on August 20, 2008, at our corporate headquarters located at 10505 Roselle Street, San Diego, California 92121.

Purpose.  You will be asked to consider and vote upon a proposal to adopt the merger agreement. You may also be asked to transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance thereof.

Record Date; Stockholders Entitled to Vote.  Our board has fixed July 16, 2008, as the record date, and only those of our stockholders who are shown by our records to have owned shares of our common stock as of the close of business on the record date will be entitled to receive notice of, and to vote at, the special meeting. The only outstanding class of our stock is our common stock, par value $0.001 per share. As of the close of business on the record date, 20,667,204 shares of our common stock were outstanding. Each holder of record of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

Voting and Proxies.  You should complete, sign and date the accompanying proxy and promptly return it in the enclosed postage-paid return envelope. Brokers or banks holding shares in “street name” may vote your shares on the adoption of the merger agreement only if you provide instructions on how to vote. Brokers or banks will provide you with directions on how to instruct the broker or bank to vote your shares. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the merger agreement and in the discretion of the proxy holder(s) on any other matter that may properly be brought before the special meeting.

Revocability of Proxy.  You may revoke your proxy prior to its exercise. You may do this by (i) delivering to our Corporate Secretary at 10505 Roselle Street, San Diego, California 92121, prior to the special meeting, an instrument of revocation or another proxy bearing a date or time later than the date or time of the proxy being revoked or (ii) voting in person at the special meeting. Mere attendance at the special meeting will not serve to revoke your proxy.

Quorum.  A quorum must be present to transact business at the special meeting. A quorum will be present at the special meeting if a majority of all of our shares of common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required.  Adoption of the merger agreement requires the affirmative vote of holders of a majority of our shares of common stock outstanding and entitled to vote at the special meeting. Any proposal to adjourn or postpone the special meeting or on any other matter to be voted upon at the special meeting requires the affirmative vote of a majority of the shares represented in person or by proxy entitled to vote on the matter and actually voted on the matter for approval. In connection with the merger agreement, certain SGX stockholders, including certain executive officers, who beneficially owned, in the aggregate, approximately 26% of the outstanding shares of our common stock as of the record date, entered into a voting agreement with Lilly. Pursuant to the voting agreement, each stockholder party to such agreement has agreed, subject to limited exceptions, to vote all shares of our common stock that he, she or it owns as of the record date, in favor of adoption of the merger agreement. For a description of the voting agreement, see “The Voting Agreement” below.

Effect of Abstentions and Broker Non-Votes.  Both abstentions and “broker non-votes” will be counted in determining whether a quorum is present at the special meeting. Abstentions, “broker non-votes” and shares not in attendance and not voted at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions and broker non-votes will have no effect on the outcome of any vote to adjourn or postpone the special meeting or any other matter properly brought before the special meeting. It is very important that as many stockholders as possible vote their shares, so please promptly complete, sign, date and return the enclosed proxy card.

Solicitation of Proxies and Expenses.  The solicitation of proxies is being made initially by mail. Directors, officers and other employees of the Company may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. We will reimburse brokers, banks and other persons for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial stockholders. We have hired Georgeson Inc., a solicitation firm, to help facilitate the solicitation process. We will bear the total cost of our and Georgeson’s solicitation of proxies. Lilly may participate in the solicitation of proxies and will bear the entire cost of its solicitations. For a description of the costs and expenses of soliciting proxies, see “The Special Meeting — Solicitation Costs” below.

Stockholders Should Not Send In Their Stock Certificates with Their Proxies.  A transmittal form with instructions for the surrender of certificates representing shares of our common stock will be mailed to you if the merger is completed.

Board Recommendation (page 16)

After careful consideration, our board unanimously approved the merger agreement and determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, SGX and our stockholders, and unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. Therefore, our board recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment, postponement or continuation of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Opinion of Lazard Frères & Co. LLC (page 25)

In connection with the merger, on July 8, 2008, our financial advisor, Lazard Frères & Co. LLC, which we refer to as “Lazard”, rendered its oral opinion to our board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the per share merger consideration to be paid to holders of our common stock (other than shares of our common stock held by holders who are entitled to and properly demand an appraisal of their shares of our common stock and shares of our common stock held in our treasury or owned by Merger Sub, Lilly or any wholly-owned subsidiary of us or of Lilly), in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated July 8, 2008, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. We encourage you to read Lazard’s opinion, and the section entitled “The Merger — Opinion of Lazard Frères & Co. LLC” beginning on page 25, carefully and in their entirety. Lazard’s opinion was directed to our board for the information and assistance of our board in connection with its evaluation of the consideration to be paid to the holders of our common stock in the merger. Lazard’s opinion did not address any other aspect of the merger and was not intended to and does not constitute a recommendation to any holder of our common stock as to how such holder should vote or act with respect to the merger or any matter relating thereto.

Reasons for the Merger (page 23)

In making its recommendation that you vote “FOR” the proposal to adopt the merger agreement, our board considered a number of factors, including the following:

•	our business, competitive position and prospects in the industry in which we compete;

•	our financing prospects and partnering opportunities and the prospects for generating adequate cash flow from those activities;

•	the stage of our drug discovery and development programs and the failure and discontinuation earlier this year of our Phase I studies in our MET program;

•	the premium to the current and historical closing trading prices of shares of our common stock and to our current historical enterprise value represented by the $3.00 per share in cash to be received by our stockholders in the merger;

•	the fact that Lilly’s offer will be paid in cash, providing certainty, immediate value and liquidity for our stockholders;

•	the financial analyses and written opinion of Lazard, the financial advisor to our board;

•	our board’s assessment of a number of strategic, financial and operational considerations, including the alternatives (including the possibility of continuing to operate as an independent entity) to the proposed merger and the risks and uncertainties associated with the alternatives;

•	the terms of the merger agreement, including our ability to furnish information to, and conduct negotiations with, a third party should we receive a superior proposal and terminate the merger agreement in the exercise of fiduciary duties in connection with the receipt of a superior proposal, upon payment of a termination fee; and

•	the interest that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of SGX generally.

In the course of deliberations, our board also considered a variety of risks and potentially negative factors, including:

•	the fact that we will no longer exist as an independent company and our stockholders will forego any increase in our value that might result from our possible growth and potential future advancement of our drug discovery and development programs;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay Lilly a termination fee of $2.0 million, plus an additional amount not to exceed $250,000 for the expenses of Lilly, if the merger agreement is terminated under certain circumstances;

•	the fact that receipt of the merger consideration generally will be taxable to our stockholders; and

•	various affirmative and negative covenants that are applicable to us under the merger agreement until the earlier of the consummation of the merger and termination of the merger agreement.

The Merger Agreement (page 38)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement.

Structure of the Merger.  Upon the terms and conditions of the merger agreement, Merger Sub will merge with and into SGX, with SGX continuing after the merger as the surviving corporation. SGX will become a wholly-owned subsidiary of Lilly. You will have no equity interest in SGX or Lilly after the merger.

SGX Common Stock.  At the effective time of the merger, each share of our common stock will be converted into the right to receive $3.00 in cash, without interest and less any applicable withholding taxes.

SGX Stock Options.  In connection with the merger: (i) each option to purchase our common stock granted under our 2005 Equity Incentive Plan, or “2005 Plan”, that is outstanding immediately prior to the effective time of the merger, will be canceled and terminated and converted into the right to receive, as of the effective time of the merger, an amount in cash equal to the product of (A) the number of shares underlying the option multiplied by (B) the excess, if any, of (1) $3.00 per share over (2) the exercise price per share of such option, subject to applicable tax withholding; and (ii) each option to purchase our common stock granted under our 2000 Equity Incentive Plan, or “2000 Plan”, or our 2005 Non-Employee Directors’ Stock Option Plan, or “NEDSOP”, to the extent not vested, will be accelerated in full to a date prior to the effective time of the merger (as determined by our board) and such options will terminate at the effective time of the merger if not exercised prior to the effective time; provided, that, each such option with an exercise price per share less than $3.00 that remains outstanding and unexercised immediately prior to the effective time of the merger, shall be canceled and terminated and converted into the right to receive, as of the effective time of the merger, an amount in cash equal to the product of (A) the number of shares underlying the option multiplied by (B) the excess, if any, of (1) $3.00 per share over (2) the exercise price per share of such option, subject to applicable tax withholding.

No payment will be made with respect to stock options that have per share exercise prices above $3.00 and such options will be canceled and terminated in accordance with their terms.

SGX Restricted Stock and Restricted Stock Units.  In connection with the merger, each share of restricted stock and each restricted stock unit outstanding immediately prior to the effective time of the merger will be treated as the corresponding number of shares of common stock as of the effective time of the merger in the same manner as other outstanding shares of common stock issued and outstanding as of immediately prior to the effective time of the merger.

SGX Warrants.  In connection with the merger, each warrant to purchase our common stock outstanding immediately prior to the effective time of the merger will cease to represent a right to acquire shares of our common stock and will be converted into the right to receive (upon surrender of the warrant) an amount in cash, without interest, equal to the product of the number of shares of our common stock subject to such warrant multiplied by the excess, if any, of (i) $3.00 per share over (ii) the exercise price per share of such warrant, subject to applicable tax withholding.

No payment will be made with respect to warrants that have per share exercise prices above $3.00.

SGX ESPP.  Immediately before the effective time of the merger, our 2005 Employee Stock Purchase Plan, or “ESPP”, will terminate. At such time, each right to purchase shares of our common stock under our ESPP will be automatically exercised by applying the payroll deductions of each participant in the ESPP for the applicable Purchase Period (as defined in the ESPP) to the purchase of a number of whole shares of our common stock at an exercise price per share of our common stock equal to 85% of the merger consideration, which shares will then be canceled, immediately prior to the effective time of the merger, and converted into the right to receive the merger consideration. Excess payroll deductions not used as a result of ESPP share limitations or fractional shares will be distributed to the ESPP participants without interest.

Dissenters’ Shares.  Shares of our common stock that are outstanding immediately prior to the merger and held by any dissenting stockholder who properly perfects his, her or its dissenters’ rights will not be converted into the right to receive the merger consideration. Instead, the dissenting stockholder will be entitled to an appraisal and payment for his, her or its dissenting shares in accordance with and subject to Section 262 of the Delaware General Corporation Law, or the “DGCL”. For more information regarding dissenters’ rights, see “Dissenters’ Rights” on page 55 of this proxy statement. In addition, a copy of Section 262 of the DGCL, is attached as Annex D to this proxy statement.

Directors and Officers of SGX Following the Merger.  Following the merger, none of our directors will serve as directors of the surviving corporation, and the directors and officers of Merger Sub will be the initial directors and officers of the surviving corporation.

Employee Matters.  For a period of one year following the effective time of the merger, Lilly has agreed to provide our employees who are located in the United States and retained by Lilly with employee benefits that are substantially comparable in the aggregate to those benefits provided to such employees immediately prior to the merger. However, Lilly will be under no obligation to retain any of our employees other than as required by applicable law or an employment agreement.

Our Conduct Prior to the Merger.  The merger agreement subjects us to various affirmative and negative covenants until the earlier of the consummation of the merger and termination of the merger agreement. See “The Merger Agreement — Conduct of Our Business Prior to the Merger”.

Conditions of the Merger.  A number of conditions must be satisfied or waived before the merger can be completed. The most important of these include:

•	adoption of the merger by holders of a majority of the outstanding shares of our common stock;

•	termination or expiration of the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act”;

•	subject to certain conditions and limitations set forth in the merger agreement, absence of any legal prohibitions or restraints against the merger or certain proceedings instituted by a governmental authority relating to the merger;

•	subject to certain conditions and limitations set forth in the merger agreement, our representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and on the closing date; and

•	the absence of any event or events since the date of the merger agreement that has had or would reasonably be expected to have a Company Material Adverse Effect (See “The Merger Agreement — Representations and Warranties” for what constitutes a Company Material Adverse Effect).

We cannot offer any assurance that all of the conditions will be satisfied or waived or that the merger will occur.

Termination of the Merger Agreement and Termination Fee.  The merger agreement contains provisions addressing the circumstances under which we or Lilly may terminate the merger agreement. See “The Merger Agreement — Termination”. Upon termination of the merger agreement under specified circumstances, we may be required to pay Lilly a $2.0 million termination fee, plus an additional amount not to exceed $250,000 for expenses of Lilly. See “The Merger Agreement — Termination Fee”.

The Voting Agreement (page 53)

As a condition of, and an inducement to, Lilly entering into the merger agreement, on the date the merger agreement was executed, each of Michael Grey, Stephen K. Burley, W. Todd Myers, Siegfried Reich, Karin Eastham, Christopher S. Henney, Atlas Venture Fund IV, L.P., and its affiliated entities that hold shares of our common stock, and BAVP, L.P. (which is an affiliate of Louis Bock, a member of our board), who collectively beneficially owned approximately 26% of the outstanding shares of our common stock as of the record date, entered into a voting agreement with Lilly to vote his, her or its shares of our common stock in favor of the adoption of the merger agreement and against any inconsistent proposals or transactions.

Pursuant to the voting agreement, each of these stockholders granted an irrevocable proxy to Lilly and irrevocably appointed Lilly as his, her or its proxy to vote his, her or its shares of our common stock in favor of the adoption of the merger agreement and against any inconsistent proposals or transactions.

The voting agreement, and the stockholders’ obligations thereunder, will terminate upon the earlier to occur of the consummation of the merger, the termination of the merger agreement, the amendment of the merger agreement in a way that adversely affects such stockholder without such stockholder’s consent or, with respect to any stockholder party to the voting agreement, the written agreement of such stockholder and Lilly.

The voting agreement is attached as Annex B to this proxy statement. For a more complete description of the voting agreement, see “The Voting Agreement” beginning on page 53.

Material United States Federal Income Tax Consequences (page 35)

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares.

You should read “The Merger — Material United States Federal Income Tax Consequences” below for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. We urge you to consult your own tax advisor to understand fully the tax consequences of the merger to you (including the application and effect of any state, local, or foreign income and other tax laws).

Interests of Our Directors and Executive Officers in the Merger (page 31)

When considering the recommendation of our board with respect to the adoption of the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, and in addition to, their interests as stockholders and the interests of our stockholders generally. Our board was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that you vote for the adoption of the merger agreement at the special meeting. For a more detailed discussion of these interests, see “The Merger — Interests of Our Directors and Executive Officers in the Merger” below.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “The Special Meeting,” “The Merger,” “Opinion of Lazard Frères & Co. LLC” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the payment of any termination fee;

•	the outcome of any legal proceedings that may be instituted against us, Lilly or others related to the merger agreement;

•	failure to obtain the required stockholder approval, to satisfy other conditions to the completion of the merger, or to obtain the regulatory approvals required for the merger on the terms expected or on the anticipated schedule;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	our and Lilly’s ability to meet expectations regarding the timing and completion of the merger.

We discuss some of the above risks in greater detail under the heading to this proxy statement titled “Risk Factors”. In addition, we are subject to risks and uncertainties and other factors detailed in our filings with the Securities and Exchange Commission, or “SEC”, including our annual report on Form 10-K for the fiscal year ended December 31, 2007 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008 and in subsequent filings with the SEC, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 65. Many of the factors that will impact the completion of the proposed merger are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a SGX stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

Q:	Why am I receiving this proxy statement?

A:	We entered into a merger agreement dated July 8, 2008, with Lilly and Merger Sub. Upon completion of the merger contemplated by the merger agreement, we will become a wholly-owned subsidiary of Lilly and each share of our common stock will be converted into the right to receive $3.00 in cash, without interest and less any applicable withholding taxes. A copy of the merger agreement is attached to this proxy statement as Annex A.

To consummate the merger, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. Our board is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting. You should carefully read this proxy statement, the attached annexes and the documents referred to in, or incorporated by reference into, this proxy statement. The enclosed proxy card and voting instructions allow you, as a stockholder, to vote your shares without attending the special meeting in person.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of stockholders of SGX will be held at 9:00 a.m., California time, on August 20, 2008, at the Company’s corporate headquarters located at 10505 Roselle Street, San Diego, California 92121.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following proposals:

•	Adoption of the merger agreement;

•	Approval of any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

•	Consideration and action upon any other business that may properly come before the special meeting or any adjournment, postponement or continuance thereof; we do not currently expect any other business to come before the meeting.

Q:	What will I receive if the merger is completed?

A:	If the proposed merger is completed, at the effective time of the merger, each outstanding share of our common stock will automatically be cancelled and will be converted into the right to receive $3.00 per share in cash, without interest and less any applicable withholding taxes. We refer to the amount of consideration to be received by the stockholders in the merger as the “merger consideration.”

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	A quorum of stockholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the shares of our common stock entitled to vote on the record date are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on July 16, 2008 are entitled to receive notice of the special meeting and to vote their shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 20,667,204 shares of our common stock entitled to be voted at the special meeting.

Q:	What vote of our stockholders is required to approve the proposals?

A:	The voting requirements to approve the proposals are as follows:

•	Adoption of the merger agreement requires the affirmative vote of holders of the majority of our shares of common stock outstanding and entitled to vote at the special meeting; and

•	Any proposal to adjourn or postpone the special meeting requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote, excluding abstentions.

In connection with the merger agreement, certain SGX stockholders, including certain executive officers and directors, who beneficially owned, in the aggregate, approximately 26% of the outstanding shares of our common stock as of the record date, entered into a voting agreement with Lilly. Pursuant to the voting agreement, each stockholder party to such agreement has agreed, subject to limited exceptions, to vote all shares of SGX common stock that he, she or it owns as of the record date, in favor of adoption of the merger agreement.

Q:	How does our board recommend I vote?

A:	Our board unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment, postponement or continuation of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement. You should read “The Merger — Reasons for the Merger,” beginning on page 23, for a discussion of the factors that our board considered in deciding to recommend the approval and adoption of the merger agreement.

Q: What is the opinion of the Company’s financial advisor?

A:	Our board received an opinion from its financial advisor, Lazard Frères & Co. LLC, that, as of July 8, 2008, the merger consideration is fair to our stockholders from a financial point of view. Please read “The Merger — Opinion of Lazard Frères & Co. LLC” for information about the opinion of Lazard and Annex C for the complete opinion.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN,” it has the same effect as if you vote “AGAINST” the adoption of the merger agreement with respect to the majority of outstanding shares voting requirement. If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement. If you hold your shares in “street name,” follow the instructions from your broker on how to vote your shares.

Q:	What do I need to do now? How do I vote?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then return your completed, signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares can be voted at the special meeting. Please do NOT send in your stock certificates at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger proposal without instructions from you. See the question below “If my broker holds my shares in ‘street name,’ will my broker vote my shares for me?”

Q:	Why is it important for me to vote?

A:	Your vote is important. The failure to return your proxy card or vote in person at the special meeting will mean that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

Q:	If my broker holds my shares in ‘‘street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares with regard to the adoption of the merger agreement without instructions from you but may be able to vote with respect to any other proposals that may properly come before the special meeting. You should instruct your broker to vote your shares following the procedures provided by your broker. Without instructions, your shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as being voted “AGAINST” the adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. If your shares are held directly in your name and not in “street name” through a broker or bank, you may attend the special meeting and vote your shares in person. If your shares are held in “street name,” you must get a proxy card from your broker or bank in order to attend the special meeting and vote in person.

We urge you to complete, sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the special meeting, as it is important that your shares be represented and voted at the special meeting. If you attend the special meeting in person, you may vote by written ballot as you wish, even though you have previously returned your proxy card. See the question below “May I change my vote after I have mailed my signed proxy card?”

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

•	you can deliver to our Corporate Secretary a written notice stating that you would like to revoke your proxy (the written notice must bear a date later than the proxy card and be received before the taking of the vote at the special meeting);

•	you can complete, execute and deliver to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

•	you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a proxy card from your bank or broker.

Q:	Who will bear the cost of this solicitation?

A:	We have retained Georgeson Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $15,000 plus expenses. We will bear the expense of our and Georgeson’s solicitation of proxies for the special meeting. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services. Lilly may participate in the solicitation of proxies and will bear the entire cost of its solicitations. For a description of the costs and expenses of soliciting proxies, see “The Special Meeting — Solicitation Costs” below.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of SGX common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the close of business on the record date but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to receive the merger consideration.

Q:	How will Lilly finance the merger?

A:	Lilly has represented to us, in the merger agreement, that it will have sufficient funds available to complete the transactions contemplated by the merger agreement. The merger is not conditioned upon Lilly obtaining financing from any outside sources.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger in the second half of 2008. In addition to obtaining stockholder approval, we must satisfy all other closing conditions set forth in the merger agreement, including the expiration or termination of the waiting period under the HSR Act.

Q:	What will happen to my outstanding stock options if the merger is completed?

A:	If the merger is completed, each option to purchase our common stock granted under our 2005 Plan that is outstanding immediately prior to the effective time of the merger will be canceled and terminated and converted into the right to receive, as of the effective time of the merger, an amount in cash equal to the product of (i) the number of shares underlying the option multiplied by (ii) the excess, if any, of (1) $3.00 per share over (2) the exercise price per share of such option, subject to applicable tax withholding. In addition, each option to purchase our common stock granted under our 2000 Plan or our NEDSOP, to the extent not vested, will be accelerated in full to a date prior to the effective time of the merger (as determined by our board) and such options will terminate at the effective time of the merger if not exercised prior to the effective time; provided, that, each such option with an exercise price per share less than $3.00 that is outstanding immediately prior to the effective time of the merger but that would otherwise be outstanding and unexercised immediately prior to the effective time of the merger, shall be canceled and terminated and converted into the right to receive, as of the effective time of the merger, an amount in cash equal to the product of (i) the number of shares underlying the option multiplied by (ii) the excess, if any, of (1) $3.00 per share over (2) the exercise price per share of such option, subject to applicable tax withholding. Accordingly, no payment will be made with respect to stock options that have per share exercise prices above $3.00 and such options will be canceled and terminated in accordance with their terms.

Q:	What will happen to my outstanding restricted stock and restricted stock units if the merger is completed?

A:	If the merger is completed, each share of restricted stock and each restricted stock unit outstanding immediately prior to the effective time of the merger will be treated as the corresponding number of shares of common stock as of the effective time of the merger in the same manner as other outstanding shares of common stock issued and outstanding as of immediately prior to the effective time of the merger.

Q:	What will happen to my outstanding warrants if the merger is completed?

A:	If the merger is completed, each warrant to purchase our common stock outstanding immediately prior to the effective time of the merger will cease to represent a right to acquire shares of our common stock and will be converted into the right to receive (upon surrender of the warrant) an amount in cash, without interest, equal to the product of the number of shares of our common stock subject to such warrant multiplied by the excess, if any, of (i) $3.00 per share over (ii) the exercise price per share of such warrant, subject to applicable tax withholding. Accordingly, no payment will be made with respect to warrants that have per share exercise prices above $3.00.

Q:	How will I know if the merger has occurred?

A:	We will issue a press release regarding the outcome of the stockholder vote at the special meeting. We will also file a Current Report on Form 8-K with the SEC disclosing the results of the vote. If you continue to hold shares of our common stock when the merger is completed, you will be notified by mail that the merger was completed and instructed as to how to receive your merger consideration

Q:	What plans does the Company have if the merger agreement is not approved?

A:	If the merger agreement is not approved, we will remain an independent public company. We expect that our board will evaluate and review our business operations, financial condition, research and development programs, and partnering and financing opportunities, among other things, and make such changes as are deemed appropriate, and continue to identify strategic alternatives to maximize stockholder value.

Q:	Should I send in my SGX stock certificates now?

A:	No. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration.

Q:	When will I receive the cash consideration for my shares of SGX common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the cash consideration for your shares.

Q:	Will the merger be taxable to me?

A:	Generally, yes. The receipt of cash for shares of our common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes and possibly for state, local, or foreign income tax purposes as if you sold your shares to Lilly for cash. In general, if you receive cash in exchange for shares of our common stock pursuant to the merger you will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. If shares of our common stock constitute capital assets in your hands, such gain or loss will be capital gain or loss. In general, capital gain recognized by an individual will be subject to a maximum U.S. federal income tax rate of 15% if the shares of our common stock were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income rates. Because individual circumstances may differ, you should consult with your tax advisor to determine the particular tax effects to you. See “The Merger — Material United States Federal Income Tax Consequences” beginning on page 35 of this proxy statement.

Q:	Am I entitled to dissenters’ rights in connection with the merger?

A:	Stockholders are entitled to dissenters’ rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. For more information regarding dissenters’ rights, see “Dissenters’ Rights” on page 55 of this proxy statement. In addition, a copy of Section 262 of the DGCL is attached as Annex D to this proxy statement.

Q:	Where can I learn more about Lilly?

A:	Information about Lilly is available for free from its website at www.lilly.com or from its public filings with the SEC at www.sec.gov.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, including the procedures for voting your shares, or if you need additional copies of this proxy statement or the enclosed proxy (which will be provided without charge) you should contact Georgeson Inc., as follows:

Georgeson Inc.
199 Water Street
New York, NY 10038

Banks and Brokers Call: 212-440-9800
All Others Call Toll Free: 877-278-6774

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of the enclosed proxy card by our board for use at the special meeting in connection with the proposed merger and any other items to be voted on at the special meeting. This proxy statement and the other documents attached to or incorporated by reference in this proxy statement provides our stockholders with information regarding the matters to be voted on at the special meeting.

Date, Time and Place

We will hold the special meeting on August 20, 2008, at 9:00 a.m., California time at the Company’s corporate headquarters located at 10505 Roselle Street, San Diego, California 92121.

Purpose of the Special Meeting

At the special meeting, we will ask holders of our common stock to (i) approve and adopt the merger agreement pursuant to which Merger Sub will merge with and into SGX and each share of our common stock you own at the effective time of the merger will be converted into the right to receive $3.00 in cash, without interest and less any applicable withholding taxes, (ii) vote on any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement and (iii) consider and act upon any other business that may properly come before the special meeting or any adjournments, postponements or continuations thereof.

Recommendation of Our Board of Directors

After careful consideration, our board unanimously approved the merger agreement and determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, SGX and our stockholders, and unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. Therefore, our board recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment, postponement or continuation of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Record Date and Quorum

Our board has fixed July 16, 2008 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting. The only outstanding class of our stock is our common stock, par value $0.001 per share. As of the close of business on the record date, 20,667,204 shares of our common stock were outstanding and entitled to vote.

A quorum must be present to transact business at the special meeting. A quorum will be present at the special meeting if a majority of all shares of our common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy. If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the merger agreement, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting.

If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. If a new record date is set for the adjourned meeting, however, then a new quorum would have to be established at the adjourned meeting.

Stockholder Vote Required to Adopt the Proposals at the Special Meeting

Adoption of the merger agreement requires the affirmative vote of holders of the majority of shares of our common stock outstanding and entitled to vote at the special meeting. If a stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If a broker holds a stockholder’s shares of our common stock in its name and the stockholder does not give the broker voting instructions, the broker may not vote the shares on the proposal to adopt the merger agreement. If a stockholder does not give a broker voting instructions and the broker does not vote the shares, this is referred to as a “broker non-vote.” An abstention occurs when a stockholder attends the special meeting, either in person or by proxy, but abstains from voting or does not vote. Abstentions, broker non-votes and shares not present and not voted at the special meeting have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

Any proposal to adjourn or postpone the special meeting to permit further solicitation of proxies requires the affirmative vote of a majority of the shares represented in person or by proxy, entitled to vote on the matter and actually voted on the matter for approval. Abstentions, broker non-votes and shares not voted will have no effect on the outcome of any proposal to adjourn or postpone the special meeting.

Voting Procedure

You are requested to complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage-paid return envelope. There are two ways to vote our common stock at the special meeting:

•	You can vote by completing, signing, dating and returning the enclosed proxy card. If a holder submits a proxy card, the “proxy” (one of the individuals named on the proxy card) will vote the holder’s shares as the holder instructs on the proxy card. If a holder signs and returns the proxy card but does not give instructions on how to vote the shares, the shares will be voted as recommended by our board, “FOR” the adoption of the merger agreement and “FOR” the adjournment, postponement or continuation of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement; or

•	You can attend the special meeting and vote in person. We will give each stockholder a ballot when he or she arrives at the special meeting. Stockholders who are beneficial owners of shares held in “street name” by a broker, trustee or bank or other nominee holder on behalf of such stockholder may vote in person at the meeting by obtaining a proxy from the nominee holding the shares.

Revocation of Proxy

You may revoke your proxy prior to its exercise. You may do this by (i) delivering to our Corporate Secretary a written notice stating that you would like to revoke your proxy (the written notice must bear a date later than the proxy card and be received before the taking of the vote at the special meeting); (ii) completing, executing and delivering to our Corporate Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the taking of the vote at the special meeting; or (iii) attending the special meeting and voting in person. Your attendance alone at the special meeting will not revoke your proxy.

Solicitation Costs

We and our proxy solicitation firm, Georgeson Inc., are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of our and Georgeson’s solicitations, including the payment of fees of $15,000, plus expenses, to Georgeson for their services. Lilly may participate in soliciting proxies for the special meeting from our stockholders and will bear the entire cost of its solicitations. Solicitation of proxies may be made by means of personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives by our and Lilly’s directors, officers and employees who will not be specially compensated for such services. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to stockholders whose common stock is held of record by such entities.

Exchange of Stock Certificates

Holders of our common stock should not send stock certificates with their proxies. Separate transmittal documents for the surrender of our common stock certificates in exchange for the merger consideration will be mailed to holders of our common stock if and when the merger is completed.

THE PARTIES TO THE MERGER AGREEMENT

SGX Pharmaceuticals, Inc.  We are a biotechnology company focused on the discovery, development and commercialization of novel, targeted therapeutics directed at addressing unmet medical needs in oncology. Our most advanced drug development programs target the c-MET receptor tyrosine kinase, or “MET”, an enzyme implicated in a broad array of cancers, and the BCR-ABL tyrosine kinase enzyme, for treatment of Chronic Myelogenous Leukemia, a cancer of the bone marrow. Our earlier stage drug discovery activities are focused on a portfolio of other protein and enzyme targets that have been implicated in human cancers. Our principal executive offices are located at 10505 Roselle Street, San Diego, California 92121, and our telephone number is 858-558-4850.

Eli Lilly and Company.  Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Lilly manufactures and distributes its products through owned or leased facilities in the United States, Puerto Rico, and 25 other countries. Lilly products are sold in approximately 135 countries. Lilly’s principal executive offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285, and its telephone number is 317-276-2000.

REM Merger Sub, Inc.  REM Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Lilly, or “Merger Sub”, was organized solely for the purpose of entering into the merger agreement with us and completing the merger. Merger Sub was incorporated on July 3, 2008 and has not conducted any business operations. Merger Sub’s principal executive offices are located at Lilly Corporate Center, Indianapolis, Indiana 46285, and its telephone number is 317-276-2000.

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

Background of the Merger

As a part of the ongoing evaluation of our business, our board and members of our senior management regularly review and assess opportunities to achieve long-term strategic goals. During this ongoing review process, members of our senior management, in conjunction with our board, have considered potential opportunities for business combinations, acquisitions, dispositions, internal restructurings and other strategic alternatives.

Following the announcement in August 2006 of the termination of our Phase II/III clinical trial for Troxatyl, our board explored a number of strategic alternatives. At a regularly scheduled board meeting on September 28, 2006, our board agreed to retain Canadian Imperial Bank of Commerce, or CIBC, to provide financial advisory services in connection with our board’s review of a range of strategic and financial alternatives, including to help us identify potential merger and acquisition opportunities.

Between the third quarter of 2006 and May 2007, CIBC and our board considered more than 60 potential merger and acquisition candidates, and ultimately focused on approximately 30 companies, including Lilly. Most of the companies considered were merger of equals candidates. Included in these 30 companies were seven larger companies which, in varying degrees of detail, evaluated the possibility of acquiring SGX. Members of our management team and CIBC engaged in preliminary exploratory discussions with several of these larger companies as well as other parties. During this period, our board’s most extensive discussions were with a large biotechnology company in the first quarter of 2007. Ultimately, however, this party decided not to move forward with an acquisition of SGX for its own strategic reasons.

Aside from the more extensive discussions with the large biotechnology company described above, none of the merger opportunities that our board considered through May 2007 were pursued due to inadequate valuation and/or product opportunities and none of the discussions led to an acquisition or merger proposal. Some of the larger companies we had discussions with expressed interest in exploring potential partnering opportunities with respect to one of our most advanced drug development programs targeting the MET receptor tyrosine kinase, an enzyme implicated in a broad array of solid and blood tumors, rather than acquiring SGX. At its meeting on May 17, 2007, our board resolved to discontinue proactively seeking merger and acquisition opportunities and to focus on MET program partnering opportunities. Our engagement with CIBC was terminated on May 18, 2007.

From mid-May to October 2007, our board focused on partnering opportunities for our MET program. Our board retained Lazard on July 16, 2007 to provide further assistance in connection with exploring such opportunities. During this period, we received multiple term sheets with respect to partnering our MET program, including from Lilly, and ultimately entered into separate contract discussions with two companies as potential partners for our MET program. While our separate discussions with each of these companies progressed to near final agreement, in September and October 2007, respectively, both potential partners decided not to move forward on the terms that were being negotiated at that time. During a telephonic meeting on October 31, 2007, our board decided to delay the further exploration of partnering opportunities for our MET program until Phase I clinical data was available. In addition, our board decided to evaluate the possibility of raising capital through a private investment in public equity, or “PIPE,” transaction.

In November 2007, we completed a PIPE transaction pursuant to which we raised approximately $25.0 million in gross proceeds. In connection with the PIPE transaction, Lazard served as our exclusive placement agent and received a fee of approximately $1.6 million, commensurate with amounts typically paid to placement agents in PIPE transactions.

On December 3, 2007, we announced that we had submitted an investigational new drug, or “IND,” application to the U.S. Food and Drug Administration for SGX523, our lead MET product candidate at that time.

On January 16, 2008, we announced that we had opened enrollment in two Phase I studies designed to evaluate the safety, tolerability and pharmacokinetic profile of our lead MET product candidate, and treated the first patient.

On March 27, 2008, we announced that we had observed dose limiting toxicity earlier than anticipated in the Phase I studies of our lead MET product candidate and that its future development path was uncertain. Following this announcement, we and our board evaluated a number of potential strategic alternatives, including renewed focus on partnering activities, evaluating standalone financing opportunities and an exploration of potential merger and acquisition opportunities.

On April 8, 2008, our Chief Executive Officer, Mike Grey, received a call from representatives of Lilly, during which the representatives of Lilly indicated interest in strategic discussions between SGX and Lilly, including discussions with respect to a potential acquisition of SGX.

Our board held a conference call on April 11, 2008 to review our strategic alternatives. Our board, taking into consideration the financing environment, general market conditions, our cash position and projected cash requirements, the status of partnering discussions and revenue expectations, the stage of our discovery and development programs and the prospects for financing our continuing discovery and product development activities through partnering or financing alternatives, determined that a merger or acquisition transaction should be explored. In light of the prior strategic discussions during late 2006 and 2007, our board directed our management and Lazard to conduct a focused process to identify potential merger or acquisition candidates. Following this authorization, we began working with Lazard to compile an initial list of potential merger and acquisition candidates and to contact the companies that we believed might have an interest in pursuing a potential transaction based on our prior discussions during late 2006 and 2007. This list included, among other companies, Lilly, Company A, a mid-cap publicly-traded biotechnology company, Company B, another mid-cap publicly-traded biotechnology company, and Company C, a large publicly-traded biotechnology company. All of the companies on the list, except one, had previously been contacted in connection with the strategic process conducted by CIBC during the third quarter of 2006 and through May 2007 and/or by Lazard during the MET partnering discussions during the latter half of 2007.

On April 11, 2008, following the meeting of our board, Mr. Grey called a representative of Lilly to discuss a potential merger or acquisition. During the call, we agreed to proceed with exploratory meetings with Lilly regarding a merger or acquisition.

On April 14, 2008, the first scientific meeting between members of our management team and Lilly took place in San Diego. Lilly attendees included representatives from various disciplines and organizations within Lilly.

On April 15, 2008, Mr. Grey called a representative of Company A to explore interest in a merger or acquisition transaction between SGX and Company A. Company A had previously conducted extensive due diligence on our drug discovery and development programs in connection with partnering discussions and expressed potential interest in exploring a broader strategic relationship.

During the week of April 14, 2008, representatives of Lazard called representatives of Company B to explore interest in a possible merger or acquisition transaction between SGX and Company B. Mr. Grey followed up with a call during the same week to a representative of Company B to express interest in a strategic transaction and to arrange a meeting with members of our management team to review our programs.

In mid April 2008, Mr. Grey and representatives of Lazard had initial discussions with Company A to further explore potential synergies between the companies. Representatives of Company A ultimately contacted representatives of Lazard and, in late May 2008, Company A declined to pursue strategic discussions. No particular reason for the decline was provided by Company A.

During the week of April 14, 2008, representatives of Lazard approached representatives of Company C and expressed interest in exploring a merger or acquisition transaction between Company C and SGX.

On April 17, 2008, Mr. Grey received a call from a representative of Company D, a small cap biotechnology company, expressing interest in exploring a transaction between SGX and Company D. Mr. Grey held a follow up call on April 18, 2008 with representatives of Company D, and agreed to a scientific meeting between the companies to review our programs.

On April 23, 2008, members of our management team met with representatives of Lilly and on April 24, 2008, members of our management team gave a presentation reviewing our programs to Lilly Research Laboratories executives.

On April 29, 2008, Mr. Grey held discussions regarding a potential transaction with representatives of Company C. Representatives of Company C informed Mr. Grey that Company C was not interested in pursuing discussions with respect to a potential transaction with SGX at that time because of the preclinical stage of our drug development programs.

On May 1, 2008, members of our management team and Lazard held a meeting with representatives of Company D to review our programs in connection with a potential merger or acquisition transaction between Company D and SGX. From approximately May 1 through May 10, 2008, members of our management team and representatives of Lazard engaged in numerous follow up discussions with representatives of Company D relating to diligence questions from Company D.

On May 2, 2008, members of our management team and representatives of Lazard held a meeting with Company B’s scientific team to present our drug discovery and development programs in connection with discussions regarding a potential merger or acquisition transaction between Company B and SGX.

On May 5, 2008, a member of our management team received a call from representatives of Company B, confirming Company B’s interest in conducting more diligence on our drug discovery and development programs.

On May 9, 2008, Mr. Grey held a call with a Lilly executive. The Lilly executive conveyed Lilly’s interest in proceeding with discussions regarding the acquisition of SGX and undertook to provide a letter confirming Lilly’s interest.

On May 13, 2008, we established a virtual data room, which included documents with respect to our research and development programs, in order to facilitate due diligence by Lilly and Company B. In connection with this process, our representatives responded to numerous follow up questions from Lilly and Company B as well as periodic diligence requests from Company D.

On May 14, 2008, we received a letter from Lilly confirming its interest in pursuing an acquisition of SGX but which did not indicate the terms pursuant to which it would be willing to proceed.

On May 14, 2008, Mr. Grey met with a representative of Company D, during which the representative of Company D expressed Company D’s interest in a possible transaction following its diligence and Company D undertook to provide a written proposal to us.

On May 19, 2008, we received a letter from Company D proposing a stock-for-stock acquisition at a price range between $1.35 and $1.59 per share based upon a fixed exchange ratio depending on SGX’s net cash balance as of the completion of the transaction.

Between May 19 and June 1, 2008, representatives of Lazard and various members of our management team had telephone discussions with representatives of Lilly and its financial advisor, during which Lilly was informed of our regularly scheduled board meeting on June 5, 2008 and our board’s expectation of reviewing competing acquisition proposals at that meeting, and encouraged Lilly to submit an acquisition proposal by June 4, 2008. During this period, representatives of Lazard and Lilly’s financial advisor had further discussions regarding a potential acquisition.

On June 1, 2008, Mr. Grey held a meeting with representatives of Company B to discuss the terms of a potential acquisition. The representative of Company B indicated Company B’s interest in proceeding with discussions but that Company B would only be able to submit a proposal following Company B’s board meeting on June 10, 2008.

On June 4, 2008, we received a non-binding letter from Lilly which proposed a merger for the acquisition of SGX at $2.62 per share in cash. The letter was accompanied by a request for a 30-day exclusivity period for negotiating a definitive agreement.

On June 5, 2008, during a board meeting, our board, together with its legal and financial advisors, reviewed various strategic alternatives, including our prospects for financing our continuing discovery and development activities through partnering opportunities and the potential stockholder value that could be created through our continued operation as a standalone company. Our board also assessed the acquisition proposals submitted by Lilly and Company D, considered preliminary financial analysis and metrics with respect to SGX and reviewed the potential benefits and risks of a sale of SGX for cash as compared to a sale for stock of a small cap pharmaceutical company as contemplated by the Company D proposal. Thereafter, our board instructed our management and representatives of Lazard to seek a better price from Lilly and to obtain a formal proposal from Company B as soon as possible. Following the board meeting, on June 5, 2008, Mr. Grey called a representative of Lilly, and a representative of Lazard called Lilly’s financial advisor to solicit a revised offer. Also on June 5, 2008, representatives of Lazard called representatives of Company B and informed Company B that Company B had until June 10, 2008 to submit a proposal, as SGX otherwise intended to enter into an exclusivity agreement with a competing third party.

On June 6, 2008, members of our management team and representatives of Lazard participated in calls with representatives of Lilly during which the members of our management team presented updated data with respect to certain of our research and development programs and provided an analysis supporting a higher price. Later on June 6, 2008, we received a revised and improved proposal with a price per share of $2.76 in cash and a revised exclusivity letter from Lilly. Also on June 6, 2008, Mr. Grey placed a call to a representative of Lilly during which Mr. Grey indicated that the timing of our board meeting scheduled for June 9, 2008 would preclude SGX from responding by the deadline set forth in Lilly’s exclusivity letter. The representative of Lilly indicated that a response on the morning of June 10, 2008 would be acceptable.

Between June 6 and June 9, 2008, members of our management team responded to various due diligence requests from Company B.

During the weekend of June 7 and June 8, 2008, representatives of Lazard held additional discussions with representatives of Company B with respect to a proposed offer from Company B.

On June 9, 2008, we provided a revised version of the exclusivity letter to Lilly and its financial advisor incorporating our proposed changes.

On June 9, 2008, representatives of Lazard held separate discussions with representatives of Lilly’s financial advisor and representatives of Company B. During these discussions, representatives of Company B indicated that Company B had a board call on June 10, 2008 and that Company B intended to provide an acquisition proposal to us that day and that the proposal would likely be a stock-for-stock transaction with a valuation at or above $3.00 per share, although no specific price was proposed by Company B.

On June 9, 2008, our board, together with our legal and financial advisors, held a call to review Lilly’s revised proposal and receive an update with respect to the progress of discussions with Company B, including a discussion of the potential terms of a proposal from Company B. Our board instructed management and representatives of Lazard to seek to increase the Lilly offer price in light of the discussion regarding the potential Company B proposal. We scheduled a board meeting at 10:00 A.M. Pacific Time on June 10, 2008 to review the status of a potential offer from Company B. Lazard subsequently held further discussions with representatives of Lilly’s financial advisor in an attempt to increase the offer price from Lilly. Lilly revised its offer to increase the offer price to $3.00 per share in cash.

On June 10, 2008, representatives of Lazard held further discussions with representatives of Lilly’s financial advisor regarding Lilly’s revised proposal. Mr. Grey also held discussions with representatives of Lilly regarding the terms of the exclusivity agreement between SGX and Lilly. Just prior to our board meeting on June 10, 2008, representatives of Company B contacted representatives of Lazard and indicated that Company B would not be submitting a proposal to acquire SGX at that time, indicating a desire to review additional preclinical data with respect to one of our development programs that was not yet available. Thereafter, at its meeting on June 10, 2008, our board reviewed the revised terms proposed by Lilly and the terms proposed by Company D and decided to move forward with Lilly’s proposal. Our board determined that the Lilly offer was superior to the Company D offer in terms of price (with the Lilly price being substantially higher than the price proposed by Company D), and consideration (with the Lilly offer being a cash offer as compared to an offer for stock of a small-cap pharmaceutical company) and certainty of closing (with SGX having a 5-year history of working with Lilly in connection with collaboration and other activities) and reaffirmed that proceeding with the sale was the best alternative available to SGX to maximize stockholder value. Our board authorized SGX to enter into the revised exclusivity agreement with Lilly.

On June 10, 2008, we and Lilly executed an exclusivity agreement.

On June 16, 2008, we and Lilly entered into an additional confidentiality agreement that included a standstill provision.

On June 18, 2008, Lilly distributed the draft merger agreement and on June 19, 2008, Lilly distributed the form of stockholder voting agreement to us.

Between June 18, 2008 and the signing of the merger agreement, SGX and Lilly and their respective outside counsel spent considerable time negotiating the terms of the merger agreement, including the conditions to closing, non-solicitation provisions, termination provisions and termination fees, and exchanged multiple drafts of the merger agreement in the process of these negotiations.

On July 8, 2008, our board held a special telephonic meeting. Members of our senior management, together with representatives of Lazard and representatives of Cooley Godward Kronish LLP, our outside legal counsel, participated in the meeting. At this meeting, representatives of Cooley discussed with our board the key terms of the proposed merger agreement. Representatives of Lazard reviewed with our board its financial analysis of the per share merger consideration to be received by the holders of shares of our common stock in the merger, and Lazard rendered its opinion to our board, to the effect that, as of July 8, 2008, and subject to certain assumptions, qualifications and limitations, the per share merger consideration to be paid to holders of our common stock (other than shares of our common stock held by holders who are entitled to and properly demand an appraisal of their shares of common stock and shares of our common stock held in treasury of SGX or owned by Merger Sub, Lilly or any wholly-owned subsidiary of Lilly or of SGX), in the merger was fair, from a financial point of view, to such holders. There was an extended discussion among the participants in the board meeting. Following the discussion, our board, by unanimous vote, approved the merger agreement and the transactions contemplated by the merger agreement. Our board determined that the merger agreement, the merger and the transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, SGX and our stockholders and recommended that that our stockholders adopt the merger agreement. Later in the day, we, Merger Sub and Lilly executed the merger agreement. Concurrently with the execution of the merger agreement, and as a condition to

Lilly’s willingness to enter into the merger agreement, certain of our stockholders, including certain executive officers and directors, entered into the voting agreement with Lilly.

On July 8, 2008, we and Lilly issued a joint press release announcing the transaction.

Reasons for the Merger

The following describes material reasons, factors and information taken into account by our board in deciding to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that our stockholders adopt the merger agreement:

•	the fact that Lilly’s offer will be paid in cash, providing certainty, immediate value and liquidity to our stockholders;

•	the premium to the current and historical closing trading prices of shares of our common stock and to our current and historical enterprise value represented by the $3.00 per share in cash to be received by our stockholders. See “The Merger — Opinion of Lazard Frères & Co. LLC”;

•	the 110% premium to the closing price of our common stock on the day before we announced the signing of the merger agreement and the 108% premium to our average closing price over the one month before we announced the signing of the merger agreement, in each case represented by the merger consideration, were both deemed by us to be particularly relevant because these closing prices reflect a market value of our stock prior to the announcement;

•	the financial analyses reviewed by Lazard at meetings of our board held on June 5, 2008, June 9, 2008 and July 8, 2008, and Lazard’s opinion that, as of July 8, 2008 and based upon and subject to the considerations set forth in its opinion, the merger consideration is fair to our stockholders from a financial point of view;

•	our board’s knowledge of and familiarity with our business, financial condition and results of operations, as well as our financial plan, prospects and competitive position if we were to remain as a stand-alone entity, and our board’s belief that the merger is more favorable to our stockholders than any other strategic alternative reasonably available to us, including remaining as a stand-alone entity;

•	the challenges facing us, as well as the uncertainties surrounding our ability to execute successfully on our business plan, including, among others: risks inherent in drug discovery; our need for substantial additional funding to continue our operations and to enable us to achieve significant milestones under our business plan, and our prospects for funding ourselves through corporate partnering or other financing alternatives and/or raising such capital on reasonable terms; the poor market conditions and prospects for obtaining financing, particularly for biotechnology companies with pre-clinical programs; and our ability to continue as a going concern in light of our financing prospects;

•	the fact that the merger was arrived at after a competitive process conducted by us (with the assistance of our advisors) to evaluate our strategic alternatives;

•	the failure of our lead clinical product candidate in March 2008 and the decrease in our stock price in the four months leading up to the execution of the merger agreement, the potential risks of a further deterioration of our stock price and the consequent risk that future acquisition proposals, if any, may be on terms significantly less favorable to us and our stockholders;

•	our estimation and the estimation of our board that, based on our existing cash, cash equivalents and short-term investments, together with cash from existing and new collaborations, commercial agreements and grants, and anticipated cash needs, we, absent new financing, were projected to require additional cash infusion in the second half of 2009, or potentially sooner if we were not successful in obtaining additional collaboration agreements or commercial agreements or receiving milestone payments under existing agreements;

•	the possibility that absent the transaction with Lilly, in the event that we are unable to fund ourselves through partnering or financing activities or through other strategic opportunities, we could ultimately end up with no alternative other than to liquidate or to seek protection under U.S. bankruptcy laws, and that, upon such liquidation or bankruptcy, the holders of our common stock would likely receive a recovery that would be materially less than $3.00 per share;

•	the belief of our board that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations to consummate the merger, are reasonable and were the product of arms’ length negotiations between us and our advisors and Lilly and its advisors and compare favorably with those in similar acquisition transactions considering our financial condition and prospects;

•	the right of our board under certain circumstances described below and in the merger agreement, in connection with the discharge of its fiduciary duties to our stockholders, to consider unsolicited acquisition proposals, to change its recommendation with respect to the merger and to terminate the merger agreement should we receive an unsolicited proposal that our board determines to be a superior proposal;

•	Lilly’s ability to fund the consideration for the merger;

•	the relatively limited conditions to Lilly’s obligations to complete the merger; and

•	the right of our board to approve selected actions by us under the merger agreement, including amendments to the merger agreement, waivers of the merger agreement provisions and the termination of the merger agreement under selected circumstances.

In the course of its deliberations, our board also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that our stockholders will not participate in any potential future growth of SGX or Lilly or value that might result from the future advancement of our drug discovery and development programs;

•	the impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, collaborators and our relationships with other third parties and the risk of diverting management’s focus and resources from other strategic opportunities, such as pursuing partnering discussions for our drug discovery and development programs, and from operational matters while working to negotiate and close the merger with Lilly, which could impair our prospects as an independent company if the merger is not consummated;

•	the risk that the merger might not be consummated in the event that we or Lilly are unable to satisfy one or more of our respective closing conditions;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Lilly a termination fee of $2.0 million, plus an additional amount not to exceed $250,000 for Lilly’s expenses, if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that receipt of the merger consideration generally will be taxable to our stockholders for U.S. federal income tax purposes; and

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, including restrictions on our ability to partner our drug discovery and development programs or enter into certain licensing transactions which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

Our board carefully considered these factors as a whole in reaching its determination and recommendation. Our board concluded that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger. In addition, our board considered the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as our stockholders generally.

The foregoing discussion of factors considered by our board is not meant to be exhaustive but includes the material factors considered by our board (i) in declaring that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, SGX and our stockholders, (ii) in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) in recommending that our stockholders adopt the merger agreement. In view of the wide variety of factors considered by our board in connection with the evaluation of the merger and the complexity of these matters, our board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our board may have been influenced to a greater or lesser degree by different factors.

Recommendation of the Board of Directors

After careful consideration, our board, based in part on consultations with our legal and financial advisors, unanimously approved the merger agreement and determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, SGX and our stockholders and unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. Accordingly, our board unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment, postponement or continuation of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Opinion of Lazard Frères & Co. LLC

We retained Lazard to act as our financial advisor and to render an opinion to our board as to the fairness, from a financial point of view, to holders of our common stock of the consideration to be paid to such holders in the merger. On July 8, 2008, Lazard rendered its oral opinion to our board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the consideration to be paid to holders of our common stock (other than shares of our common stock held by holders who are entitled to and properly demand an appraisal of their shares of our common stock and shares of our common stock held in our treasury or owned by Merger Sub, Lilly or any wholly-owned subsidiary of us or of Lilly, which holders, together with their respective affiliates, we collectively refer to in this section as “excluded holders”) in the merger was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated July 8, 2008, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex C. We encourage you to read Lazard’s opinion and this section of this proxy statement carefully and in their entirety.

Lazard’s opinion was directed to our board for the information and assistance of our board in connection with its evaluation of the merger and only addressed the fairness, from a financial point of view, to holders of our common stock (other than excluded holders) of the consideration to be paid to such holders in the merger as of the date of Lazard’s opinion. We did not request Lazard to consider, and Lazard’s opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which we might engage or the merits of the underlying decision by us to engage in the merger. Lazard’s opinion was not intended to and does not constitute a recommendation to any holder of our common stock as to how such holder should vote or act with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of our common stock may trade at any time subsequent to the announcement of the merger.

The following is a summary of Lazard’s opinion. Lazard has consented to the inclusion of its written opinion in this proxy statement. We encourage you to read Lazard’s written opinion carefully in its entirety.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft, dated July 7, 2008, of the merger agreement;

•	Analyzed certain publicly available historical business and financial information relating to us;

•	Reviewed various financial forecasts and other data provided to Lazard by us relating to our business;

•	Held discussions with members of our senior management with respect to our business and prospects;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating our business;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating our business;

•	Reviewed historical stock prices and trading volumes of our common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of SGX or concerning the solvency or fair value of SGX, and Lazard was not furnished with such valuation or appraisal. With respect to the financial forecasts that Lazard reviewed, Lazard assumed, with our consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Lazard has relied on the assessments of our management as to the validity of, and risks associated with, our product candidates (including without limitation, the timing and probability of successful development, testing and marketing, and of approval by appropriate governmental authorities, of such product candidates). Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with our consent, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of SGX advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with our consent, that obtaining the necessary regulatory or third party approvals and consents for the merger would not have an adverse effect on us or the combined company. Lazard’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that we obtained such advice as we deemed necessary from qualified professionals. Lazard did not express any view or opinion as to any terms or other aspects of the merger (other than the consideration to the extent expressly specified herein), including the voting agreement between certain of our stockholders and Lilly. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the per share merger consideration to be paid to holders of our common stock (other than excluded holders) or otherwise.

The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to us or the proposed merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 7, 2008 and is not necessarily indicative of current market conditions.

Financial Analyses

Discounted Cash Flow Sum-of-the-Parts Analysis

Lazard performed a discounted cash flow analysis on a risk-adjusted basis of SGX to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that SGX could generate during fiscal years 2008 through 2023 (or, in certain cases, 2012, based on estimates of our management) of each of our major product candidates, the value of our net operating losses, internal research and development expense and corporate general and administrative expenses, utilizing both internal estimates of our management, which were probability adjusted for clinical and regulatory risk based on our management estimates, and certain industry related studies.1 The unlevered, after-tax free cash flows were discounted to present value using a weighted average cost of capital ranging from 14.0% to 16.0%. This calculation is referred to as the Sum-of-the-Parts DCF. The assumed discount rate range was derived from the weighted average cost of capital analysis that Lazard calculated for us based on comparable public companies. Based on this analysis, Lazard arrived at an implied value per share range for SGX of $1.39 to $3.39. Lazard noted that this range is inclusive of the per share consideration of $3.00.

Public Company Comparables Analysis

Lazard reviewed and analyzed selected publicly available financial and other data of the following companies having businesses and trading characteristics that it viewed as reasonably comparable to SGX.

The companies included in this analysis were:

•	Infinity Pharmaceuticals, Inc.

1  Cumulative probabilities of marketing approval based on the Journal of Clinical Pharmacology & Therapeutics, May 2001, “Risks in New Drug Development Approval Success Rates for Investigational Drugs,” published by the Tufts Center for the Study of Drug Development, Tufts University.

•	Arqule, Inc.

•	Cytokinetics, Incorporated

•	Supergen, Inc.

•	EntreMed, Inc.

•	Sunesis Pharmaceuticals, Inc.

•	Incyte Corporation

•	Exelixis, Inc.

Lazard reviewed, among other things, technology value per expected product candidate of the selected companies, which was calculated as the equity value of such company based on the closing stock price on July 7, 2008, plus debt, less cash, divided by the expected number of marketed products (with the number of marketed product candidates calculated by multiplying the number of product candidates of the selected companies by the probability of success for clinical and regulatory risk of such product candidates).2 Lazard then applied a range of technology values per expected product candidate derived from the selected companies to our expected number of marketed products. Financial data of the selected companies were based on publicly available information. Financial data of SGX were based on internal estimates provided by our management. This analysis indicated an implied technology value of SGX from $1.0 million to $24.0 million, an implied equity value of SGX from $23.0 million to $46.0 million and an implied per share value of SGX from $1.08 to $2.17. Lazard noted that this range is below the per share consideration of $3.00.

Selected Precedent Transactions Analysis

Lazard reviewed, to the extent publicly available, financial information relating to the following six selected transactions involving bio-pharmaceutical companies developing oncology products:

Announcement Date	Acquiror	Target

05/29/2008	Bristol-Myers Squibb Company	Kosan Biosciences Incorporated
05/21/2008	Daiichi Sankyo Company, Limited	U3 Pharma AG
03/22/2007	Eisai Co., Ltd.	Morphotek Inc.
05/03/2006	Biogen Idec Inc.	Conforma Therapeutics Corp.
12/23/2005	AstraZeneca PLC	KuDOS Pharmaceuticals
05/12/2005	Cephalon, Inc.	Salmedix, Inc.

Lazard reviewed, among other things, transaction value per expected product candidate of the target companies, which was calculated as the equity value of such company based on the offer price on the date of announcement, plus debt, less cash, divided by the expected number of marketed products (with the number of marketed product candidates calculated by multiplying the number of product candidates of the selected companies by the probability of success for clinical and regulatory risk of such product candidates).3 These transaction values per expected product candidate ranged from $119.0 million to $406.0 million. Lazard then applied a range of transaction values per expected product candidate derived from the selected transactions to our expected number of marketed products. Financial data of the selected transactions were based on public filings, publicly available research analysts’ estimates and other publicly available information. Financial data of SGX were based on internal estimates of our management. This analysis indicated a range of implied transaction value of SGX of $30.0 million

2  Cumulative probabilities of marketing approval based on the Journal of Clinical Pharmacology & Therapeutics, May 2001, “Risks in New Drug Development Approval Success Rates for Investigational Drugs,” published by the Tufts Center for the Study of Drug Development, Tufts University.
3  Cumulative probabilities of marketing approval based on the Journal of Clinical Pharmacology & Therapeutics, May 2001, “Risks in New Drug Development Approval Success Rates for Investigational Drugs,” published by the Tufts Center for the Study of Drug Development, Tufts University.

to $101.0 million, an implied equity value of SGX of $51.0 million to $122.0 million, and an implied per share range for SGX of $2.44 to $5.85. Lazard noted that this range is inclusive of the per share consideration of $3.00.

Premia Analysis-Life Sciences Transactions

Lazard also performed a premia paid analysis, analyzing the premia paid in selected bio-pharmaceutical transactions involving all cash mergers of public company targets with a transaction value of less than $2.0 billion since 2005. Lazard’s analysis was based on the one-day, one-week and four-week implied premia paid in such transactions. The implied premia in this analysis were calculated comparing the transaction price prior to the announcement of the transaction to the target company’s stock price one day, one week and four-weeks prior to the announcement of the transaction. The results of these calculations are as follows:

	Premium Range	Implied Range

25th percentile — 75th percentile	26% - 80%	$1.80 - $2.88

From these premia, Lazard, based on its experience with mergers and acquisitions, derived a reference range for SGX common stock as of July 7, 2008 of $1.80 to $2.88. Lazard noted that the market price of $1.43 per share as of July 7, 2008 was below this range and the per share consideration of $3.00 was above the range.

Miscellaneous

In connection with Lazard’s services as our financial advisor, we agreed to pay Lazard an aggregate fee of $1.5 million, a portion of which was payable upon the rendering of Lazard’s written opinion (as fully set forth in Annex C) and a significant portion of which is contingent upon the closing of the merger. We have also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related parties against certain liabilities that may arise out of the rendering of the advice, including certain liabilities under U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard in the past has provided investment banking services to us and certain of our affiliates, for which Lazard has received compensation, and certain affiliates of Lazard in the past have provided, currently provide, and in the future may provide, financial services to Lilly, for which such affiliates have received, and may in the future receive, compensation. In the past two years Lazard has provided services to us related to a private investment in public equity offering in 2007, for which Lazard received compensation. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade our securities and/or the securities of Lilly and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as our financial advisor because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with our business.

We and Lilly determined the per share merger consideration to be paid to the holders of our common stock (other than excluded holders) in the merger through arm’s-length negotiations, and our board approved the per share merger consideration. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to our board as to the fairness, from a financial point of view, to the holders of our common stock (other than excluded holders) of the per share merger consideration to be paid to such holders in the merger. Lazard did not recommend any specific consideration to our board or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger.

Lazard’s opinion and analyses were only one of many factors taken into consideration by our board in its evaluation of the merger. Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of our board or our management with respect to the per share merger consideration or as to whether our board would have been willing to recommend a different transaction or determine that a different per share merger consideration was fair. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any of our employees or creditors.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into SGX, with SGX being the surviving corporation. Following the merger, SGX will be a wholly-owned subsidiary of Lilly.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $3.00 in cash, without interest and less any applicable withholding taxes.

The merger agreement provides that immediately prior to the effective time of the merger, each option to purchase our common stock granted under our 2005 Plan that is outstanding immediately prior to the effective time of the merger will be canceled and terminated and converted into the right to receive, as of the effective time of the merger, an amount in cash equal to the product of (A) the number of shares underlying the option multiplied by (B) the excess, if any, of (1) $3.00 per share over (2) the exercise price per share of such option, subject to applicable tax withholding. In addition, each option to purchase our common stock granted under our 2000 Plan or NEDSOP with an exercise price per share less $3.00 that is not exercised and remains outstanding and unexercised immediately prior to the effective time of the merger shall be canceled and terminated and converted into the right to receive, as of the effective time of the merger, an amount in cash equal to the product of (A) the number of shares underlying the option multiplied by (B) the excess, if any, of (1) $3.00 per share over (2) the exercise price per share of such option, subject to applicable tax withholding. No payment will be made with respect to stock options that have per share exercise price above $3.00 and such options will be canceled and terminated in accordance with their terms.

The merger agreement also provides that immediately prior to the effective time of the merger, each share of restricted stock and each share of common stock subject to restricted stock units will be treated as the corresponding number of shares of common stock as of the effective time of the merger in the same manner as other outstanding shares of common stock issued and outstanding as of immediately prior to the effective time of the merger. In addition, the merger agreement provides that at the effective time of the merger, each warrant to purchase our common stock that is outstanding immediately prior to the effective time of the merger will cease to represent a right to acquire shares of our common stock and will be converted into the right to receive (upon surrender of the warrant) an amount in cash, without interest, equal to the product of the number of shares of our common stock subject to such warrant multiplied by the excess, if any, of (i) $3.00 per share over (ii) the exercise price per share of such warrant, subject to applicable tax withholding. No payment will be made with respect to warrants that have per share exercise prices above $3.00.

After the merger is completed, our stockholders will have the right to receive the merger consideration but will no longer have any rights as SGX stockholders and will have no rights as either Lilly or Merger Sub stockholders. Therefore, such stockholders will not participate in any future earnings or growth of SGX or Lilly, and will not benefit from any appreciation in value of SGX or Lilly.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, and is listed on The Nasdaq Global Market under the symbol “SGXP.” As a result of the merger, we will become a privately held corporation, our common stock will cease to be listed on The Nasdaq Global Market and there will be no public market for our common stock. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the SEC on account of our common stock.

The directors and officers of Merger Sub will be the initial directors and officers of the surviving corporation following the merger. As of the effective time of the merger, the certificate of incorporation of Merger Sub as in effect immediately before the effective time of the merger will be the surviving corporation’s certificate of incorporation. In addition, the bylaws of Merger Sub as in effect immediately before the effective time of the merger will be the surviving corporation’s bylaws.

The benefit of the merger to our stockholders is the right to receive the merger consideration. The primary detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “The Merger — Material United States Federal Income Tax Consequences” below.

Effects on SGX if the Merger Is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and we anticipate that our common stock will continue to be listed and traded on The Nasdaq Global Market.

If the merger is not consummated, our board will evaluate and review our business operations, financial condition, research and development programs, and partnering and financing opportunities, among other things, and make such changes as are deemed appropriate. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, we cannot assure you that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

Under certain circumstances, we may be required to pay Lilly a termination fee of $2.0 million and reimburse Lilly for up to $250,000 of certain expenses incurred by it in connection with the merger upon the termination of the merger agreement. See “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee” below.

Financing

The total amount of funds required by Merger Sub to pay all the merger consideration and related fees and expenses in connection with the merger and the related transactions is estimated to be approximately $66.0 million. Lilly expects to finance the merger with cash on hand.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board to vote for the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, and in addition to, the interests of our stockholders generally and that may create potential conflicts of interest. The members of our board are aware of and considered the interests of our directors and executive officers, among other matters, when they considered and approved the merger agreement, the merger and the other transactions and determined to recommend to our stockholders that they vote for the proposal to adopt the merger agreement.

Equity and Long-Term Incentive Awards.

Stock Options.  The merger agreement provides that each option to purchase our common stock granted under our 2005 Plan that is outstanding immediately prior to the effective time of the merger will be canceled and terminated and converted into the right to receive, as of the effective time of the merger, an amount in cash equal to the product of (A) the number of shares underlying the option multiplied by (B) the excess, if any, of (1) $3.00 per share over (2) the exercise price per share of such option, subject to applicable tax withholding. The merger agreement also provides that each option to purchase our common stock granted under our 2000 Plan or our NEDSOP shall be accelerated in full to a date prior to the effective time of the merger (as determined by our board) and such options shall terminate at the effective time of the merger if not exercised prior to the effective time; provided, that each option with an exercise price per share less than $3.00 that remains outstanding and unexercised immediately prior to the effective time of the merger, shall be canceled and terminated and converted into a right to receive, as of the effective time of the merger, an amount in cash equal to the product of (A) the number of shares underlying the option multiplied by (B) the excess, if any, of (1) $3.00 per share over (2) the exercise price per share of such option, subject to applicable tax withholding.

Restricted Stock and Restricted Stock Units.  The merger agreement provides that each share of our restricted stock and each of our restricted stock units will be treated as the corresponding number of shares of common stock as of the effective time of the merger in the same manner as other outstanding shares of our common stock issued and outstanding as of immediately prior to the effective time of the merger.

The following table lists, with respect to each of our executive officers, all of our executive officers as a group and all of our non-management directors as a group, the total cash to be received under the merger agreement for the stock options, restricted stock and restricted stock units held by such individual or group (assuming vesting through July 21, 2008).

			In-the-Money
			Options that will		Restricted Stock
	Vested in-the-		Vest as a Result of		Units that will Vest as		Totals
	Money Options		the Merger		a Result of the Merger		Total	Total
Executive Officers	Shares	Payment	Shares	Payment	Shares	Payment	Shares	Payment

Michael Grey	263,863	$527,726	—	$—	—	$—	263,863	$527,726
Stephen K. Burley	131,175	$258,769	—	$—	—	$—	131,175	$258,769
W. Todd Myers	—	$—	—	$—	26,563	$79,689	26,563	$79,689
Terence Rugg	—	$—	—	$—	—	$—	—	$—
Siegfried Reich	—	$—	—	$—	28,125	$84,375	28,125	$84,375
Annette North	50,000	$100,000	—	$—	—	$—	50,000	$100,000

Executive Officers as a group	445,038	$886,495	—	$—	54,688	$164,064	499,726	$1,050,559

Non-Management Directors
Christopher S. Henney	1,666	$2,749	18,334	$30,251	—	$—	20,000	$33,000
Karin Eastham	833	$1,374	9,862	$16,516	—	$—	10,695	$17,890
Louis C. Bock	833	$1,374	9,167	$15,126	—	$—	10,000	$16,500
Joseph Turner	833	$1,374	9,167	$15,126	—	$—	10,000	$16,500

Non-Management Directors as a group	4,165	$6,872	46,530	$77,018	—	$—	50,695	$83,890

Change of Control and Severance Arrangements.  We are party to change of control and severance arrangements with each of Michael Grey, Stephen K. Burley, W. Todd Myers, Siegfried Reich, Terence Rugg and Annette North. The potential payments payable to these individuals upon termination of their employment, including in connection with a change of control, under severance and change in control agreements are set out below. The consummation of the merger will constitute a change of control within the meaning of these agreements. Payments due by us to our executive officers pursuant to the agreements will not be “grossed up” to reduce or eliminate the effect of the “golden parachute” or other tax provisions of the Internal Revenue Code. Any obligation to pay taxes remains an obligation of the executive officer.

Michael Grey.  Upon a change in control, all unvested equity awards held by Mr. Grey that would have otherwise been vested on the date that is 12 months after such change in control will immediately become vested. In addition, if his employment is terminated without “Cause” (as defined in the change in control severance agreement) at any time, Mr. Grey will receive 12 months salary continuation and, other than in connection with a change of control, 12 months accelerated vesting of stock options or other equity awards. If Mr. Grey’s employment is terminated without “Cause” or he resigns for “Good Reason” (as defined in the change in control severance agreement) within three months prior to or 12 months following a change of control, then he is entitled to the following benefits (in lieu of 12 months salary continuation):

•	a lump sum payment of 24 months salary;

•	continuation of health and welfare benefits for 12 months;

•	the targeted bonus for the year in which the change in control occurs;

•	continuance of indemnification rights and liability insurance;

•	automatic vesting of all unvested stock options and equity awards; and

•	an extension of the option exercise period to up to 15 months or, such shorter period as complies with Section 409A of the Internal Revenue Code.

Stephen Burley.  Upon a change in control, all unvested equity awards held by Dr. Burley that would have otherwise been vested on the date that is 12 months after such change in control will immediately become vested. In addition, if his employment is terminated without “Cause” (as defined in the change in the control severance agreement) at any time, Dr. Burley will receive 12 months salary continuation and, other than in connection with a change of control, 12 months accelerated vesting of stock options or other equity awards. If Dr. Burley’s employment is terminated without “Cause” or he resigns for “Good Reason” (as defined in the change in control severance agreement) within three months prior to or 12 months following a change of control, then he is entitled to the following benefits (in lieu of 12 months salary continuation):

•	a lump sum payment of 12 months salary;

•	continuation of health and welfare benefits for 12 months;

•	the targeted bonus for the year in which the change in control occurs;

•	continuance of indemnification rights and liability insurance;

•	automatic vesting of all unvested stock options and equity awards; and

•	an extension of the option exercise period to up to 12 months or, such shorter period as complies with Section 409A of the Internal Revenue Code.

W. Todd Myers, Siegfried Reich, Terence Rugg and Annette North.  Upon a change in control, all unvested equity awards held by each of Mr. Myers, Dr. Reich, Dr. Rugg and Ms. North that would have otherwise been vested on the date that is 12 months after such change in control will immediately become vested. In addition, if any of these executive officers’ employment is terminated without “Cause” (as defined in each change in control severance agreement) at any time, the executive will receive 12 months salary continuation. If the executive’s employment is terminated without “Cause” or the executive resigns for “Good Reason” (as defined in the change in control severance agreement) within three months prior to or 12 months following a change of control, then the executive is entitled to the following benefits (in lieu of 12 months salary continuation):

•	a lump sum payment of 12 months salary;

•	continuation of health and welfare benefits for 12 months;

•	the targeted bonus for the year in which the change in control occurs;

•	continuance of indemnification rights and liability insurance;

•	automatic vesting of all unvested stock options and equity awards; and

•	an extension of the option exercise period to up to 12 months or, such shorter period as complies with Section 409A of the Internal Revenue Code.

In addition, if Dr. Rugg resigns for Good Reason within three months prior to or within 12 months following the occurrence of the Change in Control, then Dr. Rugg will have no obligation to reimburse the Company for any relocation assistance provided to him.

The following table illustrates the payments and benefits to which the above-named executive officers would be entitled pursuant to their change of control employment agreements if the merger were consummated on July 21, 2008 and a qualifying termination of employment without “Cause” (as defined in each change in control severance agreement) occurred on such date.

	Cash Severance	Health & Welfare
	(Salary and 2008	Benefits	Value of Equity	Total Change in
Name	Target Bonus)(1)	Continuation(2)	Acceleration(3)	Control Benefits

Michael Grey	$1,103,049	$19,195	$—	$1,122,244
W. Todd Myers	$400,703	$15,928	$79,689	$496,320
Stephen K. Burley	$524,680	$13,432	$—	$538,112
Siegfried Reich	$408,980	$12,143	$84,375	$505,498
Terence Rugg	$444,015	$15,928	$—	$459,943
Annette North	$379,735	$—	$—	$379,735

Total	$3,257,162	$76,626	$164,064	$3,501,852

(1)	Includes both cash severance amounts and the full 2008 target bonus amount under the 2008 bonus plan. The 2008 target bonus payments included in this amount are as follows: $262,631 for Mr. Grey, $121,953 for Mr. Myers, $159,685 for Dr. Burley, $111,540 for Dr. Reich, $121,095 for Dr. Rugg and $103,564 for Ms. North.

(2)	Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2007 and is valued at the premiums in effect on December 31, 2007.

(3)	Reflects the value of all unvested restricted stock units on July 21, 2008; all restricted stock units will accelerate in full in connection with the merger.

Acceleration of Vesting of Director Stock Options.  All stock options held by the members of our board will accelerate in full upon the closing of the merger, and the options will be paid out, as noted above.

Our Management Following the Merger.  Certain members of our management team are discussing employment arrangements with Lilly, which may include the right to purchase or participate in the equity of Lilly. However, there can be no assurance that any such arrangement will be agreed upon, other than the employment arrangement described below. These matters are subject to negotiation and discussion. Any new arrangements may be entered into at or prior to the completion of the merger.

Stephen K. Burley, our Chief Scientific Officer and Senior Vice President, Research, has agreed to be employed by Lilly pursuant to an offer letter contingent upon and assuming the closing of the merger. The employment arrangement provides that Dr. Burley will be paid an annual base salary of $340,000 as a Distinguished Lilly Scholar and will be eligible to receive an annual performance-based incentive bonus with a 2008 individual bonus target of 34% of his base salary earnings from Lilly in 2008. Additionally, Dr. Burley will be eligible to participate in Lilly’s equity program, pursuant to which he will have the opportunity to receive grants of shares of Lilly’s common stock and restricted stock units, with such grants being approved by the Lilly Compensation Committee on a yearly basis. Dr. Burley will also be granted a one-time restricted stock unit award for 10,000 shares of Lilly’s common stock which will vest over a three-year period based on performance and continued employment. Lilly and Dr. Burley have agreed to terminate his Change in Control Severance Agreement with SGX effective as of the closing date of the merger in exchange for a lump sum payment equal to 12 months of his current base salary, a cash payment equal to his full SGX 2008 target bonus amount and the indemnification rights described in such agreement. Dr. Burley will also be entitled to receive benefits during his employment that Lilly makes available to other similarly-situated employees, and 12 months severance if he is terminated involuntarily for reasons other than cause within the first 36 months of his employment with Lilly.

Our Directors Following the Merger.  Following the merger, none of our directors will serve as directors of the surviving corporation, and the directors and officers of Merger Sub will be the initial directors and officers, respectively, of the surviving corporation.

Indemnification; Directors’ and Officers’ Insurance.  The merger agreement provides that all rights to indemnification in favor of any person who is, or has been, or becomes prior to the effective time an officer or director of SGX, as provided in our certificate of incorporation and bylaws, or pursuant to agreements, will be assumed by the surviving corporation. For six years after the merger, Lilly and the surviving corporation will indemnify the officers and directors described above to the full extent permitted under applicable law.

In addition, under the merger agreement, Lilly will cause the surviving corporation to maintain our officers’ and directors’ liability insurance policies in effect on the date of the merger agreement for a period of not less than six years after the effective time of the merger, but only to the extent related to actions or omissions prior to the effective time of the merger. The surviving corporation may substitute policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and such substitution must not result in gaps or lapses of coverage with respect to matters occurring prior to the effective time of the merger. In no event will Lilly or the surviving corporation be required to expend more than an amount per year equal to 300% of the last annual aggregate premium paid by us prior to the date of the merger agreement for such insurance to maintain or procure insurance coverage pursuant to the merger agreement. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds 300% of the last annual aggregate premium paid by us, Lilly and the surviving corporation must procure and maintain for such six-year period as much coverage as reasonably practicable for such amount. Lilly will have the option to cause coverage to be extended under our officers’ and directors’ liability insurance policies by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than our existing officers’ and directors’ liability insurance policies.

Accounting Treatment

Lilly will account for the merger as a “purchase,” as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, our assets (including identifiable intangible assets) and liabilities (including contracts and other commitments) as of the effective time of the merger will be recorded at their respective fair values and added to those of Lilly. Any excess of purchase price over the fair value is recorded as goodwill. Financial statements of Lilly issued after the merger would reflect these fair values and would not be restated retroactively to reflect our historical financial position or results of operations.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to our stockholders. This summary is limited to stockholders who hold their shares of our common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This summary is based upon the provisions of the Code, treasury regulations promulgated thereunder, judicial decisions and administrative rulings currently in effect, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders. This summary does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: United States expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, stockholders who hold their shares of our common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation. In the case of a stockholder that is a partnership, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our common stock are encouraged to consult their tax advisors. Further, this discussion does not address any United States federal estate and gift tax consequences or any state, local or foreign tax consequences relating to the merger.

Consequences of the Merger to Stockholders

The following describes the material tax consequences of the merger to our stockholders who receive cash for their shares in connection with the merger:

Consequences of the Merger to U.S. Holders. A “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized or created in the United States or under laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to federal income tax regardless of its source;

•	a trust, with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust; or

•	a trust that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

The receipt of cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, a stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of our common stock exchanged for cash in the merger. The capital gain or loss will be long-term if the stockholder’s holding period for the shares of our common stock exceeds one year at the effective time of the merger. Capital gains recognized by an individual upon exchange of a share of our common stock that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of our common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding.  A stockholder (other than exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of our common stock are exchanged for the merger consideration may be subject to backup withholding at the backup withholding rate of 28% unless the stockholder provides the stockholder’s taxpayer identification number and otherwise complies with the applicable backup withholding rules and certification requirements. Corporations are generally exempt from backup withholding. Each non-corporate stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. In order for a foreign individual to qualify as an exempt recipient, he or she must submit a signed statement (such as a Certificate of Foreign Status on IRS Form W-8 BEN) attesting to his, her or its exempt status. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the United States federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a United States federal income tax return.

Consequences of the Merger to Non-U.S. Holders.  For purposes of this description, a “non-U.S. holder” is any person (other than a partnership) that is not a “U.S. holder” for U.S. federal income tax purposes.

Non-U.S. holders who are stockholders of SGX will generally not be subject to United States federal income tax on the receipt of cash as a result of the merger. This general rule, however, is subject to some exceptions. For example, the gain would be subject to United States federal income tax if:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a United States trade or business, subject to an applicable treaty providing otherwise; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition, and other requirements are met.

A non-U.S. holder with gain effectively connected with the conduct of a trade or business in the United States is encouraged to consult his, her or its own tax advisor regarding the United States federal income tax consequences of the merger. An individual who is present in the United States for 183 days or more in the taxable year in which our common stock is disposed of in the merger is encouraged to consult his, her or its own tax advisor regarding the United States federal income tax consequences of the merger.

Dissenters’ Rights.  Under specified circumstances, stockholders may be entitled to appraisal rights in connection with the Merger. See “Dissenters’ Rights” below. If a stockholder receives cash pursuant to the exercise of appraisal rights, such stockholder generally will recognize gain or loss, measured by the difference between the cash received and such holder’s tax basis in such stock. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income for federal income tax purposes. Stockholders who exercise appraisal rights are urged to consult their own tax advisors.

THE SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Governmental and Regulatory Matters

Completion of the merger is subject to certain governmental or regulatory clearance procedures, including the termination or expiration of the waiting period under the HSR Act. We and Lilly filed our respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the United States Department of Justice, or “DOJ”, or the United States Federal Trade Commission, or “FTC”, on July 11, 2008. Under the HSR Act, the merger may not be consummated until 30 days after the latter of the initial filings (unless early termination of this waiting period is granted) or, if the Antitrust Division of the DOJ or the FTC issues a request for additional information, 30 days after SGX and Lilly have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination).

As of the date of this proxy statement, we and Lilly have not yet obtained any governmental or regulatory clearances that may be required to complete the merger. There can be no assurance that the governmental reviewing authorities will terminate or permit any applicable waiting periods to expire, or approve or clear the merger at all or without restrictions or conditions. We and Lilly have agreed to use reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the transactions contemplated by the merger agreement.

THE MERGER AGREEMENT

The following description sets forth the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The full text of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. The merger agreement should be read in conjunction with the disclosures in our filings with the SEC available at the SEC’s website, www.sec.gov. The provisions contained in the merger agreement are intended to govern the contractual rights and relationships, and to allocate risks, between us and Lilly with respect to the merger.

The Merger

At the effective time of the merger, Merger Sub will merge with and into SGX. SGX will continue as the surviving corporation and will become a wholly-owned subsidiary of Lilly. Lilly, as the sole stockholder of SGX following the merger, will have the corporate power and authority to control all aspects of the corporate and business affairs of SGX following the merger. Merger Sub was created solely for purposes of the merger, has no material assets or operations of its own, and will cease to exist following the merger.

Closing and Effective Time of the Merger

The consummation of the merger will occur within two business days after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. Although we expect to complete the merger as soon as reasonably practicable after the special meeting and the receipt of any required regulatory approvals or consents, we cannot assure you that the conditions to the merger will be satisfied (or waived, to the extent permitted) or, if satisfied or waived, the date by which they will be satisfied or waived. In addition, because the merger is subject to closing conditions, we cannot predict the exact timing of the effective time of the merger. See “The Merger Agreement — Conditions to the Merger” beginning on page 50 of this proxy statement.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of our common stock (other than shares of common stock owned by us, Lilly, Merger Sub, any other wholly-owned subsidiary of Lilly or an SGX stockholder properly exercising dissenters’ rights) will be converted into the right to receive $3.00 in cash, without interest and less any applicable withholding taxes.

Cancellation of Shares

Each share of our common stock owned by us, Lilly, Merger Sub or any other wholly-owned subsidiary of Lilly immediately prior to the effective time of the merger will be automatically cancelled and retired and will not be converted into any merger consideration.

Dissenters’ Shares

Shares of our common stock that are outstanding immediately prior to the merger and held by any dissenting stockholder who properly perfects his, her or its dissenters’ rights will not be converted into the right to receive the merger consideration. Instead, the dissenting stockholder will be entitled to an appraisal and payment for his, her or its dissenting shares in accordance with and subject to Section 262 of the DGCL. See “Dissenters’ Rights” below.

Treatment of Stock Options

At the effective time:

(i) each option to purchase our common stock granted under our 2005 Plan that is outstanding immediately prior to the effective time of the merger, will be canceled and terminated and converted into the right to receive, as of the effective time of the merger, an amount in cash equal to the product of (A) the number of shares underlying the option multiplied by (B) the excess, if any, of (1) $3.00 per share over (2) the exercise price per share of such option, subject to applicable tax withholding; and

(ii) each option to purchase our common stock granted under our 2000 Plan or our NEDSOP will be accelerated in full to a date prior to the effective time of the merger (as determined by our board) and such options will terminate at the effective time of the merger if not exercised prior to the effective time; provided, that each option with an exercise price per share less than $3.00 that remains outstanding and unexercised immediately prior to the effective time of the merger, will be canceled and terminated and converted into a right to receive, as of the effective time of the merger, an amount in cash equal to the product of (A) the number of shares underlying the option multiplied by (B) the excess, if any, of (1) $3.00 per share over (2) the exercise price per share of such option, subject to applicable tax withholding.

No payment will be made with respect to stock options that have per share exercise prices above $3.00 and such options will be canceled and terminated in accordance with their terms.

Treatment of Restricted Stock and Restricted Stock Units

At the effective time of the merger, each holder of our restricted stock and our restricted stock units will be treated as a holder of the corresponding number of shares of our common stock as of the effective time of the merger in the same manner as other outstanding shares of our common stock issued and outstanding as of immediately prior to the effective time of the merger.

Treatment of ESPP

Immediately prior to effective time of the merger our ESPP will terminate. On such date each right to purchase our common stock under our ESPP will be automatically exercised by applying the payroll deductions of each participant in the ESPP for the applicable Purchase Period (as defined in the ESPP) for the purchase of a number of whole shares of our common stock at an exercise price per share of our common stock equal to 85% of the merger consideration, which shares will then be canceled, immediately prior to the effective time of the merger, and converted into the right to receive the merger consideration. Excess payroll deductions not used as a result of ESPP share limitations or fractional shares will be distributed to the ESPP participants without interest.

Treatment of Warrants

At the effective time, each warrant to purchase our common stock outstanding immediately prior to the effective time of the merger will cease to represent a right to acquire shares of our common stock and will be converted into the right to receive (upon surrender of the warrant) an amount in cash, without interest, equal to the product of the number of shares of our common stock subject to such warrant multiplied by the excess, if any, of (i) $3.00 per share over (ii) the exercise price per share of such warrant, subject to applicable tax withholding.

No payment will be made with respect to warrants that have per share exercise prices above $3.00.

Payment Procedures

Lilly will select a payment agent in connection with the merger. The payment agent will make payment of the merger consideration in exchange for certificates representing the outstanding shares of our common stock. Lilly will deposit sufficient cash with the payment agent at or promptly following the effective time of the merger in order to permit the payment of the merger consideration. As soon as reasonably practicable following the effective time of the merger, the payment agent will send to our stockholders a letter of transmittal and instructions explaining how to send their stock certificates to the payment agent. The payment agent will mail checks or effect wire transfers for the appropriate merger consideration, without interest, less any applicable withholding taxes, to our stockholders promptly following the payment agent’s receipt and processing of our stock certificates and properly completed transmittal documents.

In the event of a transfer of ownership of our common stock that is not registered in our transfer records, payment of the merger consideration will be made to the applicable transferee if the stock certificate is presented to the payment agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

Lilly may cause the payment agent to deliver to Lilly any funds undistributed to holders of certificates formerly representing shares of our common stock as of the date that is one year after the effective date of the merger. Any holders of certificates who have not surrendered such certificates in compliance with the above-described procedures, may thereafter look only to Lilly for payment of the merger consideration to which they are entitled.

If any certificate formerly representing shares of our common stock is lost, stolen, mutilated or destroyed, then upon receipt of an affidavit from the holder to that effect and the posting of a bond as an indemnity to Lilly, the payment agent will issue to such holder the merger consideration into which the shares represented by such lost, stolen, mutilated or destroyed certificate were converted.

Stock certificates should not be surrendered by our stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to our stockholders following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

The merger consideration paid to you upon exchange of your shares of our common stock, restricted stock and restricted stock units, in-the-money stock options or in-the-money warrants will be paid in full satisfaction of all rights relating to the shares of our common stock, restricted stock and restricted stock units, stock options or warrants.

Certificate of Incorporation and Bylaws of SGX Following the Merger

The certificate of incorporation of the surviving corporation shall be amended at the effective time to be in the form of the certificate of incorporation of Merger Sub in effect immediately prior to the effective time, except that the name of the surviving corporation may be changed to a name designated by Lilly. As of the effective time of the merger, the bylaws of Merger Sub as in effect immediately before the effective time of the merger will be the surviving corporation’s bylaws.

Directors and Officers of SGX Following the Merger

Following the merger, none of our directors will serve as directors of the surviving corporation and the directors and officers of Merger Sub will be the initial directors and officers of the surviving corporation. If requested by Lilly prior to the effective time of the merger, SGX will use its reasonable best efforts to cause the directors of SGX to tender their resignations as directors, effective as of the effective time of the merger and to deliver to Lilly written evidence of such resignations at or prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties that we, on the one hand, and Lilly and Merger Sub, on the other hand, made to, and solely for the benefit of, each other. Our representations and warranties to Lilly and Merger Sub relate to, among other things:

•	our organization;

•	our capital structure;

•	our authority to enter into the merger agreement;

•	required consents to consummate the merger;

•	our subsidiaries;

•	our reports to the SEC and our financial statements;

•	compliance with the Sarbanes-Oxley Act;

•	absence of certain changes or events;

•	litigation;

•	information supplied for inclusion in this proxy statement;

•	broker’s and finder’s fees;

•	employee benefit plans;

•	opinion of financial advisors;

•	tax matters;

•	environmental matters;

•	compliance with applicable laws;

•	intellectual property;

•	material contracts;

•	government contracts and regulatory matters;

•	employment matters;

•	real property matters;

•	insurance matters;

•	affiliate transactions;

•	the applicability of certain state and federal antitakeover laws;

•	title to our assets;

•	compliance under the foreign corrupt practices act; and

•	the absence of other representations and warranties.

Lilly’s and Merger Sub’s representations and warranties to us relate to, among other things:

•	organization;

•	the ownership of Merger Sub;

•	the authority to enter into the merger agreement;

•	required consents to consummate the merger;

•	information supplied for inclusion in this proxy statement;

•	funding available to pay the merger consideration; and

•	litigation.

The representations and warranties expire at the effective time of the merger. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that we delivered to Lilly in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as unqualified characterizations of the actual state of facts or circumstances, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Certain representations and warranties in the merger agreement provide exceptions for items that are not reasonably likely to have a “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means: any event, condition, change, occurrence or development of a state of facts that, individually or in the aggregate with all other events, conditions, changes, occurrences or developments of a state of facts, or “Effect”, is or would reasonably likely be expected to (A) be materially adverse to our business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations or (B) materially impact or delay, prevent or materially impede our ability to perform our obligations under the merger agreement in compliance with its terms or to consummate the transactions contemplated by the merger agreement; provided, however, that no such Effect shall be considered in determining whether a Company Material Adverse Effect has occurred to the extent that it is proximately caused by:

•	changes in any applicable law or GAAP;

•	changes in economic or biotechnology or pharmaceutical industry conditions in the United States (and in each case to the extent that we are not disproportionately adversely affected);

•	acts of terrorism or war occurring after the date of the merger agreement (and in each case to the extent that we are not disproportionately affected);

•	the pendency or announcement of the transactions contemplated by the merger agreement (it being understood that Effects proximately caused by the pendency or announcement of the transactions contemplated by the merger agreement could include disruption in (or loss of) supplier, distributor, partner or similar relationships or loss of employees, or claims made or litigation filed or announced that challenges any of the transactions contemplated by the merger agreement or actions taken by our board or us expressly required by the merger agreement or with Lilly’s written consent in connection therewith);

•	any adverse data resulting from pre-clinical activities other than activities related to our MET, JAK2 or BCR-ABL programs;

•	the failure of us to meet internal or analysts’ projections, in and of itself (it being understood that any Effect that may have caused or contributed to any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	any action taken by us with Lilly’s written consent or the taking of any action expressly required by the merger agreement; or

•	a decline in our stock price, in and of itself (it being understood that any Effect that may have caused or contributed to any such decline may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred).

Conduct of Our Business Prior to the Merger

Affirmative Covenants.  We have agreed that, until the earlier of the effective time of the merger or the termination of the merger agreement, we will:

•	conduct our business only in the ordinary and usual course of business and consistent with past practices;

•	use reasonable best efforts to maintain and preserve substantially intact our business organization, to maintain our significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with us;

•	use reasonable best efforts to retain the services of certain officers and key employees identified by Lilly in consultation with us and to comply in all material respects with all applicable laws and the requirements of all contracts that are material to us;

•	so long as the merger is consummated on or before September 1, 2008, maintain at least $15.0 million in cash, cash equivalents and short-term investments, net of outstanding lines of credit and notes payable as of the date two business days prior to the date the merger is consummated; and

•	use reasonable best efforts to prepare such narratives, synopses and/or reports as are reasonably necessary (determined after consultation with Lilly) in connection with proceeding toward closing the IND with respect to our SGX523 product candidate.

Negative Covenants.  We have agreed that, until the earlier of the effective time of the merger or the termination of the merger agreement, except with the prior written consent of Lilly, we will not, among other things:

•	except with respect to intellectual property, which is addressed separately below, (A) acquire, sell, lease, transfer, encumber or permit to be subject to any lien or dispose of any assets, rights or securities that are material to us, or (B) terminate, cancel or materially modify any material contract;

•	acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

•	amend or propose to amend our certificate of incorporation or bylaws;

•	declare, set aside, make or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of our capital stock;

•	purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of our capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by our employees and directors in payment of withholding tax upon the vesting of restricted stock;

•	adjust, recapitalize, split, combine, subdivide or reclassify any outstanding shares of our capital stock;

•	except for our common stock issuable upon exercise of options outstanding on the date of the merger agreement or the warrants or pursuant to our ESPP (it being understood that, between the date of the merger agreement and September 15, 2008, no more than $17,500 per our bi-weekly pay period may be withheld pursuant to payroll deductions from participants in the ESPP to be applied toward the purchase of shares of our common stock under the ESPP), and the vesting of restricted stock and restricted stock unit awards granted prior to the execution of the merger agreement, issue, sell, encumber, dispose of or authorize, propose or agree to the issuance, sale, encumbrance or disposition by us of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, our capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of our capital stock outstanding on the date of the merger agreement;

•	incur, or modify in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse any such indebtedness of another person, except indebtedness incurred, assumed or guaranteed in the ordinary course of business consistent with past practice and not in excess of $100,000 in the aggregate;

•	make any loans or advances, except to or for the benefit of our subsidiaries;

•	other than to the extent required in a written contract or agreement in existence as of the date of the merger agreement, (A) grant any awards under any employee benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions presently contained therein or awards made thereunder or the commencement of a new purchase period or new offering under the ESPP); (B) grant or increase any severance or termination pay to any current or former director, executive officer, employee, consultant or independent contractor; (C) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such individual; (D) increase the benefits payable under any existing severance or termination pay policies or employment agreements; (E) hire any officers (or promote an employee into an officer position) or increase the compensation, bonus or other benefits of current or former directors, executive officers, employees, consultants or independent contractors; (F) adopt or establish any plan, policy, program or arrangement that would be considered an employee benefit plan if such plan, policy, program or arrangement were in effect as of the date of the merger agreement, or amend in any material respect any existing employee benefit plan; (G) provide any material benefit to a current or former director, executive officer, employee, consultant or independent contractor not required by any existing agreement or employee benefit plan; (H) take any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan or to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan or make any material determinations not in the ordinary course of business under any employee benefit plan; or (I) take any action that would result in its incurring any obligation for any payments or benefits under any employee benefit plan;

•	execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable law) in any material respect any employment, consulting, severance, termination or indemnification agreement between us and any of our respective directors, officers, agents, consultants, independent contractors or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by us;

•	make any material changes in our reporting for taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any material tax election; file any amended tax return with respect to any material tax; make any material change to our method or reporting income, deductions, or other tax items for tax purposes; settle or compromise any tax liability or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

•	settle, compromise or otherwise resolve any litigation or other legal proceedings material to us or that would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in our financial statements or which relates to any of our intellectual property;

•	pay or discharge any claims, liens or liabilities which are not reserved for or reflected on the balance sheets included in our financial statements or incurred in the ordinary course of business after the date of our financial statements;

•	adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of SGX (other than the merger);

•	abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any permit or other material assets (other than our intellectual property);

•	with respect to our intellectual property, (A) other than with respect to material transfer or service agreements, sell, assign, license, sublicense, encumber, impair, abandon, fail to maintain, transfer or otherwise dispose of any of our rights, title or interests in any of our intellectual property; (B) grant any rights under material transfer or service agreements, other than (1) those entered into in the ordinary course of business consistent with past practice in connection with the National Institute of Health Cooperative Agreement Award from the National Institute of General Medical Sciences or the drug discovery collaboration agreement with Cystic Fibrosis Foundation Therapeutics, Inc. or (2) materials sent by us pursuant to service agreements existing as of the date of the merger agreement; (C) extend, amend, waive, cancel or modify any rights in or to our intellectual property; (D) fail to diligently prosecute the patent applications within our intellectual property (provided, however, that with respect to our intellectual property that is jointly owned, our obligation is to diligently prosecute such patent applications to the fullest extent permitted under existing contractual arrangements with third parties covering such intellectual property that is jointly owned); (E) divulge, furnish or make accessible any trade secrets within our intellectual property to any person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets, other than presentations required to be given under the National Institute of Health Cooperative Agreement Award from the National Institute of General Medical Sciences or the drug discovery collaboration agreement with Cystic Fibrosis Foundation Therapeutics, Inc.; or (F) divulge, furnish or make accessible any trade secrets within our intellectual property to any person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets, other than presentations given by us in the ordinary course consistent with past practice, excluding those presentations covered by clause (D) above;

•	enter into any contract that would result in the grant to us of any right or license in the intellectual property of any person (other than contracts in connection with the purchase of laboratory reagents and materials), or amend, assign, terminate or fail to exercise a right of renewal or extension under contract related to our intellectual property;

•	enter into, renew, amend or terminate any material contract or any joint venture, partnership or other similar arrangement; engage in any transaction or series of transactions with any of our affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, without regard to any monetary thresholds therein; or waive, release or assign any rights or claims under any material contract;

•	authorize any new capital expenditures in excess of $100,000 in the aggregate, other than those capital expenditures reimbursed by third parties;

•	fail to use reasonable best efforts to keep in full force and effect all insurance policies maintained by us, other than such policies that expire by their terms (in which event we will use reasonable best efforts so that such policies will be renewed or replaced) or changes to such policies made in the ordinary course of business consistent with past practice;

•	enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts us, or that would reasonably be expected to, after the effective time of the merger, materially limit or restrict Lilly or any of their affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Lilly; or

•	take any action that would or would reasonably be expected to result in any of the conditions to the merger not being satisfied or that would or would reasonably be expected to delay the consummation of, or impair our ability to consummate, the merger.

Proxy Statement; Stockholders Meeting

We agreed to file this proxy statement with the SEC as promptly as practicable following the date of the merger agreement, respond promptly to any comments made by the SEC with respect to this proxy statement and cause this proxy statement and form of proxy to be mailed to our stockholders as promptly as reasonably practicable after its clearance by the SEC. Under the merger agreement, subject to the ability of our board to change its recommendation in favor of the merger pursuant to the merger agreement, we are required to use our reasonable best efforts to solicit proxies from our stockholders and take all other action reasonably necessary or advisable to secure the approval of our stockholders, and through our board, recommend to our stockholders the approval of the merger agreement. In addition, under the merger agreement we are required to call and hold a meeting of our stockholders, for the purpose of obtaining the stockholder approval for the merger agreement and the transactions contemplated thereby, including the merger, as soon as practicable.

Employee Matters

For a period of one year following the effective time of the merger, Lilly has agreed to provide our employees who are located in the United States and retained by Lilly with employee benefits that are substantially comparable in the aggregate to those benefits provided to such employees immediately prior to the merger. However, Lilly will be under no obligation to retain any employee or group of employees of ours other than as required by applicable law or an employment agreement.

For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Lilly, Lilly has agreed to cause each such plan, program or arrangement to treat the prior service with SGX of each person who is an employee or former employee of ours immediately prior to the effective time of the merger (to the same extent such service is recognized under our existing analogous plans, programs or arrangements) as service rendered to Lilly or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting under such plans, programs and arrangements (but not benefit accrual), provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit or provide any benefit not currently provided to such employee. Our employees will also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the closing of the merger occurs, to the extent that, following the closing of the merger, they participate in any other plan for which deductibles or co-payments are required. Lilly has also agreed to use reasonable best efforts to cause each of its employee benefit plans in which our employees participate to waive any preexisting condition that was waived under the terms of any of our employee benefit plans immediately prior to the closing of the merger or waiting period limitation which would otherwise be applicable to an employee of ours on or after the closing of the merger.

Furthermore, Lilly has agreed to recognize any accrued but unused vacation and sabbatical time of our employees as of the closing of the merger, in accordance with the terms of our policies and Lilly will provide such vacation and sabbatical time in accordance with the terms of our policies. However, Lilly will not be obligated to extend or enlarge the benefits available under our policies.

Regulatory Filings

We, Lilly and Merger Sub have each agreed, as promptly as practicable after the date of the merger agreement (and in any event within 10 business days after the date of the merger agreement), to file or cause to be filed with the FTC, the DOJ or any comparable foreign antitrust or competition authority, any notifications required to be filed under the HSR Act with respect to the transactions contemplated by the merger agreement.

Public Statements

We, Lilly and Merger Sub have each agreed to not issue any public release or announcement concerning the merger without the prior written consent of us and Lilly, unless such release or announcement is permitted by the merger agreement or required by law or the rules or regulations of any applicable governmental authority.

Reasonable Best Efforts

We, Lilly and Merger Sub have each agreed to use our respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the merger, including:

•	obtaining all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation of the merger and the other transactions contemplated by the merger agreement,

•	taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a governmental authority,

•	obtaining all necessary consents from third parties, and

•	executing and delivering any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement.

Furthermore, we, Lilly and Merger Sub have each agreed to use our respective reasonable best efforts to respond promptly to any requests for additional information made by the FTC, the DOJ or any other governmental authority, and to cause the waiting period under the HSR Act to terminate or expire at the earliest possible date.

Notification of Certain Matters

We have agreed to give prompt written notice to Lilly of:

•	any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the merger and the other transactions contemplated by the merger agreement;

•	the occurrence or existence of any event that results, or with the passage of time or otherwise, would reasonably be likely to result in the failure of any condition to closing relating to representations and warrants or satisfaction of covenants; or

•	the occurrence or existence of any event having, or which, individually or in the aggregate, would reasonably be expected to have, a Company Material Adverse Effect (See “The Merger Agreement — Representations and Warranties” for what constitutes a Company Material Adverse Effect).

Access to Information

We have agreed to give Lilly and Merger Sub reasonable access to our officers, employees, agents, properties, facilities, books, records, contracts and other assets and to furnish Lilly and Merger Sub all financial, operating and other data and information as they may reasonably request. Lilly and Merger Sub have the right to make such due diligence investigations as they deem necessary or reasonable, upon reasonable notice to us and without significant interference to our operations or properties.

Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals

The merger agreement contains detailed provisions prohibiting us from seeking an alternative transaction to the merger. Under these “no solicitation” and related provisions, subject to specific exceptions described below, we have agreed that, prior to the earlier of the consummation of the merger and the termination of the merger agreement, we will not, and we will not permit any of our representatives to directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage (including by way of furnishing information) the submission of any takeover proposal;

•	approve or recommend any takeover proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any takeover proposal (or resolve to or publicly propose to do any of the foregoing); or

•	participate or engage in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.

For these purposes, “takeover proposal” means any inquiry, proposal or offer from any person (other than Lilly, Merger Sub or any of their affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to:

•	the direct or indirect acquisition (including by way of a license) (whether in a single transaction or a series of related transactions) of our assets (including securities of our subsidiaries) equal to 15% or more of our consolidated assets or to which 15% or more of our revenues or earnings on a consolidated basis are attributable;

•	the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of our equity securities;

•	a tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of our equity securities; or

•	a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, in each case, other than the transactions contemplated by the merger agreement; provided, however, that with respect to a Significant Stockholder (as defined in the merger agreement), “15%” shall be replaced with the percentage of our equity securities directly or indirectly owned by such Significant Stockholder as of the date of the merger agreement (for the avoidance of doubt, the aforementioned ownership of our equity securities by a Significant Stockholder as of the date of the merger agreement shall not, in and of itself, constitute a takeover proposal); and provided further, however, that the direct or indirect acquisition (in one or more transactions) of any of our equity securities (or any rights to acquire any of our equity securities) by such Significant Stockholder occurring after the date of the merger agreement that results in such Significant Stockholder acquiring, directly or indirectly, our equity securities (or rights to acquire our equity securities) in excess of 2% of all our outstanding equity securities on the date of the merger agreement shall constitute a takeover proposal.

Notwithstanding the above-described restrictions, the merger agreement provides that, if we receive an unsolicited bona fide written takeover proposal after the date of the merger agreement that did not result from a breach of the merger agreement and our board reasonably determines in good faith (after consultation with outside counsel and receiving the advice of its financial advisor of nationally recognized reputation) that such takeover proposal constitutes, or is reasonably likely to lead to, a superior proposal and our board determines in good faith, after consulting with and receiving the advise of outside counsel, that the failure to take such action does or would constitute a breach of its fiduciary obligations to our stockholders under Delaware law, then we may, prior to receipt of our stockholders’ approval of the merger agreement (but in no event after such approval):

•	furnish information with respect to us to the person making such takeover proposal and its representatives, but only pursuant to a confidentiality agreement in customary form that is no less favorable to us than our confidentiality agreement with Lilly; provided, however, that (A) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with us and (B) we advise Lilly of all such information delivered to such person concurrently with its delivery to such person and concurrently with its delivery to such person we deliver to Lilly all such information not previously provided to Lilly;

•	conduct discussions or negotiations with such person regarding such takeover proposal; and

•	to the extent permitted under the merger agreement, enter into a binding written agreement concerning a transaction that constitutes a superior proposal.

Under the merger agreement, a “superior proposal” is any bona fide written offer obtained after the date of the merger agreement and not in breach of the merger agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of our outstanding voting equity securities or all or substantially all of our assets on a consolidated basis, and is on terms that our board determines in its good faith judgment (after consultation with outside counsel and receiving the advice of its financial advisor of nationally recognized reputation), taking into account all relevant factors (including the terms and conditions of the takeover proposal, including price, form of consideration, closing conditions, the ability to fully finance the transaction and such other aspects of the takeover proposal as our board in good faith deems relevant), (A) would, if consummated, result in a transaction that is more favorable to the holders of our common stock from a financial point of view than the transactions contemplated by the merger agreement (including the terms of any proposal by Lilly to modify the terms of the transactions contemplated by the merger agreement) and (B) is reasonably capable of being completed on the terms proposed.

We have agreed to provide notice to Lilly within 24 hours after receipt if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, us in respect of any takeover proposal, and we will be required, in any such notice to Lilly, to indicate the identity of the person making such proposal, offer, inquiry or other contact (and include any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request), and we have agreed to promptly keep Lilly informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and provide Lilly with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

In the merger agreement, we have agreed that neither our board nor any committee thereof will:

•	fail to make, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Lilly, the recommendation that our stockholders vote for the adoption of the merger agreement or the approval or declaration of advisability by our board of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any takeover proposal, or resolve or agree to take any such action.

Any failure or action described in the three bullets above is referred to as a “Company adverse recommendation change.”

Notwithstanding the foregoing, our board may, at any time prior to the stockholder vote adopting the merger agreement:

•	fail to make, withdraw or modify its recommendation that our stockholders vote for the adoption of the merger agreement;

•	recommend a takeover proposal that constitutes a superior proposal; or

•	to the extent permitted under the merger agreement, enter into a binding written agreement concerning a transaction that constitutes a superior proposal;

provided that, among other things:

•	our board determines in good faith, after consulting with and receiving advice from outside counsel, that it is required to make such Company adverse recommendation change in order for our board to comply with its fiduciary duties to our stockholders under Delaware law;

•	no Company adverse recommendation change may be made in the absence of a superior proposal and until the fourth business day following Lilly’s receipt of written notice of such determination by our board and compliance by us with the other applicable terms of the merger agreement.

None of the foregoing restrictions will prohibit us or our board from (A) taking and disclosing to our stockholders our position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (B) making any required disclosure to our stockholders, if in each case our board determines in good faith, after consultation with outside counsel, that the taking of such position or the making of such disclosure is necessary in order for our board to comply with its fiduciary duties to our stockholders under Delaware law.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that all rights to indemnification in favor or any person who is, or has been, or becomes prior to the effective time an officer or director of SGX, as provided in our certificate of incorporation and bylaws, or pursuant to agreements, will be assumed by the surviving corporation. For six years after the merger, Lilly and the surviving corporation will indemnify the officers and directors described above to the full extent permitted under applicable law.

Under the merger agreement, Lilly will cause the surviving corporation to maintain our officers’ and directors’ liability insurance policies in effect on the date of the merger agreement for a period of not less than six years after the effective time of the merger, but only to the extent related to actions or omissions prior to the effective time of the merger. The surviving corporation may substitute policies of at least the same coverage and amounts containing terms no less advantageous to our former directors or officers provided that the substitution does not result in gaps or lapses of coverage with respect to matters occurring prior to the effective time of the merger. In no event will Lilly or the surviving corporation be required to expend more than an amount per year equal to 300% of the last annual aggregate premium paid by us for such insurance. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds 300% of the last annual aggregate premium paid by us, Lilly and the surviving corporation must procure and maintain for such six-year period as much coverage as reasonably practicable for such amount. Lilly has the option to extend coverage under our current officers’ and directors’ liability insurance policies by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than our existing officers’ and directors’ liability insurance policies.

Stockholder Litigation

We have agreed to give Lilly the opportunity to participate in the defense or settlement of any stockholder litigation against us or our directors relating to the merger or any of the other transactions contemplated by the merger agreement. We have also agreed not to settle any such litigation without Lilly’s prior written consent.

Conditions to the Merger

The obligation of each of us, Lilly and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock at the special meeting;

•	termination or expiration of the waiting period under the HSR Act; and

•	absence of any legal prohibitions or restraints against the merger (provided that the party seeking to assert this condition shall first, if applicable, take reasonable steps to resist or contest such legal prohibition or restraint).

The obligation of Lilly and Merger Sub to complete the merger are also subject to the satisfaction or waiver of the following additional conditions:

•	subject to certain conditions and limitations set forth in the merger agreement, our representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and on the closing date;

•	we must perform in all material respects all of our obligations, and comply in all material respects with our agreements and covenants in the merger agreement;

•	the absence of certain pending or threatened proceedings by a governmental authorities relating to the merger; and

•	the absence of any event or events since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (See “The Merger Agreement — Representations and Warranties” for what constitutes a Company Material Adverse Effect).

Our obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	subject to certain conditions and limitations set forth in the merger agreement, the representations and warranties of Lilly and Merger Sub in the merger agreement must be true and correct as of the date of the merger agreement and on the closing date; and

•	Lilly must perform in all material respects all of the obligations, and comply in all material respects with the agreements and covenants required to be performed by or complied with by it under the merger agreement at or prior to the closing date.

Termination

The merger agreement may be terminated and the merger may be abandoned by any of the following means, at any time prior to the effective time of the merger, whether before or after the merger agreement has been adopted by our stockholders:

•	by mutual written consent of us, Lilly and Merger Sub;

•	by either us or Lilly, if the merger has not been consummated on or prior to November 15, 2008 (provided that the party seeking the termination did not fail to fulfill its obligations under the merger agreement which prevented the merger from being consummated on or prior to November 15, 2008);

•	by either us or Lilly if any governmental entity issues an order, decree or ruling, or takes any other action in each case making the merger illegal or permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree or ruling or other action has become final and nonappealable (provided that the party seeking to assert such occurrence shall first, if applicable, take reasonable steps to resist or contest such prohibition or restraint and such prohibition or restraint is not primarily due to the failure of such party to perform any of its obligations under the merger agreement);

•	by either us or Lilly if the merger agreement is not adopted by our stockholders at the special meeting;

•	by Lilly, if prior to our stockholders’ adoption of the merger agreement (i) our board has made a Company adverse recommendation change (See “The Merger Agreement — Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals”), (ii) our board does not reject any tender or exchange offer that is commenced or a takeover proposal (replacing “15%” in the definition thereof with “50%”) that is made in writing to our board and publicly disseminated within 10 business days of the commencement or public dissemination thereof, or (iii) we have violated or breached in any material respect any of our non-solicitation obligations under the merger agreement;

•	by Lilly, if (i) there has been any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect (See “The Merger Agreement — Representations and Warranties” for what constitutes a Company Material Adverse Effect), or (ii) we breach any of our representations or warranties or fail to perform in any material respect any of our covenants or other agreements in each case contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of a closing condition (See “Merger Agreement — Conditions to the Merger”), and (B) is incapable of being cured or has not been cured by us within 20 calendar days after written notice has been given by Lilly to us of such breach or failure to perform;

•	by us, if Lilly has breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in the merger agreement, which breach or failure to perform (i) has had or would reasonably be expected to have a material adverse effect on Lilly, and (ii) is incapable of being cured or has not been cured by Lilly within 20 calendar days after written notice has been given by us to Lilly of such breach or failure to perform; or

•	by us, if prior to our stockholders’ adoption of the merger agreement, (i) we are in compliance with our non-solicitation obligations under the merger agreement, (ii) our board has received a takeover proposal that it has determined in good faith, after consultation with our financial advisor of nationally recognized reputation and outside counsel, constitutes a superior proposal, (iii) we have notified Lilly in writing that we intend to enter into a definitive agreement implementing such superior proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice, which we refer to as a “superior proposal notice”, (iv) during the four business day period following Lilly’s receipt of a superior proposal notice, (A) we have offered to negotiate with (and, if accepted, negotiated in good faith with), and have caused our respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Lilly in making adjustments to the terms and conditions of the merger agreement and (B) our board has determined in good faith, after the end of such four business day period, and after considering the results of such negotiations and the revised proposals made by Lilly, if any, that the superior proposal giving rise to such notice continues to be a superior proposal; provided, however, that any amendment, supplement or modification to the financial terms or other material terms of any takeover proposal shall be deemed a new takeover proposal and we may not terminate the merger agreement pursuant to this provision unless we have complied with the requirements of this provision with respect to such new takeover proposal, including sending a superior proposal notice with respect to such new takeover proposal and offering to negotiate for four business days from such new superior proposal notice, (v) prior to or concurrently with such termination, we pay to Lilly in immediately available funds the termination fee required to be paid pursuant to the merger agreement, and (vi) our board concurrently approves, and we concurrently enter into, a definitive agreement providing for the implementation of such superior proposal.

Effect of Termination

If the merger agreement is terminated by either us or Lilly in accordance with its terms, the merger agreement will immediately become void and have no effect, without any liability or obligation on the part of us, Lilly or Merger Sub, other than certain provisions relating to broker’s or finder’s fees, public announcements, notifications, availability of information, availability of remedies, confidentiality agreements, termination fees and expenses, and other miscellaneous provisions. However, no party will be relieved from any liability for any willful breach of the merger agreement prior to such termination.

Termination Fee

In the event that:

•	(i) a takeover proposal has been made to SGX or has been made directly to our stockholders generally or any person has publicly announced an intention to make a takeover proposal and thereafter, (ii) the merger agreement is terminated by SGX or Lilly if, (A) under certain circumstances, the merger has not been consummated on or prior to November 15, 2008 or (B) if the merger agreement is not adopted by our stockholders at the special meeting, and (iii) we enter into a definitive agreement with respect to, or consummate a transaction contemplated by, any takeover proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date the merger agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

•	(i) a takeover proposal has been made to SGX or has been made directly to our stockholders generally or any person has publicly announced an intention to make a takeover proposal and thereafter, (ii) the merger agreement is terminated by Lilly as a result of our breach of any of our representations or warranties or our failure to perform in any material respect any of our covenants or other agreements in each case contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of a closing condition, and (B) is incapable of being cured or has not been cured by us within 20 calendar days after written notice has been given by Lilly to us of such breach or failure to perform, and (iii) we enter into a definitive agreement with respect to, or consummate a transaction contemplated by any takeover proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date the merger agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

•	the merger agreement is terminated by Lilly, if (i) prior to our stockholders’ adoption of the merger agreement, our board has made a Company adverse recommendation change (See “The Merger Agreement — Limitation on Soliciting, Discussing or Negotiating Other Acquisition Proposals”), (ii) our board does not reject any tender or exchange offer that is commenced or a takeover proposal (replacing “15%” in the definition thereof with “50%”) that is made in writing to our board and publicly disseminated within 10 business days of the commencement or public dissemination thereof (including, for these purposes, by taking no position with respect to the acceptance by our stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to reject such offer), or (iii) we have violated or breached in any material respect any of our non-solicitation obligations under the merger agreement;

•	the merger agreement is terminated by us, if prior to our stockholders’ adoption of the merger agreement, (i) we are in compliance with our non-solicitation obligations under the merger agreement, (ii) our board has received a takeover proposal that it has determined in good faith, after consultation with our financial advisor of nationally recognized reputation and outside counsel, constitutes a superior proposal, (iii) we have notified Lilly in writing that we intend to enter into a definitive agreement implementing such superior proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice, which we refer to as a “superior proposal notice”, (iv) during the four business day period following Lilly’s receipt of a superior proposal notice, (A) we have offered to negotiate with (and, if accepted, negotiated in good faith with), and have caused our respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Lilly in making adjustments to the terms and conditions of the merger agreement and (B) our board has determined in good faith, after the end of such four business day period, and after considering the results of such negotiations and the revised proposals made by Lilly, if any, that the superior proposal giving rise to such notice continues to be a superior proposal; provided, however, that any amendment, supplement or modification to the financial terms or other material terms of any takeover proposal shall be deemed a new takeover proposal and we may not terminate the merger agreement pursuant to this provision unless we have complied with the requirements of this provision with respect to such new takeover proposal, including sending a superior proposal notice with respect to such new takeover proposal and offering to negotiate for four business days from such new superior proposal notice, (v) prior to or concurrently with such termination, we pay to Lilly in immediately available funds the termination fee required to be paid pursuant to the merger agreement, and (vi) our board concurrently approves, and we concurrently enter into, a definitive agreement providing for the implementation of such superior proposal; or

•	the merger agreement is terminated by us or Lilly if, (i) under certain circumstances, the merger has not been consummated on or prior to November 15, 2008 or if the merger agreement is not adopted by our stockholders at the special meeting or by Lilly as a result of our breach of any of our representations or warranties or our failure to perform in any material respect any of our covenants or other agreements in each case contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of a closing condition, and (B) is incapable of being cured or has not been cured by us within 20 calendar days after written notice has been given by Lilly to us of such breach or failure to perform, and (ii) we enter into a definitive agreement with any Significant Stockholder (as defined in the merger agreement) with respect to, or consummate a transaction contemplated by, any takeover proposal (replacing the percentage of equity securities of SGX directly or indirectly owned by such Significant Stockholder as of the date of the merger agreement in the definition thereof with “50%”) within 12 months of the date the merger agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

then we must pay to Lilly a termination fee of $2.0 million, plus an additional amount not to exceed $250,000 for the expenses of Lilly.

Amendment

The merger agreement may be amended by a writing signed by each of the parties. However, after the adoption of the merger agreement by our stockholders at the special meeting, there will be no amendment made that in any way materially adversely affects the rights of such stockholders (other than a termination of the merger agreement in accordance with its terms) without the further approval of such stockholders.

THE VOTING AGREEMENT

The following description sets forth the material provisions of the voting agreement but does not purport to describe all of the terms of the voting agreement. The full text of the voting agreement is attached to this proxy statement as Annex B. You are urged to read the voting agreement in its entirety.

As a condition of, and an inducement to, Lilly entering into the merger agreement, on the date the merger agreement was executed, each of Michael Grey, Stephen K. Burley, W. Todd Myers, Siegfried Reich, Karin Eastham, Christopher S. Henney, Atlas Venture Fund IV, L.P., and its affiliated entities that hold shares of our common stock, and BAVP, L.P. (which is an affiliate of Louis Bock, a member of our board) who collectively beneficially owned approximately 26% of the outstanding shares of our common stock as of the record date, entered into a voting agreement with Lilly.

Under the terms of the voting agreement, each of the above stockholders irrevocably appointed Lilly as its proxy to vote all shares of our outstanding common stock held by that stockholder as of the record date:

•	in favor of the merger and the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, and any actions required in furtherance thereof;

•	against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of ours under the merger agreement; and

•	against (i) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving us (other than the merger), (ii) a sale or transfer of a material amount of our assets or capital stock, or (iii) any action that is intended, or would reasonably be expected, to impede, interfere with, prevent, delay, postpone or adversely affect the transactions contemplated by the merger agreement.

During the term of the voting agreement, except as otherwise provided therein, each stockholder agrees not to:

•	sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to such actions of, such stockholder’s shares of our common stock or any interest contained therein;

•	grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to such stockholder’s shares of our common stock;

•	enter into, or deposit such stockholder’s shares of our common stock into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such stockholder’s shares of our common stock; or

•	commit or agree to take any of the foregoing actions.

Under the terms of the voting agreement, each stockholder agrees not to exercise any appraisal rights or any dissenters’ rights that such stockholder may have or could potentially have in connection with the merger agreement and the transactions contemplated by the merger agreement.

The voting agreement will terminate on the earliest of (i) the termination of the merger agreement in accordance with its terms, (ii) with respect to any stockholder, the written agreement of such stockholder and Lilly to terminate the voting agreement, (iii) the consummation of the merger, and (iv) the date of any amendment of the merger agreement to alter the merger consideration in a manner adverse to the stockholders without the stockholders’ consent.

ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE SPECIAL MEETING

If at the special meeting the number of shares of our common stock present or represented and voting in favor of the approval of the merger agreement is insufficient to approve the merger agreement under Delaware law and under our certificate of incorporation, our management may move to adjourn, postpone or continue the special meeting in order to enable our board to continue to solicit additional proxies in favor of the approval of the merger agreement. In that event, we will ask you to vote only upon the adjournment, postponement or continuation proposal and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board to vote in favor of adjourning, postponing or continuing the special meeting and any later adjournments. If our stockholders approve the adjournment, postponement or continuation proposal, we could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to approve the merger agreement, including the solicitation of proxies from our stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the merger agreement, we could adjourn, postpone or continue the special meeting without a vote on the proposal to approve the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

The adjournment, postponement or continuation proposal requires that holders of more of our shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to approve the merger agreement will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the special meeting to a later date.

Our board believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the proposal to approve the merger agreement is insufficient to approve the merger agreement, it is in the best interests of our stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

DISSENTERS’ RIGHTS

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of our common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of our common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of our common stock. All demands for appraisal should be addressed to SGX Pharmaceuticals, Inc., 10505 Roselle Street, San Diego, California 92121 Attn: Corporate Secretary, Telephone (858) 558-4850, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s).

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your brokerage firm, bank, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective date of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon SGX, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on our part to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Although we believe the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of our common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF COMMON STOCK

Our common stock is listed on The Nasdaq Global Market under the symbol “SGXP.” The following table sets forth the high and low sales prices of our common stock for the periods indicated.

		High ($)	Low ($)

Year Ended December 31, 2006	First Quarter	9.71	5.75
	Second Quarter	8.18	4.65
	Third Quarter	5.50	1.88
	Fourth Quarter	3.56	2.50
Year Ended December 31, 2007	First Quarter	5.91	3.20
	Second Quarter	5.50	4.61
	Third Quarter	7.40	5.29
	Fourth Quarter	6.59	4.71
Year Ended December 31, 2008	First Quarter	5.21	1.36
	Second Quarter	1.68	1.22
	Third Quarter (through July 18)	3.09	1.30

On July 7, 2008, the last full day of trading before the day of our public announcement of our execution of the merger agreement, the closing price of our common stock reported was $1.43 per share. On July 18, 2008, the last full day of trading before the date of this proxy statement, the closing price of our common stock reported was $2.99 per share.

RISK FACTORS

In addition to the other information included in this proxy statement, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Information,” you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger agreement.

We will incur substantial expenses related to the merger, and the merger might not be completed if we or Lilly are unable to fulfill all of the closing conditions.

We estimate that we will incur aggregate costs of approximately $6.0 million associated with the merger, none of which has been paid as of June 30, 2008, as well as severance costs relating to our employees of approximately $3.3 million. The consummation of the merger is conditioned upon the fulfillment of certain conditions by each of the parties, including our obligation to obtain all licenses, permits, consents and approvals in connection with the merger. Although we intend to obtain all such approvals, it is possible that we may not be able to obtain all such approvals. It is not certain if the transaction would proceed in the event that certain of our or Lilly’s closing conditions cannot be satisfied. For example, if any required third party consent is not received, it is possible that Lilly might not consummate the merger.

The announcement of the merger could harm us, and failure to complete the merger could negatively affect our stock price and future business and operations.

The announcement of the merger could have a negative effect on our business relationships, operating results and business generally. In addition, if the merger is not completed for any reason, the price of our common stock may decline to the extent that the current market price of our common stock reflects a positive market assumption that the merger will be completed. Furthermore, if the merger agreement is terminated, we may be unable to find a third party willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. In addition, we may not be able to enter into partnering arrangements or successfully pursue financing activities, or obtain adequate funding through other strategic opportunities. This could limit our ability to merge with another entity, continue as a stand alone entity or otherwise pursue our strategic goals in an atmosphere of increased uncertainty. Speculation regarding the likelihood of the closing of the merger could increase the volatility of our stock price.

Some of our officers and directors have interests in the merger that may influence them to support or approve the merger in a manner different than other stockholders.

Some of the directors who recommend that you vote in favor of the merger, and the officers who provided information to our board relating to the merger, have employment, indemnification, stock option and bonus arrangements that provide them with interests in the merger that may differ from yours. The receipt of compensation or other benefits in the merger may have influenced our directors in making their recommendation that you vote in favor of the transactions called for by the merger agreement, and the officers in making recommendations to the our board relating to the merger.

We will no longer exist as an independent public company following the merger and our stockholders will forego any increase in our value.

If the merger is successful, we will no longer exist as an independent public company and our stockholders will forego any potential increase in our value that might have otherwise resulted from our possible growth or from the future advancement of our drug discovery and development programs.

Upon termination of the merger agreement under specified circumstances, we may be required to pay a termination fee to Lilly.

Upon termination of the merger agreement under specified circumstances, we may be required to pay Lilly a $2.0 million termination fee, plus an additional amount not to exceed $250,000 for expenses of Lilly, at a time when such a payment could materially and adversely affect our liquidity and our ability to continue our business operations or otherwise continue as a going concern.

If the merger is not consummated, we may run out of cash and ultimately end up with no alternative other than to liquidate or seek protection under U.S. bankruptcy laws.

If the merger is not consummated, based on our existing cash, cash equivalents and short term investments, together with cash from existing and new collaborations, commercial agreements and grants, and anticipated cash needs, we, absent new financing or funding through partnering or financing activities or through other strategic opportunities, are projected to require additional cash infusion in the second half of 2009, or potentially sooner, and could ultimately end up with no alternative other than to liquidate or to seek protection under U.S. bankruptcy laws.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders, and there will be no public participation in any future meetings of stockholders. However, if the merger is not consummated, we expect to hold our annual meeting of stockholders in 2009.

Stockholder Proposals.  To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 17, 2008, to Annette North, Esq.; 10505 Roselle Street, San Diego, California 92121. If you wish to submit a proposal that is to be included in next year’s proxy materials or nominate a director, you must do so by February 5, 2009. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current Bylaws are available at the SEC’s website, www.sec.gov, or upon written request to Investor Relations, SGX Pharmaceuticals, Inc., at 10505 Roselle Street, San Diego, California 92121.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of July 16, 2008 by all persons who, to our knowledge, were the beneficial owners of more than 5% of the outstanding shares of our common stock, each of our directors, each of our current named executive officers (as defined in Item 402(a)(3) of Regulation S-K) and all directors and executive officers as a group.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total

Biotechnology Value Fund, L.P. and its affiliates(2)	5,905,274	28.6%
900 North Michigan Avenue, Suite 1100
Chicago, IL 60611
BAVP, L.P.(3)	2,569,663	12.4%
950 Tower Lane, Suite 700
Foster City, CA 94404
Atlas Venture Fund IV, L.P. and its affiliates(4)	2,504,095	12.1%
890 Winter Street, Suite 320
Waltham, MA 02451
OrbiMed Advisors LLC and Orbimed Capital LLC and its affiliates(5)	2,408,400	11.7%
767 Third Avenue, 30th Floor
New York, NY 10017
Great Point Partners LLC and its affiliates(6)	1,186,357	5.7%
165 Mason Street, 3rd Floor
Greenwich, CT 06830
Michael Grey(7)	480,677	2.3%
Stephen K. Burley(8)	291,572	1.4%
W. Todd Myers(9)	78,389	*
Terence Rugg(10)	58,853	*
Siegfried Reich(11)	80,887	*
Louis C. Bock(12)	2,569,663	12.4%
Karin Eastham(13)	35,000	*
Christopher S. Henney(14)	170,215	*
Joseph Turner(15)	5,625	*
All directors and executive officers as a group (10 persons)(16)	3,883,023	18.8%

*	Less than one percent.

(1)	This table is based upon information supplied by our executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of our stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 20,667,204 shares outstanding on July 16, 2008, adjusted as required by rules promulgated by the SEC.

(2)	Includes 3,250,200 shares held by BVF Investments, L.L.C. (“Investments”), 1,342,774 shares held by Biotechnology Value Fund, L.P. (“BVF”), 914,700 shares held by Biotechnology Value Fund II, L.P. (“BVF2”) and 397,600 shares held by Investment 10, L.L.C. (“ILL10”). BVF Partners L.P. and BVF Inc., share voting and dispositive power over shares of our common stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf, BVF Partners L.P. acts as an investment manager and accordingly, BVF Partners L.P. and BVF Inc. have beneficial ownership of all the shares of our common stock owned by such parties.

(3)	The voting and disposition of the shares held by BAVP, L.P. is determined by a majority-in-interest of the four managing members of Scale Venture Management I, LLC (“Scale”), the ultimate general partner of BAVP,

L.P. Louis C. Bock, one of our directors, is one of the four managing members of Scale and, as such, may be deemed to share voting and investment power with respect to the 2,546,747 shares of common stock beneficially owned by Scale. Mr. Bock disclaims beneficial ownership of these shares, except to the extent of his proportionate pecuniary interest therein. Mr. Bock also holds stock options, subject to vesting, to purchase up to 32,500 shares of our common stock, 22,916 shares of which he has the right to acquire from us within 60 days of July 16, 2008 and are included above. Pursuant to the policies of Scale and its affiliates, Mr. Bock is deemed to hold this stock option for the benefit of BAVP, L.P. and must exercise the stock option solely for the benefit of BAVP, L.P.; therefore, BAVP, L.P. may be deemed to be the indirect beneficial owner of such stock option.

(4)	Includes 27,734 shares (the “Atlas III Shares”) held by Atlas Venture Fund III, L.P. (“Atlas III”), 602 shares (the “AVE III Shares”) held by Atlas Venture Entrepreneurs’ Fund III, L.P. (“AVE III”), 2,426,391 shares (the “Atlas IV Shares”) held by Atlas Venture Fund IV, L.P. (“Atlas IV”) and 30,341 shares (the “AVE IV Shares”, and together with the Atlas III Shares, the AVE III Shares, the Atlas IV Shares, the “Shares”) held by Atlas Venture Entrepreneurs’ Fund IV, L.P. (“AVE IV,” and together with Atlas III, AVE III, and Atlas IV the “Funds”). By virtue of their relationship as affiliated limited partnerships, each of the Funds may be deemed to share the power to direct the disposition of and vote the Atlas III Shares, the AVE III Shares, the Atlas IV Shares and the AVE IV Shares, for an aggregate of 2,485,068 shares of Common Stock. As general partner of the Funds and by virtue of the Funds relationship as affiliated limited partnerships, each of Atlas Venture Associates III, L.P. (“AVA III LP.”) and Atlas Venture Associates IV, L.P. (“AVA IV LP”) may also be deemed to beneficially own the Shares. As the general partner of AVA III LP and AVA IV LP respectively, Atlas Venture Associates III, Inc. (“AVA III Inc.”) and Atlas Venture Associates IV, Inc. (“AVA IV Inc.”) may also be deemed to beneficially own the Shares. AVA III LP, AVA IV LP, AVA III Inc. and AVA IV Inc. disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein. In their capacities as directors of AVA III Inc. and AVA IV Inc. each of Messrs. Axel Bichara, Dr. Jean-Francois Formela and Christopher Spray may be deemed to beneficially own the Shares. Each of Messrs. Bichara, Formela and Spray disclaim beneficial ownership of the Shares except to the extent of his pecuniary interest therein. Dr. Formela also holds stock options to purchase 22,500 shares of our common stock, 19,027 shares of which he has the right to acquire from us through September 5, 2008 and are included above. The proceeds of the sale of any such shares belong to Atlas Venture Advisors, Inc., and, therefore, Dr. Formela disclaims beneficial ownership of these shares, except to the extent of his proportionate pecuniary interest therein.

(5)	Includes 681,100 shares held by Caduceus Capital Master Fund Limited (“Caduceus Master”), 433,400 shares held by Caduceus Capital II, L.P. (“Caduceus Capital”), 401,700 shares held by UBS Eucalyptus Fund, LLC (“UBS”), 48,800 shares held by PW Eucalyptus Fund, Ltd. (“PW”), 173,400 shares held by Summer Street Life Sciences Hedge Fund Investors LLC (“Summer Street”) and 670,000 shares held by Stichting Pensioenfonds ABP (“Stichting”). The share numbers provided in this table do not include warrants held by Caduceus Master to purchase 189,000 shares, warrants held by Caduceus Capital to purchase 120,000 shares, warrants held by UBS to purchase 111,000 shares, warrants held by PW to purchase 13,500 shares, warrants held by Summer Street to purchase 48,000 shares and warrants held by Stichting to purchase 201,000 shares and, in each case which become exercisable beginning on May 19, 2008. Such warrants were acquired by these holders in connection with a private placement offering on November 19, 2007. OrbiMed Advisors, LLC serves as the investment adviser for each of these selling stockholders and, in such capacity, has the discretionary authority to vote over and dispose of the shares held by these selling stockholders and may be deemed to be the beneficial owner of these shares. Samuel D. Isaly, in his capacity as Managing Partner of OrbiMed Advisors, LLC, also has discretionary authority to vote over and dispose of the shares held by these selling stockholders, and may be deemed to be the beneficial owner of these shares.

(6)	Includes 664,360 shares (the “BMVF Shares”) held by Biomedical Value Fund, L.P. (“BMVF”) and 521,997 shares (“the BOVF Shares”) held by Biomedical Offshore Value Fund, Ltd. (“BOVF”). The share numbers provided in this table do not include warrants held by BMVF to purchase 199,308 shares and warrants held by BOVF to purchase 156,599 shares and, in each case which become exercisable beginning on May 19, 2008. Such warrants were acquired by these holders in connection with a private placement offering on November 19, 2007. Great Point Partners LLC (“Great Point”) is the investment manager of BMVF and BOVF and by virtue of such status may be deemed to be the beneficial owner of the BMVF Shares and the

BOVF Shares. Each of Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”), as senior managing member of Great Point, and Mr. David Kroin (“Mr. Kroin”), as special managing member of Great Point, has voting and investment power with respect to the BMVF Shares and the BOVF Shares, and therefore may be deemed to be the beneficial owner of the BMVF Shares and the BOVF Shares. Great Point, Dr. Jay and Mr. Kroin disclaim beneficial ownership of the BMVF Shares and the BOVF Shares, except to the extent of their respective pecuniary interests.

(7)	Includes 380,677 shares that Mr. Grey has the right to acquire from us within 60 days of July 16, 2008 pursuant to the exercise of stock options.

(8)	Includes 235,841 shares that Dr. Burley has the right to acquire from us within 60 days of July 16, 2008 pursuant to the exercise of stock options.

(9)	Includes 54,166 shares that Mr. Myers has the right to acquire from us within 60 days of July 16, 2008 pursuant to outstanding stock options and restricted stock units.

(10)	Represents shares that Dr. Rugg has the right to acquire from us within 60 days of July 16, 2008 pursuant to the exercise of stock options.

(11)	Includes 58,227 shares that Mr. Reich has the right to acquire from us within 60 days of July 16, 2008 pursuant to outstanding stock options and restricted stock units.

(12)	Includes 2,546,747 shares of our common stock and options to purchase up to 22,916 shares of our common stock that Mr. Bock has the right to acquire from us within 60 days of July 16, 2008.

(13)	Includes 695 shares that are subject to repurchase by as of July 16, 2008 under certain circumstances and 22,500 shares that Ms. Eastham has the right to acquire from us within 60 days of July 16 , 2008 pursuant to the exercise of stock options.

(14)	Includes 13,050 shares held by Dr. Henney’s two adult children who do not reside with him, over which Dr. Henney has no beneficial ownership or control and 60,000 shares that Dr. Henney has the right to acquire from us within 60 days of July 16, 2008 pursuant to the exercise of stock options.

(15)	Represents shares that Mr. Turner has the right to acquire from us within 60 days of July 16, 2008 pursuant to the exercise of stock options.

(16)	Includes the shares referred to in footnotes (3), (7), (8), (9), (10), (11), (12), (13), (14) and (15).

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with this proxy solicitation, a number of brokers with account holders who are SGX stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent with your broker. If, at any time, you would prefer to receive a separate proxy statement, please send a request in writing to SGX Pharmaceuticals, Inc., Annette North, Corporate Secretary, 10505 Roselle Street, San Diego, California 92121 at 858-558-4850. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2007 (filed on March 27, 2008);

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2008 (filed on May 13, 2008); and

•	Our Current Reports on Form 8-K filed on February 27, 2008 and July 8, 2008.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at 10505 Roselle Street, San Diego, California 92121 Attn: Corporate Secretary, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JULY 21, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN

THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors,

Michael Grey
President and Chief Executive Officer
San Diego, California
July 21, 2008

ANNEX A

PRIVILEGED AND CONFIDENTIAL

Agreement and Plan of Merger

dated as of July 8, 2008

among

Eli Lilly and Company,

REM Merger Sub, Inc.

and

SGX Pharmaceuticals, Inc.

Agreement and Plan of Merger (this “Agreement”), dated as of July 8, 2008, among Eli Lilly and Company, an Indiana corporation (“Parent”), REM Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and SGX Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

Introduction

The respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

In furtherance of such acquisition, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger (the “Merger”) of Merger Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company as of the Effective Time shall be converted into the right to receive the Merger Consideration.

Concurrently with the execution of this Agreement and as an inducement to and condition of Parent’s willingness to enter into this Agreement, each of the stockholders of the Company listed on Schedule I is entering into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), the form of which is attached as Exhibit A, pursuant to which, among other things, each such stockholder agrees to vote its shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement.

In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.  Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“AJCA” means the American Jobs Creation Act of 2004, as amended.

“Bayh-Dole Act” means the Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., as may be amended or succeeded from time to time, and the regulations promulgated thereunder.

“Business Day” means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Board” means the Board of Directors of the Company.

“Company Charter Documents” means the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company.

“Company Employee Benefit Plan” means any material plan, program, policy, practice, agreement or arrangement providing compensation or benefits in any form to any current or former employee, officer, director, independent contractor or consultant of the Company or any of the Company Subsidiaries (or any Company ERISA Affiliate) or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, consulting, independent contractor, unemployment, hospitalization or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan or any other plan, program, policy, agreement or arrangement.

“Company Financial Advisor” means Lazard Frères & Co. LLC.

“Company Intellectual Property” means all Intellectual Property owned, controlled, licensed or used by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, condition, change, occurrence or development of a state of facts that, individually or in the aggregate with all other events, conditions, changes, occurrences or developments or a state of facts (“Effect”), is or would reasonably likely be expected to (i) be materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) materially impact or delay, prevent or materially impede the ability of the Company to perform its obligations under this Agreement in compliance with its terms or to consummate the Transactions; provided, however, that no such Effect shall be considered in determining whether a Company Material Adverse Effect has occurred to the extent that it is proximately caused by (A) changes in any applicable Law or GAAP, (B) changes in economic or biotechnology or pharmaceutical industry conditions in the United States (and in each case to the extent that the Company and the Company Subsidiaries considered as a single enterprise are not disproportionately adversely affected), (C) acts of terrorism or war occurring after the date hereof (and in each case to the extent that the Company and the Company Subsidiaries considered as a single enterprise are not disproportionately affected), (D) the pendency or announcement of the Transactions (it being understood that Effects proximately caused by the pendency or announcement of the Transactions could include disruption in (or loss of) supplier, distributor, partner or similar relationships or loss of employees, or claims made or litigation filed or announced that challenges any of the Transactions or actions taken by the Company Board or the Company expressly required by this Agreement or with Parent’s written consent in connection therewith), (E) any adverse data resulting from pre-clinical activities other than activities related to the Company’s MET, JAK2 or BCR-ABL programs, (F) the failure of the Company to meet internal or analysts’ projections, in and of itself (it being understood that any Effect that may have caused or contributed to any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (G) any action taken by the Company with Parent’s written consent or the taking of any action expressly required by this Agreement, or (H) a decline in the Company’s stock price, in and of itself (it being understood that any Effect that may have caused or contributed to any such decline may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred).

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 16, 2008, between Parent and the Company.

“Constituent Corporations” means, collectively, the Company and Merger Sub.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract, purchase order or other agreement, instrument or obligation.

“Copyrights” means (i) all copyrights (including copyrights in any package inserts, marketing or promotional materials, labeling information or other text provided to consumers), whether registered or unregistered throughout the world, (ii) any registrations and applications therefor, (iii) all rights and priorities afforded under any international treaty, convention, or the like, (iv) all extensions and renewals of any thereof, (v) the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees), and proceeds of suit, and (vi) any rights similar to the foregoing in any country, including moral rights.

“Current Government Contract” means any Government Contract, the period of performance of which has not yet expired or terminated or for which final payment has not yet been received.

“DGCL” means the Delaware General Corporation Law.

“DOJ” means the United States Department of Justice.

“Environmental Laws” means any federal, foreign, state or local statute, law, code, or legal requirement, including regulations, rules, orders, judgments, judicial decisions, permits, licenses, approvals, ordinances, injunctions, directives and the common law, pertaining or relating to pollution, the environment, natural resources, the protection of the environment, or human health and safety, including any of the foregoing pertaining to (i) the presence, receipt, manufacture, processing, generation, use, distribution, transport, shipment, treatment, handling, storage, disposal, removal or remediation of any Hazardous Substance, (ii) air, water (including ground, surface and drinking water), land surface or subsurface strata, noise, or odor pollution, (iii) the release or threatened release into the environment of any Hazardous Substance, including emissions, discharges, injections, spills, escapes, dumping or leaching of any Hazardous Substance, (iv) the protection of natural resources, including wildlife, marine sanctuaries, wetlands and all endangered and threatened species, (v) storage tanks, vessels and containers whether above- or underground, abandoned, disposed or discarded barrels, containers and other closed receptacles, or (vi) health and safety of employees and other persons.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ESPP” means the Company’s 2005 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers) incurred by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Voting Agreement and the Transactions.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act and any regulations and regulatory guidance promulgated thereunder.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any prime contract, subcontract, grant, teaming agreement or arrangement, cooperative agreement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company or any Company Subsidiary, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.

“Governmental Authority” means any Federal, state, local or foreign governmental or regulatory (including stock exchange) authority.

“Hazardous Substance” means, whether alone or in combination and whether solid, liquid or gaseous, (i) biologic agents or vectors, genetically modified organisms (whether or not living), culture, or serum that are listed in the HHS and USDA Select Agents and Toxins pursuant to 7 CFR Part 311, 9 CFR Part 121, and 42 CFR Part 73, and/or those that are not otherwise exempt under NIH guidelines for Research Involving

Recombinant DNA Molecules (2002) or otherwise subject to regulation by Environmental Law, (ii) any “hazardous substance,” as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, (iii) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, and (iv) any chemical, pollutant, contaminant, waste, or hazardous, dangerous or toxic material or substance, infectious or contagious material or substance, special waste, medical waste, biomedical waste, mutagenic or carcinogenic material or substance, endotoxin, blood-borne pathogen or terms of similar import including asbestos and asbestos containing material, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, oil, petroleum and petroleum products and by-products, lead and lead-based paint, pesticides, natural or synthetic gas, nuclear fuel, nuclear material, urea formaldehyde, bacteria, fungi, mold or any material subject to regulation, investigation, control or remediation under any applicable Law or that is capable of causing harm or injury to human health, natural resources or the environment or could give rise to liability or an obligation to remediate under any Law, all as amended or hereafter amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means intellectual property rights, including Trademarks, Internet Property, Software, Copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, Know-How, confidential information, Trade Secrets, and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, chemical and biological materials, devices, methods, patterns, formulations and specifications.

“Internet Property” means (i) all websites and rights thereto and (ii) all URLs, internet protocol addresses and corresponding domain names, including all registrations and applications relating thereto.

“Know-How” means any proprietary or nonproprietary information related to the manufacture, preparation, development (including research, pre-clinical and clinical), or commercialization of a product, including data, product specifications, processes, product designs, plans, ideas, concepts, inventions, formulae, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, stability, safety, quality assurance, quality control and clinical information, technical information, research information, and all other confidential or proprietary technical and business information, whether or not embodied in any documentation or other tangible materials, including any trade secret or other rights therein.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Owned Company Intellectual Property” means Company Intellectual Property licensed to the Company or any Company Subsidiary or in which the Company or any Company Subsidiary otherwise possesses sufficient legal enforceable rights to use, but not including Owned Company Intellectual Property.

“Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to (i) the Merger Consideration per share of Company Common Stock less (ii) the exercise price payable in respect of each share of Company Common Stock issuable under such Option.

“Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former Subsidiary of the Company or predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans.

“OTS Software License” means a license for off-the-shelf computer software that is commercially available and generally available to the public for purchase.

“Owned Company Intellectual Property” means Company Intellectual Property in which the Company or any Company Subsidiary has or purports to have an ownership interest.

“Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other Transactions.

“Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications described in clauses (i) and (ii), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (i), (ii) and (iii), (v) any and all licenses, royalties, income, payments, causes of action, claims, demands or other rights occasioned from or because of any and all past, present and future infringement of any of the foregoing, including all rights to recover damages (including attorneys’ fees), proceeds of suit, profits and injunctive or other relief for such infringement, and (vi) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

“Permitted Lien” means (i) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due and payable or the amount of which is being contested in good faith, (ii) deposits made in the ordinary course of business, (iii) Liens of mechanics, materialmen, warehousemen or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable, (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements or similar Liens securing obligations incurred in the ordinary course of business that are not yet due and payable, (v) in the case of leased property, all matters, whether or not of record, affecting the title of the owner of the leased property that in the aggregate are not material, and (vi) Liens and encumbrances which are incurred in the ordinary course of business and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of such business.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

“PHSA” means the Public Health Service Act and any regulations and regulatory guidance promulgated thereunder.

“Restricted Stock” means any outstanding award of restricted Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Restricted Stock Unit” means any outstanding award of restricted stock units based upon Company Common Stock with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Section 262” means Section 262 of the DGCL.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Stockholder” means any stockholder of the Company owning, directly or indirectly, more than 15% of the equity securities of the Company (or rights to acquire more than 15% of the equity securities of the Company) outstanding on the date hereof.

“Software” means computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

“Stock Plans” means the Company’s 2000 Equity Incentive Plan, 2005 Equity Incentive Plan and 2005 Non-Employee Directors’ Stock Option Plan.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Subsidiary Documents” means the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Company Subsidiaries.

“Superior Proposal” means any bona fide written offer obtained after the date hereof and not in breach of this Agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the outstanding voting equity securities of the Company or all or substantially all of the assets of the Company and the Company Subsidiaries on a consolidated basis, and is on terms that the Company Board determines in its good faith judgment (after consultation with outside counsel and receiving the advice of its financial advisor of nationally recognized reputation), taking into account all relevant factors, including the terms and conditions of the Takeover Proposal, including price, form of consideration, closing conditions, the ability to fully finance the transaction and such other aspects of the Takeover Proposal as the Company Board in good faith deems relevant, (i) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by Parent to modify the terms of the Transactions) and (ii) is reasonably capable of being completed on the terms proposed.

“Surviving Corporation” means the corporation surviving the Merger after the Effective Time.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) relating to (i) the direct or indirect acquisition (including by way of a license) (whether in a single transaction or a series of related transactions) of assets of the Company and the Company Subsidiaries (including securities of Company Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company, (iii) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company, or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, in each case, other than the Transactions; provided, however, that with respect to a Significant Stockholder, “15%” shall be replaced with the percentage of equity securities of the Company directly or indirectly owned by such Significant Stockholder as of the date of this Agreement (for the avoidance of doubt, the aforementioned ownership of Company Common Stock by a Significant Stockholder as of the date hereof shall not, in and of itself, constitute a Takeover Proposal); provided further, however, that the direct or indirect acquisition (in one or more transactions) of any equity securities (or any rights to acquire any equity securities) of the Company by such Significant Stockholder occurring after the date of this Agreement that results in such Significant Stockholder acquiring, directly or indirectly, equity securities of the Company (or rights to acquire equity securities of the Company) in excess of 2% of all Company Common Stock outstanding on the date hereof shall constitute a Takeover Proposal.

“Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes.

“Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto.

“Trade Secrets” means trade secrets as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law.

“Trademark” means (i) all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, designs, industrial designs and other identifiers of source and all other general intangibles of a like nature, whether registered or unregistered, (ii) all registrations and applications for any of the foregoing, (iii) all extensions or renewals of any of the foregoing, (iv) all of the goodwill connected with the use of and symbolized by the foregoing, (v) all rights and priorities afforded under the United States “common law,” under the “common law” of any other country or jurisdiction, or under any international treaty, convention, or the like, (vi) the right to sue for past, present and future infringement, misappropriation or dilution of any of the foregoing or for any injury to goodwill, (vii) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages (including attorneys’ fees) and proceeds of suit, and (viii) any rights similar to the foregoing in any country.

“Transactions” means the Merger and the other transactions contemplated by each of this Agreement and the Voting Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar provision of state law that applies to the Company or the Company Subsidiaries.

“Warrant” means a Common Stock Purchase Warrant issued by the Company and listed on Schedule II.

(b) The following terms are defined in the following sections of this Agreement:

Term	Section

409A Authorities	4	.10(l)
Agreement	Preamble
Appraisal Shares	3	.2(c)
Bankruptcy and Equity Exception	4	.3(a)
Certificate of Merger	2.4
Certificates	3	.3(b)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Adverse Recommendation Change	7	.8(c)
Company Common Stock	Introduction
Company Disclosure Letter	4
Company Employee	7	.2(b)
Company ERISA Affiliates	4	.10(a)
Company Financial Statements	4	.5(b)
Company Recommendation	7	.1(b)
Company SEC Reports	4	.5(a)
Company Stockholders Meeting	7	.1(b)
D&O Insurance	7	.9(c)
Drug Laws	4	.14(b)

Term	Section

Effective Date	2.4
Effective Time	2.4
Environmental Permits	4	.13(a)
ESPP Termination Date	3	.4(d)
Exchange Fund	3	.3(a)
Exercise Period	3	.4(a)
GLP	4	.14(d)
Indemnified Party	7	.9(a)
Indemnifying Parties	7	.9(b)
Judgment	4	.3(c)
Law	4	.3(c)
Lease	4	.16(a)(iv)
Leased Real Property	4	.19(b)
Material Contract	4	.16(a)
Maximum Amount	7	.9(c)
Merger	Introduction
Merger Consideration	3	.2(a)
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	4	.10(l)
Outside Date	9	.1(b)
Owned Software	4	.15(l)
Parent	Preamble
Paying Agent	3	.3(a)
Permits	4	.1(a)
Proceedings	4	.7(a)
Proxy Statement	4	.3(d)
Representatives	7	.8(a)
Required Company Stockholder Vote	4	.3(a)
Superior Proposal Notice	9	.1(h)
Termination Fee	9	.3(b)
To the knowledge of the Company	10.3
Voting Agreement	Introduction

ARTICLE 2

THE MERGER

Section 2.1.  The Merger.  At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation.

Section 2.2.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.3.  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (East Coast time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 8 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Covington & Burling

LLP, 1201 Pennsylvania Avenue, N.W., Washington, DC 20004, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

Section 2.4.  Consummation of the Merger.  Immediately following the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

Section 2.5.  Organizational Documents; Directors and Officers.

(a) The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL, except that the name of the Surviving Corporation may be changed to a name to be specified by Parent. The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be.

(b) If requested by Parent prior to the Effective Time, the Company shall use its reasonable best efforts to cause the directors of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time and to deliver to Parent written evidence of such resignations at or prior to the Effective Time.

ARTICLE 3

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1.  Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Merger Sub capital stock will be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 3.2.  Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be canceled pursuant to Section 3.2(b) and (ii) any Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive $3.00 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.3, without interest.

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 shall not be converted into the right to receive Merger Consideration as provided in Section 3.2(a), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262 (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 3.2(a). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available by the Paying Agent pursuant to Section 3.3(a) to pay for Appraisal Shares shall be returned to Parent upon demand.

Section 3.3.  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 3.3. At or promptly following the Effective Time, Parent shall deposit with the Paying Agent in accordance with this Article 3, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Such Merger Consideration deposited with the Paying Agent shall, pending its disbursement to holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.2, (i) a letter of transmittal (in customary form which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and is reasonably acceptable to the Company) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive promptly in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate entitle such holder to receive pursuant to the provisions of this Article 3 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 3.3 the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 3.2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 3.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 3, except as otherwise provided by Law.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article 3 shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration.

(e) No Liability.  None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any amounts payable pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Paying Agent Charges.  The Surviving Corporation or Parent shall bear and pay all charges and expenses of the Paying Agent incurred in connection with the payment of the Merger Consideration.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(h) Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

Section 3.4.  Company Options; Restricted Stock; ESPP.

(a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that each Option granted under the 2005 Equity Incentive Plan and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option, or, if the Option Consideration shall be a negative number, no such cash payment shall be due and owing. Except as otherwise provided below, any Option Consideration due and owing shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that each Option granted under the 2000 Equity Incentive Plan or the 2005 Non-Employee Directors’ Stock Option Plan and then outstanding shall be accelerated in full to a date prior to the Effective Time as the Company Board shall determine (or, if the Company Board shall not determine such date, to the date that is five days prior to the Effective

Time), and such Options shall terminate at the Effective Time if not exercised at or prior to the Effective Time. Notwithstanding the foregoing, each holder of an Option granted under the 2000 Equity Incentive Plan or the 2005 Non-Employee Directors’ Stock Option Plan that, in each case, contingent upon the occurrence of the Effective Time, expires at the expiration of the five-day exercise period preceding the Effective Time (the “Exercise Period”) by virtue of being outstanding and unexercised at the expiration of the Exercise Period pursuant to the 2000 Equity Incentive Plan or the 2005 Non-Employee Directors’ Stock Option Plan but that would otherwise be outstanding and unexercised immediately prior to the Effective Time, and that has an exercise price that is less than the Merger Consideration shall receive at the Effective Time from Parent or the Paying Agent (at the direction of Parent) an amount in cash equal to the product of (x) the number of outstanding and unexercised shares of Company Common Stock subject to each such Option (as accelerated in full as set forth in this Section 3.4) as of immediately prior to the expiration of the Exercise Period and (y) the excess of the Merger Consideration over the exercise price per share of Company Common Stock applicable to such Option, less any required withholding taxes. Prior to the Effective Time, the Company shall make any amendments to the terms of the Stock Plans and use reasonable best efforts to obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 3.4 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Option until any necessary consents are obtained. Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Stock Plans, such termination to be effective at or before the Effective Time.

(b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide for the lapse as of the Effective Time of all forfeiture provisions applicable to any shares of Restricted Stock. Each holder of Restricted Stock shall be treated as a holder of the corresponding number of shares of Company Common Stock as of the Effective Time in accordance with the terms of Section 3.2 in the same manner as other outstanding shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time.

(c) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that each Restricted Stock Unit outstanding immediately prior to the Effective Time (whether or not then vested) shall be canceled and terminated at the Effective Time. Each holder of a Restricted Stock Unit shall be treated as a holder of the corresponding number of shares of Company Common Stock as of the Effective Time in accordance with the terms of Section 3.2 in the same manner as other outstanding shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time.

(d) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required with respect to the ESPP as are necessary to provide that the ESPP shall terminate, effective immediately before the Effective Time (the “ESPP Termination Date”). On the ESPP Termination Date, each purchase right under the ESPP as of the ESPP Termination Date shall be automatically exercised by applying the payroll deductions of each participant in the ESPP for the applicable Offering Period (as defined in the ESPP) to the purchase of a number of whole shares of Company Common Stock (subject to the provisions of the ESPP regarding the number of shares purchasable) at an exercise price per share of Company Common Stock equal to 85% of the Merger Consideration, which number of shares will then be canceled, immediately prior to the Effective Time, and converted into the right to receive the Merger Consideration in accordance with Section 3.2(a) hereof. Any excess payroll deductions withheld from a participant that are not used as a result of ESPP share limitations shall be distributed to such participant without interest. If a fractional number of shares results, then such number shall be rounded down to the next whole number, and the excess payroll deductions shall be distributed to the applicable participant without interest.

Section 3.5.  Warrants.  Prior to the Effective Time, the Company shall take all actions necessary to provide that each Warrant that is outstanding immediately prior to the Effective Time and is not exercised prior to the Effective Time shall cease to represent a right to acquire shares of the Company Common Stock and shall be converted, at the Effective Time, into the right to receive (upon surrender of the warrant certificate) an amount in cash, without interest, equal to the product of (a) the amount, if positive, by which the Merger Consideration exceeds the per share exercise price of such Warrant and (b) the number of shares of Company Common Stock issuable upon exercise of such Warrant.

Section 3.6.  Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

Section 3.7.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies the Section (or, if applicable, subsection) of this Agreement to which such exception relates (provided, however, that any disclosure contained in any section of the Company Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement only to the extent that it is reasonably and readily apparent that such disclosure is applicable to such other Section of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1.  Organization.

(a) Each of the Company and the Company Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted. Each of the Company and the Company Subsidiaries possesses all licenses, franchises, permits, exemptions, clearances, certificates, approvals and authorizations, and any applications for, and supplements or amendments to, the foregoing (collectively, “Permits”) from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Charter Documents which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of the Subsidiary Documents, in each case, as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of their respective provisions. The Company has made available to Parent correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board and the Company Subsidiaries since January 1, 2006; provided, however, that the Company shall not be obligated to furnish to Parent any minutes for meetings or portions of meetings to the extent that they discuss the Transactions or alternative transactions considered by the Company Board.

Section 4.2.  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement: (A) 20,656,153 shares of Company Common Stock (including outstanding shares of Restricted Stock) were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Options to purchase 2,701,000 shares of Company Common Stock out of a total of 2,882,902 shares of Company Common Stock reserved for issuance under the Stock Plans (including upon exercise of the Options); (E) 297,645 shares of Company Common Stock were reserved for issuance (but not issued) in connection with the grant of equity-based awards under the ESPP; (F) the Company had withheld approximately $145,000 in cash, as of the end of the last pay period, pursuant to payroll deductions from the participants in the ESPP to be applied toward the purchase of shares of Company Common Stock under the ESPP; (G) 56,251 shares of Company Common Stock were reserved for issuance in connection with outstanding Restricted Stock Units; and (H) there were outstanding Warrants exercisable for 1,682,009 shares of Company Common Stock and such number of shares of Company Common Stock were reserved for issuance upon conversion of the Warrants. Such issued and outstanding shares of Company Common Stock have been, and all such shares of Company Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each equity-based award (including Restricted Stock) and Option outstanding under the Stock Plans indicating the applicable Stock Plan and type of award such as an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, the extent to which such award or Option is vested and exercisable or subject to acceleration, the date on which such award or Option was granted, the Stock Plan under which such award or Option was granted, the number of shares of capital stock of the Company issuable thereunder and the expiration date and exercise or conversion price relating thereto. The treatment of the awards and Options described in Section 3.4 shall not violate the terms of the Stock Plans or any agreement governing the terms of such awards or Options. All of the Options have been granted solely to employees, consultants (who are individuals) or directors of the Company in the ordinary course of business consistent with past practice. All Options have been granted in accordance with the terms of the Stock Plans and applicable Law, and, with respect to each outstanding Option, the exercise price is no less than the fair market value of such Option on the date of grant and the Option is either exempt from or not otherwise subject to the requirements of Section 409A of the Code. Since January 1, 2006, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than pursuant to agreements which permit or require the Company to repurchase shares of its capital stock upon termination of services to the Company or any Company Subsidiary. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options and Warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(c) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party relating to the voting or disposition of any shares of the capital stock of the Company or any of the Company Subsidiaries or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board or any Company Subsidiary.

(d) Except as set forth in Section 4.2(a), as of the date of this Agreement, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of the Company Subsidiaries to issue, deliver, register or sell, or cause to be issued, delivered, registered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in or other voting securities of, the

Company or of any Company Subsidiary, (B) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of the Company. As of the date of this Agreement, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities of the Company. No Company Subsidiary owns any Company Common Stock.

Section 4.3.  Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized and approved by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except for the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Stockholder Vote”). No other vote of the Company’s stockholders is necessary in connection with this Agreement, the Voting Agreement or the consummation of any of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously adopted resolutions (i) authorizing the execution, delivery and performance of this Agreement, (ii) approving, adopting and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) authorizing, approving and declaring advisable the Voting Agreement, (iv) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, and (v) authorizing the submission of this Agreement to the Company’s stockholders for their approval and recommending that the Company’s stockholders adopt this Agreement.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule or regulation or orders of Governmental Authorities (“Law”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, permit, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act, (iii) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), additional proxy materials under Rule 14b-12 under the Exchange Act and such reports under Section 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq, (v) compliance with the “blue sky” laws of various states, (vi) completing any notice required under the FDCA or similar Laws of jurisdictions other than the United States, and (vii) any other material consent, approval, order, authorization, registration, declaration or filing.

Section 4.4.  Subsidiaries.

(a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 4.4(a) of the Company Disclosure Letter. The Company Subsidiaries have no operations, assets, liabilities or employees.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.

Section 4.5.  SEC Reports and Financial Statements.

(a) Since January 31, 2006, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC in a timely manner. As of their respective filing dates, or if amended or supplemented, as of the date of the last such amendment or supplement, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated financial statements (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports, when filed, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or as noted in the notes to such financial statements) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the respective dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 31, 2006, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct.

(d) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act and all regulations of the SEC.

(f) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board and to Parent, (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(g) Since January 31, 2006, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting. To the knowledge of the Company, there is no reason to believe that its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations that (i) are accrued or reserved against in the most recent Company Financial Statements included in the Company SEC Reports filed prior to the date of this Agreement or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such Company Financial Statements and, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (iii) are incurred in connection with the Transactions, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(i) Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of all comment letters from the SEC since January 31, 2006 through the date of this Agreement with respect to any of the Company SEC Reports and all correspondence since January 31, 2006 through the date of this Agreement from or with the SEC or the DOJ relating to accounting, sales and other business practices of the Company or any Company Subsidiary. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Reports.

(j) To the knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. Except as set forth in Company compliance reports made available to Parent prior to the date of this Agreement, since January 31, 2006 through the date of this Agreement, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the principal executive officer, principal financial officer, general counsel or similar legal officer, the Company Board or any committee thereof.

Section 4.6.  Absence of Material Adverse Changes, etc.  Except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2008 and the Current Reports on Form 8-K filed with the SEC on March 12, 2008 and May 13, 2008 (specifically excluding, however, any forward-looking statements or disclosures set forth under the caption “Risk Factors” contained in such reports), since January 1, 2008 through the date of this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(b) except for any actions required to be taken in furtherance of the Transactions, any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.1(b).

Section 4.7.  Litigation.

(a) There are no suits, claims, actions, proceedings, arbitrations, mediations, or, to the knowledge of the Company, governmental investigations, informal inquiries or requests for documents, whether by subpoena or informal letter (“Proceedings”), pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, against any of their respective directors, officers, employees or agents in their capacities as such or which affect the assets or operations of the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries nor any of their respective properties is or are subject to any material Judgment.

(b) There are no pending, and in the past three years there have been no, written claims of any director, officer or employee of the Company or any of the Company Subsidiaries seeking indemnification from the Company or any of the Company Subsidiaries under applicable Law, the Company Charter Documents or the Subsidiary Documents, any insurance policy maintained by the Company or any of the Company Subsidiaries or any Contract.

Section 4.8.  Information Supplied.  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 4.9.  Broker’s or Finder’s Fees.  Except for the Company Financial Advisor, no agent, broker, investment banker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses in connection with such broker’s or finder’s services to the Company or any Company Subsidiary in connection with any of the Transactions. The Company has heretofore delivered to Parent a complete and correct copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

Section 4.10.  Employee Plans.

(a) Section 4.10 of the Company Disclosure Letter sets forth all Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed or required to be contributed to, or provided by, the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any liability.

(b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of any written Company Employee Benefit Plan and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Employee Benefit Plan, and written summaries of the material terms of all unwritten Company Employee Benefit Plans; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if any, for each Company Employee Benefit Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, and any pending applications for a determination or opinion letter; and (v) all notices or other written correspondence given to such Company Employee Benefit Plan, the Company, or any ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan or provided to any such entity by the Company Employee Benefit Plan, the Company or an ERISA Affiliate.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable and up-to-date (through any applicable remedial amendment period) determination, advisory or opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. All assets of a Company Employee Benefit Plan consist of cash or marketable securities.

(d) The Company has (i) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it and/or any such plan are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports.

(e) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to the Company Employee Benefit Plans. All contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the date of this Agreement.

(f) Neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan. To the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan. No fiduciary, within the meaning of Section 3(21) of ERISA, has breached his or her fiduciary duty with respect to a Company Employee Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Company Employee Benefit Plan.

(g) No Company Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company, a Company Subsidiary nor any ERISA Affiliate of the Company or a Company Subsidiary has ever sponsored, contributed to, been required to contribute to, or had any obligations or incurred any liability under any plan that is subject to Title IV of ERISA or Section 412 of the Code, or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(h) The Company and the Company Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, alone or in connection with any other event (such as a termination of employment) will (i) result in any payment becoming due under any Company Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. No benefit that is or may become payable by any Company Employee Benefit Plan as a result of, or arising under, this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.

(j) The Company and the Company Subsidiaries have no formal plan, commitment, or proposal, whether legally binding or not, and have not made a commitment to any individual to create any additional benefit plans, programs, policies or arrangements or modify or change any existing Company Employee Benefit Plan that would affect any current or former employee, director, consultant, or independent contractor, of the Company, or any beneficiary or alternate payee of such an individual. No events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(k) The Company has the right at any time to amend or terminate each Company Employee Benefit Plan without incurring any liability other than with respect to benefits that have already accrued under a retirement plan.

(l) Each Company Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the regulations issued thereunder or (B) Internal Revenue Service Notice 2005-1 (clauses (i) and (ii), together, the “409A Authorities”). No Company Employee Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the AJCA, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

Section 4.11.  Opinion of Financial Advisor.  The Company Financial Advisor has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of the Company Common Stock (other than the Company, Merger Sub, Parent or any wholly-owned Subsidiary of Parent or the Company) pursuant to this Agreement is fair, from a financial point of view, to the holders of the Company Common Stock. A written copy of such opinion will be provided to Parent as soon as practicable after the date hereof. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and/or references thereto in the Proxy Statement, provided that the opinion is reproduced therein in full and any such references are in a form reasonably acceptable to the Company Financial Advisor and its counsel.

Section 4.12.  Taxes.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has timely filed all federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct; and (ii) all Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2007 are adequate to cover all Taxes accruing through such date. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no deficiencies have been asserted in writing against the Company or any Company Subsidiary as a result of examinations by any state, local, federal or foreign taxing authority and no issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements; and (ii) any deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any taxing authority has been paid or is being contested in good faith and in accordance with Law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP.

(c) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by and settled with the Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2003.

(f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). Except for any liability that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has been notified in writing that it will be required to incur any liability for Taxes of any Person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) with respect to any Tax claim that has been made by a taxing authority with respect to such other Person.

(g) The Company and the Company Subsidiaries have duly and timely withheld, collected, paid and reported to the proper Governmental Authorities all Taxes required to have been withheld, collected, paid or reported.

Section 4.13.  Environmental Matters.

(a) The Company and the Company Subsidiaries are and have for the past five years been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, licenses, consents, certificates, approvals and authorizations (“Environmental Permits”), if any, required under Environmental Laws in connection with the operation of the Company’s and the Company Subsidiaries’ businesses or owned, leased or operated real property, and no Environmental Permit is or, to the knowledge of the Company, will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the Transactions.

(b) There are no pending or, to the knowledge of the Company, threatened demands, claims, investigations, proceedings, information requests, complaints, administrative or judicial orders, or notices against the Company or any Company Subsidiary or any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary alleging non-compliance in any material respect with or material liability under any Environmental Law.

(c) There are no facts, circumstances or conditions associated with the Company or any Company Subsidiary or their respective operations or any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary or any other property, including any property at which the Company or any Company Subsidiary or any Person working at the request or direction of the Company or any Company Subsidiary has arranged for the disposal or treatment of Hazardous Substances, that would reasonably be expected to give rise to any material violation of any Environmental Laws or result in the Company or any Company Subsidiary incurring any material liability under any Environmental Law.

(d) None of the Company or any Company Subsidiary has, in the course of its business, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that is contaminated by any Hazardous Substance or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List,” the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action under any Environmental Law or to pay for the costs of any such action at the site.

(e) To the knowledge of the Company, any storage tanks (whether above or under ground) previously located at any real property or facility currently or formerly owned, operated or leased by the Company or any Company Subsidiary were at all times maintained, operated, sealed, closed or disposed of in accordance in all material respects with all applicable Environmental Laws.

(f) There are no circumstances or conditions relating to the properties, assets or business of the Company or any of the Company Subsidiaries that would reasonably be expected to prevent such properties, assets or business, when used and operated in the manner currently used and operated, from continuing to operate in compliance in all material respects with all applicable Environmental Laws.

(g) Neither the Company nor any Company Subsidiary has assumed or retained by contract (including leases) or other binding agreement or by operation of Law, any liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law.

(h) The Company and each Company Subsidiary have made available to Parent copies of all material environmental or health and safety assessments, audits, investigations, or similar reports pertaining to the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary, to the extent in the possession, custody or control of the Company or any Company Subsidiary.

Section 4.14.  Compliance.

(a) Neither the Company nor any Company Subsidiary is in violation in any material respect of any Law applicable to the Company or any Company Subsidiary or by which any of their respective properties or other assets or any of their businesses or operations are bound or any rule, regulation, guideline, guidance or requirement issued under any of the foregoing or has received any written notice or other written communication (or to the knowledge of the Company any oral notice or other communication) from any Governmental Authority of any violation or any investigation with respect to any such Law.

(b) All activities conducted by the Company or any of the Company Subsidiaries and, to the knowledge of the Company, all activities conducted by a third party on behalf of the Company or any of the Company Subsidiaries, in each case, that are subject to the jurisdiction of the FDA or any comparable Governmental Authority, or subject to the FDCA, the PHSA or similar Laws of any foreign jurisdiction (collectively, “Drug Laws”), have been conducted in compliance in all material respects with all applicable requirements under all such Drug Laws, including those relating to good laboratory practices, good clinical practices, adverse event reporting, good manufacturing practices, recordkeeping, and filing of reports. Except for matters governed by Environmental Laws, which are addressed in Section 4.13, neither the Company nor any of the Company Subsidiaries has received any written notice or other written communication (or to the knowledge of the Company any oral notice or other communication) from the FDA or any other Governmental Authority alleging any violation of any Drug Law, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law related to product quality, including “Good Manufacturing Practice”, “Good Laboratory Practice”, and “Good Clinical Practice” as those terms are defined by FDA and in all applicable Drug Laws, by the Company or any Company Subsidiary relating to any activity that is subject to Drugs Laws. Neither the Company nor any of the Company Subsidiaries has received any (i) notices of inspectional observations (including those recorded on form FDA 483), establishment inspection reports, warning letters, untitled letters, (ii) notice of any intention to conduct an investigation or review, or (iii) other documents issued by the FDA or any other Governmental Authority that indicate lack of compliance with any Drug Law by the Company, any Company Subsidiary, or by Persons who are otherwise performing services for the benefit of the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries have all Permits from the FDA or any comparable Governmental Authority that are required to conduct the Company’s and the Company Subsidiaries’ businesses as now being conducted, and such Permits are in full force and effect in all material respects. The Company and the Company Subsidiaries have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of such Permits in full force and effect. The Company and the Company Subsidiaries are in compliance in all material respects with the terms of all Permits. Neither the Company nor any of the Company Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger or any of the other Transactions, in and of itself, will not cause the revocation or cancellation of any Permit.

(d) All preclinical tests performed by the Company or any of the Company Subsidiaries and, to the knowledge of the Company, all preclinical tests performed by a third party on behalf of the Company or any of the Company Subsidiaries, in each case, in connection with or as the basis for any submission to the FDA or other comparable Government Authority, filed under an IND, CTA, or other foreign equivalent or that the Company anticipates will be submitted to the FDA or other comparable Governmental Authority either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice (“GLP”) requirements, including those contained in 21 C.F.R. Part 58 or (ii) involved experimental research techniques that were not required to be performed by a registered GLP testing laboratory (with appropriate notice being given to FDA or the applicable Governmental Authority).

(e) All human clinical trials to the extent conducted by the Company or any of the Company Subsidiaries and, to the knowledge of the Company (for purposes solely of this Section 4.14(e), “knowledge of the Company” means the actual knowledge of the officers and employees listed on Schedule III), all human clinical trials conducted by a third party on behalf of the Company or any of the Company Subsidiaries, have been and are being conducted in material compliance with all applicable requirements of “Good Clinical Practice”, “Informed Consent” and, to the knowledge of the Company, “Institutional Review Boards”, as those terms are defined by FDA and in all applicable Drug Laws relating to clinical trials or the protection of human subjects, including those contained in the International Conference on Harmonization 6: Good Clinical Practices Consolidated Guideline, and in 21 C.F.R. Parts 50, 54, 56, and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services, and all comparable foreign Drug Laws. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, anyone acting on behalf of the Company or any Company Subsidiary, has received any written notice (or to the knowledge of the Company any oral notice) that the FDA or any other Governmental Authority or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or suspend or terminate any IND (or foreign equivalent thereto) sponsored by the Company or any Company Subsidiary, or otherwise restrict the preclinical research on or clinical study of any Company product candidate. Notwithstanding the foregoing, any representation is made only to the knowledge of the Company with respect to activities by third parties to which the Company has transferred its regulatory obligations under the provisions of 21 C.F.R. Section 312.52 or any comparable foreign Drug Law.

(f) All clinical trials conducted by or on behalf of the Company or any Company Subsidiary and the results of all such clinical trials have been registered and disclosed in accordance with all applicable Drug Laws.

(g) All manufacturing operations required to be conducted in accordance with applicable Good Manufacturing Practices as that term is defined by the FDA and in all applicable Drug Laws conducted by or, to the knowledge of the Company, for the benefit of, the Company or any Company Subsidiary with respect to Company product candidates have been and are being conducted in accordance, in all material respects, with such applicable Good Manufacturing Practices.

(h) No product or product candidate manufactured, tested, distributed, held or marketed by the Company or any of the Company Subsidiaries has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product or product candidate or pre-market approvals or marketing authorizations are pending or, to the knowledge of the Company, threatened, against the Company or any of its Affiliates, nor have any such proceedings been pending at any time. Except with respect to Troxatyl, for which the Company has provided the final clinical study report for SPD758-216 and clinical study report synopses for SPD758-109 and SPD758-110, the Company has, prior to the execution of this Agreement, provided or made available to Parent all information about adverse drug experiences obtained or otherwise received by the Company or any of the Company Subsidiaries from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by the Company, any of the Company Subsidiaries or any of their licensors or licensees in the possession of the Company or any of the Company Subsidiaries. In addition, the Company (and each Company Subsidiary, as applicable) has filed all annual and periodic reports, amendments and IND Safety Reports required for any of its products or product candidates required to be made to the FDA or any other Governmental Authority.

(i) There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary with respect to (i) a violation by the Company or any Company Subsidiary of any Drug Law, or (ii) any alleged injuries to a participant in any clinical trial conducted by or on behalf of the Company or any Company Subsidiary.

(j) Section 4.14(j) of the Company Disclosure Letter sets forth a complete and accurate listing (x) by study title and report number, where applicable or (y) including a description, where study title and report number are not applicable, as of the date hereof of all preclinical studies and clinical trials previously or currently undertaken or sponsored with respect to SGX126, SGX523 and SGX393 product candidates of the Company or any Company Subsidiary in connection with or as the basis for any regulatory submission by or on behalf of the Company or the Company Subsidiaries to the FDA or any other Governmental Authority. Complete and accurate copies of all such data and reports made available to the Company with respect to the studies and trials listed in Section 4.14(j) of the Company Disclosure Letter have been provided or made available for review to Parent, and the Company has otherwise provided or made available for review all material preclinical and material clinical studies and trials conducted by the Company or any of the Company Subsidiaries and, to the knowledge of the Company, all material preclinical and material clinical studies and trials conducted by a third party on behalf of the Company or any of the Company Subsidiaries, and all other material information known to it regarding the efficacy and safety of such product candidates.

(k) Neither the Company nor any Company Subsidiary is marketing, distributing, selling or otherwise commercializing any product, or has done so.

(l) Except with respect to Troxatyl, for which the Company has provided the final clinical study report for SPD758-216 and clinical study report synopses for SPD758-109 and SPD758-110, the Company and each Company Subsidiary have delivered or made available to Parent all forms, licenses, reports, applications, material written correspondence, and material meeting minutes received from or sent to the FDA and any other similar Governmental Authority, and all written reports of phone conversations, visits or other contact with the FDA and any other similar Governmental Authority, relating to any product candidate of the Company or any Company Subsidiary or to compliance with any Drug Law, including any and all notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other similar Governmental Authority which bear in any way on the Company’s compliance with regulatory requirements of the FDA or any other similar Governmental Authority.

(m) None of the Company, any Company Subsidiary, or any officer, employee or, to the knowledge of the Company, agent of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991). Neither the Company (or any Company Subsidiary) nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. Section 335a or any similar state or federal Law or (ii) exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar state or federal Law.

Section 4.15.  Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of all registered Company Intellectual Property (other than Trade Secrets, Know-How, Software and goodwill attendant to the Intellectual Property and other intellectual property rights not reducible to schedule form), including (i) a complete and accurate list of all Patents, (ii) a complete and accurate list of all owned registered Copyrights, and (iii) a complete and accurate list of all registered Trademarks.

(b) To the knowledge of the Company, the Company Intellectual Property is enforceable and valid. None of the Owned Company Intellectual Property, and to the knowledge of the Company none of the Non-Owned Company Intellectual Property, has been or is the subject of any pending Proceeding (including, with respect to Patents, inventorship challenges, interferences, reissues, reexaminations and oppositions, and with respect to Trademarks, invalidation, opposition, cancellation, abandonment or similar Proceeding) or any order of any court or other Governmental Authority (i) restricting the use of such Company Intellectual Property, (ii) restricting assignment or license thereof by the Company or any Company Subsidiary, as applicable, or (iii) that causes or would reasonably be expected to cause any Company Intellectual Property to be invalid or unenforceable, or challenging the Company’s rights in any Company Intellectual Property. To the knowledge of the Company, none of the Company Intellectual Property has been or is the subject of any threatened Proceeding or claim of infringement threatened or made in writing. Section 4.15(b) of the Company Disclosure Letter sets forth any and all settlements or agreements reached with respect to any such Proceedings related to the Owned Company Intellectual Property.

(c) The Company is the sole and exclusive owner of, and has the valid right to use, all Owned Company Intellectual Property and has the valid right to use all Non-Owned Company Intellectual Property. Section 4.15(c) of the Company Disclosure Letter sets forth a complete and accurate list of all royalty, license fee and other payment obligations payable by or to the Company or any Company Subsidiary with respect to the Company Intellectual Property. The Company or a Company Subsidiary, as applicable, has the unrestricted right to assign, transfer or grant to Parent all of its rights in and to the Owned Company Intellectual Property free of any rights or claims of any Person or any other Liens other than rights granted under routine material transfer and service agreements, and without payment by any Person of any royalties, license fees or other amounts to any other Person. The consummation of the Transactions will not (i) result in the loss of, or otherwise adversely affect, any rights of the Company or any Company Subsidiary in any Company Intellectual Property, (ii) grant or require Parent, the Company or any Company Subsidiary to grant to any Person any rights with respect to any Intellectual Property, (iii) subject the Parent, the Company or any Company Subsidiary to any increase in royalties or other payments in respect of any Company Intellectual Property, or (iv) diminish any royalties or other payments the Parent, the Company or any Company Subsidiary would otherwise be entitled to in respect of any Owned Company Intellectual Property.

(d) Neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, or granted any licenses to any Company Intellectual Property to third parties, or otherwise caused or permitted any Lien to attach to any Company Intellectual Property or any Patents, Know-How, Trademarks or other Intellectual Property or related technology or products that would have been Company Intellectual Property, but for such assignment, transfer, license, conveyance or Lien other than rights granted under routine material transfer and service agreements. Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any other Person, is party to any agreements with third parties that materially limit or restrict use of the Owned Company Intellectual Property by the Company or any Company Subsidiary or require any payments for such use. No other Person has any proprietary, commercial, joint ownership, royalty or other interest in the Owned Company Intellectual Property or the goodwill associated therewith. Neither the Company nor any Company Subsidiary has entered into any Contract

(i) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company, (ii) expressly agreeing to indemnify any Person against any charge of infringement of any of the Company Intellectual Property, or (iii) granting any Person the right to control the prosecution of any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company. There are no existing agreements, options, commitments, or rights with, of or to any Person to acquire or obtain any rights to any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company.

(e) To the knowledge of the Company, there is no unauthorized use, infringement, misappropriation or violation of any of the Owned Company Intellectual Property or Non-Owned Company Intellectual Property that is exclusively licensed to the Company by any Person. The conduct of the business of the Company or any Company Subsidiary as currently conducted or currently contemplated (as described in the Company SEC Reports) to be conducted in the future, including marketing, sale, use or other exploitation of any product currently under investigation or in development by the Company or any Company Subsidiary, to the knowledge of the Company, does not presently infringe or misappropriate or otherwise violate, as applicable, the intellectual property rights or other proprietary rights of any Person and neither the Company nor any Company Subsidiary has received any written notice (or to the knowledge of the Company any oral notice) from any Person, or has knowledge of, any claim or assertion to the contrary.

(f) To the knowledge of the Company, all issuance, renewal, maintenance and other material payments that are or have become due with respect to the Owned Company Intellectual Property have been timely paid. To the knowledge of the Company, all documents, certificates and other material in connection with the Owned Company Intellectual Property have, for the purposes of maintaining such Company Intellectual Property, been filed in a timely manner with the relevant Governmental Authorities. The Company and the Company Subsidiaries have properly filed, prosecuted and maintained all Patents and Trademarks included in the Owned Company Intellectual Property and have used reasonable best efforts to maintain all material other Owned Company Intellectual Property. To the knowledge of the Company, no act has been done or omitted to be done by the Company which has had, or would reasonably be expected to have, the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Owned Company Intellectual Property, or give any Person any rights with respect thereto. The Company is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Authority as the sole and exclusive owner of record for each registration, grant and application included in the registered Owned Company Intellectual Property.

(g) The Company and the Company Subsidiaries have taken all reasonable measures to maintain in confidence all proprietary Know-How and to protect the secrecy, confidentiality and value of all Trade Secrets included within the Company Intellectual Property.

(h) All Company personnel who have contributed to or participated in the conception or development of any Owned Company Intellectual Property have executed and delivered to the Company a confidentiality agreement restricting such Person’s right to disclose proprietary information of the Company. To the knowledge of the Company, no Company personnel have any claim against the Company in connection with such Person’s involvement in the conception and development of any Owned Company Intellectual Property and no such claim has been asserted or threatened in writing. To the knowledge of the Company, none of the Company personnel has any ownership interest in any Patents for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business operations, which Patents have not been assigned to the Company. All Company personnel who have contributed to or participated in the conception and development of any Intellectual Property conceived and/or reduced to practice in the course of such Company personnel’s employment at the Company, either (i) have been party to a “work-for-hire” arrangement or agreement with the Company, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company ownership of all tangible and intangible property rights thereby arising, or (ii) have executed or agreed to execute appropriate instruments of assignment to the Company as assignee that have conveyed or will convey to the Company ownership of all tangible and intangible property thereby arising.

(i) To the knowledge of the Company there are no domain names of the Company that consist of or include Trademarks that are owned or registered by any Person other than the Company or the Company Subsidiaries or their respective Affiliates.

(j) The Company and the Company Subsidiaries have complied with any and all obligations pursuant to the Bayh-Dole Act, including with respect to any Patents that are part of the Company Intellectual Property.

(k) Section 4.15(k) of the Company Disclosure Letter sets forth a complete and accurate list and description of all Software used by the Company other than OTS Software Licenses. Software used by Company is (i) owned by the Company, (ii) currently in the public domain or otherwise available to the Company without the approval or consent of any Person, or (iii) licensed or otherwise used by the Company pursuant to terms of valid, binding written agreements. The Software owned, designed or developed by the Company or any of its employees, consultants or agents conforms in all material respects to the technical specifications for the design, performance, operation, test, support and maintenance of such Software, and all other documentation relating to such technical specifications. The Company has not experienced within the past 12 months any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Software used by the Company. The Company has taken reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business. With respect to each item of Software which is included in the Owned Company Intellectual Property (“Owned Software”), the Company is in possession and control of the applicable source code, object code, documentation, and know-how to the extent required for use, maintenance and support of the Owned Software as used, maintained, or supported in the business of the Company. No Person other than the Company and the Company Subsidiaries has any rights to use, sell, license, transfer or otherwise exploit the Owned Software (except for portions thereof that may consist of embedded third party products licensed from others). The Company has not disclosed any Owned Software source code to any other Person other than pursuant to an enforceable confidentiality agreement that reasonably protects the Company’s rights in such Owned Software.

Section 4.16.  Material Contracts.

(a) Set forth in Section 4.16(a) of the Company Disclosure Letter is a complete and accurate list of the following Contracts to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Disclosure Letter, a “Material Contract”):

(i) employment Contract, independent contractor or consulting Contract, severance Contract, change of control Contract or any employee collective bargaining agreement or other Contract with any labor union;

(ii) Contract not to compete or otherwise restricting in any material respect the development, manufacture, marketing, distribution or sale of any products or services (including any Contract that requires the Company or any of the Company Subsidiaries to work exclusively with any Person in any particular area) or any other similar limitation on the ability of the Company or any of the Company Subsidiaries to transact or compete in any line of business, in any therapeutic area, with any Person, in any geographic area or during any period of time;

(iii) Contract with (A) any Affiliate of the Company, other than any of the Company Subsidiaries, or any officer or director, (B) any current holder of capital stock of the Company or any Affiliate (other than any director, officer or employee or former employee holding incentive awards under any Stock Plan), or (C) any director or officer of the Company or a Company Subsidiary (other than any Contracts of the type described in Section 4.16(a)(i) or indemnification agreements), in each case required to be disclosed by the Company in the Company SEC Reports under Regulation S-K, Item 404, without regard to any monetary thresholds therein;

(iv) each lease, license, sublease or other occupancy right or similar Contract with any Person (together with any amendments or supplements thereto) under which the Company or any of the Company Subsidiaries are a lessee, lessor or sublessor of, or makes available for use, to any Person (other than the Company), any real property or any portion or any premises otherwise occupied by or owned by the Company or any of the

Company Subsidiaries (each such lease, license, sublease or other occupancy right or similar Contract, a “Lease”);

(v) Contract (A) requiring or otherwise involving the obligation (including any contingent obligation) to make payment by or to the Company or any of the Company Subsidiaries of more than an aggregate of $100,000, (B) in which the Company or any of the Company Subsidiaries have granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate or (C) in which the Company or any of the Company Subsidiaries have agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(vi) Contract for the disposition of any significant portion of the assets or business of the Company or any of the Company Subsidiaries or any agreement for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person, in each case within the last three years;

(vii) Contract for any joint venture, partnership, material research and development project or similar arrangement;

(viii) Contract granting any Person any license from the Company or any of the Company Subsidiaries to any Company Intellectual Property, or pursuant to which the Company or any of the Company Subsidiaries has been granted by any Person any material license to any Intellectual Property, or any other license, option, freedom from suit, release, transfer, or other Contract to which the Company or any of the Company Subsidiaries is a party relating in whole or in part to the Company Intellectual Property or the Intellectual Property of any other Person (provided, however, that the foregoing need not include OTS Software Licenses or routine material transfer and service agreements);

(ix) Contract (other than trade debt incurred in the ordinary course of business) under which the Company or any of the Company Subsidiaries have borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness for borrowed money to, any Person;

(x) Contract under which (A) any Person has directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of the Company or any of the Company Subsidiaries or (B) the Company or any of the Company Subsidiaries have directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of any Person (other than a Company Subsidiary), in each case other than (I) endorsements for the purpose of collection in the ordinary course of business and (II) ordinary course Contracts relating to research and development of products;

(xi) except for Contracts covered by clause (ix) above, Contract under which the Company or any of the Company Subsidiaries have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than a Company Subsidiary;

(xii) Contract providing for any mortgage or security interest in material property of the Company and the Company Subsidiaries;

(xiii) confidentiality agreements with any full time employee of the Company or any of the Company Subsidiaries that is not substantially in the form of the Company’s or a Company Subsidiary’s form of confidentiality agreement;

(xiv) Contract involving a supply or tolling agreement or arrangement that commits the Company or any of the Company Subsidiaries to purchase goods or supplies relating to any product candidate for clinical studies or commercial use to the extent the commitment is not accrued on the most recent balance sheet of the Company contained in the Company SEC Reports;

(xv) Contract involving a standstill or similar obligation of the Company or any of the Company Subsidiaries to a third party or of a third party to the Company or any of the Company Subsidiaries;

(xvi) Government Contracts;

(xvii) Contract that is not terminable by the Company or the Company Subsidiaries upon less than 31 days’ notice without penalty (such penalty to exclude any failure to continue receiving any product or service that is discontinued as a result of such termination) to the Company or the Company Subsidiaries and not otherwise required to be disclosed in response to any other subparagraph of this Section 4.16(a) involving (A) payment obligations of the Company or the Company Subsidiaries in excess of $25,000 in the aggregate from and after the Closing Date or (B) any commitment of employees or contractors of the Company or the Company Subsidiaries under such Contract from and after the Closing Date to the extent that the dollar value equivalent of the time of such employees or contractors committed under such Contract is reasonably likely to exceed $25,000 in the aggregate from and after the Closing Date; and

(xviii) Contract not entered into in the ordinary course of business that is material to the Company and the Company Subsidiaries taken as a whole and not otherwise required to be disclosed in response to any other subparagraph of this Section 4.16(a).

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and the Company Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of the Company Subsidiaries is in material default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by the Company and the Company Subsidiaries party thereto. To the knowledge of the Company, no other party to any Material Contract is in material default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder of such other party. Neither the Company nor any of the Company Subsidiaries has received any written notice (or to the knowledge of the Company any oral notice) of termination or cancellation under any Material Contract or received any written notice (or to the knowledge of the Company any oral notice) of breach or default in any material respect under any Material Contract which breach has not been cured. Except as separately identified in Section 4.16(b) of the Company Disclosure Letter, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect immediately following the consummation of the Transactions. The Company has provided, or otherwise made available to Parent, complete and accurate copies of all of the Material Contracts currently in effect.

Section 4.17.  Government Contract Regulatory Matters.

(a) The Company and the Company Subsidiaries have delivered or made available to Parent complete and accurate copies of all Current Government Contracts and all material documentation related thereto. Each of the Current Government Contracts was legally awarded, is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and the Company Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception.

(b) The Company and the Company Subsidiaries have complied in all material respects with all statutory and regulatory requirements, including the Armed Services Procurement Act, the Service Contract Act, the Procurement Integrity Act, the False Claims Act, the Truth in Negotiation Act, the Federal Procurement and Administrative Services Act, agency Grant Regulations and guidance, the Federal Acquisition Regulation and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Current Government Contracts and the representations and certifications made by the Company and the Company Subsidiaries with respect to such Government Contracts were accurate in all material respects as of their effective date and the Company and the Company Subsidiaries have fully complied with all such certifications in all material respects. No terminations or default, cure notice or show cause notice has been issued and remains unresolved with respect to any such Current Government Contract. No past performance evaluation received by the Company or any Company Subsidiary with respect to any such Current Government Contract has set forth a material default or other material failure to perform thereunder or termination thereof.

(c) With respect to the Current Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified in writing the Company or any Company Subsidiary of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could be reasonably expected to materially affect payments under such Current Government Contracts or adversely affect the award of Government Contracts to the Company or the Company Subsidiaries in the future. Neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, any oral, show cause, cure, deficiency, default or similar notice relating to the Current Government Contracts; and neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, any oral, notice terminating any of the Current Government Contracts for convenience or indicating an intent to terminate any of the Current Government Contracts for convenience.

(d) Neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company, oral, notice of any outstanding claims or contract disputes to which the Company or any Company Subsidiary is a party (i) relating to the Current Government Contracts and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; and (ii) relating to the Current Government Contracts under the Contract Disputes Act or any other federal statute.

(e) Neither the Company nor any Company Subsidiary has ever been and is not now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced, or to the knowledge of the Company, threatened against the Company or the Company Subsidiaries or any of their respective officers or employees. To the knowledge of the Company, there is no valid basis, for the Company’s or any Company Subsidiary’s suspension or debarment from bidding on any Government Contracts. No negative determination of responsibility has been issued against the Company or any Company Subsidiary during the past three years with respect to any quotation, bid or proposal for a Government Contract.

(f) Except for routine cost audits (e.g., audits performed pursuant to OMB Circular A-133), in the past six years, neither the Company nor any Company Subsidiary has undergone and is not undergoing any audit, investigation or review relating to any Government Contract, neither the Company nor any Company Subsidiary has received written notice of, or undergone, any investigation or review relating to any Government Contract, and, to the knowledge of the Company, no such audit, investigation or review is threatened other than routine cost audits conducted in the ordinary course of business and for which no unresolved deficiencies exist.

(g) To the knowledge of the Company, the Company and the Company Subsidiaries perform no activities under Current Government Contracts, and have no other relationships with any other Person, that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.

(h) During the last five years, neither the Company nor any Company Subsidiary has made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract.

(i) None of the Company’s or the Company Subsidiaries’ employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the Company’s and the Company Subsidiaries’ respective businesses.

Section 4.18.  Employment Matters.

(a) Neither the Company nor any Company Subsidiary is or has ever been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been in the last five years, a representation campaign with respect to any of the employees of the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.

(b) Section 4.18(b) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the name of each officer and employee of the Company or any Company Subsidiary, (ii) each other person who has accepted an offer of employment made by the Company or any Company Subsidiary but whose employment has not yet commenced and (iii) the names of each other person to whom an offer of employment is outstanding by the Company or any Company Subsidiary, in each case at the date hereof, together with each such person’s actual or offered position or function, date of hire, seniority recognized to the extent preceding hire dates, status as active or non-active and as a U.S. citizen or lawful permanent resident, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date and the target bonuses under those arrangements for the current fiscal year. The Company has not received any written communications that would lead it to believe that executive officers or vice presidents will or may cease to be employees, or will refuse offers of employment from Parent, because of the consummation of the Transactions.

(c) All employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any material amounts being owed to such individual other than with respect to wages accrued before the termination. Other than pursuant to Material Contracts set forth in Section 4.16(a)(i) of the Company Disclosure Letter, the Company’s or the Company Subsidiaries’ relationships with all individuals who act on their own as contractors or as other service providers can be terminated at any time for any reason without any amounts being owed to such individuals, other than with respect to compensation or payments accrued before the notice of termination. No employee is on disability or other leave of absence, other than short term absences of less than three weeks. The Company and the Company Subsidiaries have complied, in all material respects, with all Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including those relating to wages, hours, benefits, labor and the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations. Neither the Company nor the Company Subsidiaries have sponsored any employee for, or otherwise knowingly engaged any employee working pursuant to, a non-immigrant visa.

(d) The Company and the Company Subsidiaries have complied in all material respects with their obligations under the WARN Act and other similar applicable Law. Section 4.18(d) of the Company Disclosure Letter sets forth a complete and accurate list of all employees whose employment has been terminated within 90 calendar days preceding the Closing Date, or whose work hours have been materially reduced by the Company or the Company Subsidiaries within six months preceding the Closing Date, and such list indicates the employee’s name, site of employment, position or job title, starting date of employment, and date of employment loss, termination or layoff, and, if applicable, the amount of hour reduction for each calendar month during the six month period preceding the Closing Date.

(e) All source deductions and other amounts required by applicable Law to be deducted or withheld from remuneration payable to employees of the Company and the Company Subsidiaries, and all employer premiums, contributions or amounts payable by the Company or the Company Subsidiaries thereon or in respect thereof, have been so deducted and withheld and remitted, paid or contributed in material compliance with applicable Law to the appropriate governmental or regulatory authority.

(f) Neither the Company nor, to the knowledge of the Company, any Company Subsidiary has used the services of workers provided by third party contract labor suppliers, temporary employees or “leased employees” (as that term is defined in Section 414(n) of the Code). All individuals who perform services for the Company or a Company Subsidiary and who have been classified as other than employees have been properly classified. All employees of the Company and Company Subsidiaries are employed in the United States, and none of the written terms and conditions of their employment provide for the application of the law of any jurisdiction other than the United States.

(g) The Company has made available to Parent prior to the date of this Agreement a current, accurate and complete copy of each material personnel policy, rule, or procedure generally applicable to employees of the Company and the Company Subsidiaries.

(h) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Authority relating to employees or employment practices.

Section 4.19.  Real Property.

(a) Neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Company Subsidiary ever owned any real property.

(b) Section 4.19 of the Company Disclosure Letter sets forth a complete and accurate list of all real property that is as of the date hereof leased, subleased or licensed by or from the Company or any Company Subsidiary or otherwise used or occupied by the Company or any Company Subsidiary (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the Lease, and any correspondence with the landlord of such Leased Real Property relating to the Company’s obligation to remove any tenant improvements, alterations or installations existing at the Leased Real Property. The Company, or any of the Company Subsidiaries, is the sole owner and holder of a valid leasehold interest in each Lease free and clear of Liens other than Permitted Liens. The Company or any of the Company Subsidiaries has peaceful and undisturbed possession under each Lease. There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Leases that are owned by the Company or any of the Company Subsidiaries. No party has a right to occupy any of the premises subject to a Lease except for the Company or any of the Company Subsidiaries. There are no pending or, to the knowledge of the Company, threatened condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that are reasonably likely to adversely affect the Company’s rights pursuant to any Lease. No current use by the Company nor any of the Company Subsidiaries of the Leased Real Property or any improvements thereon is dependent on a nonconforming use or other approval from a Governmental Authority, the absence of which would significantly limit the use of any of the properties or assets in the operation of the business of the Company. Each parcel of Leased Real Property is located on public roads and streets with, to the knowledge of the Company, adequate and legal ingress available between such streets and such parcel of Leased Real Property.

Section 4.20.  Insurance.  Section 4.20 of the Company Disclosure Letter sets forth a complete and accurate list of all material insurance policies of the Company and the Company Subsidiaries. There is no material claim by the Company or any Company Subsidiary pending under any of such policies. All material insurance policies of the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is customary in the industry in which they operate. Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies. No notice of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 4.21.  Affiliate Transactions.  No present or former officer or director of the Company or any Company Subsidiary or any Person owning 5% or more of the shares of Company Common Stock or any other Affiliate, and no family member of any such Person, is a party to any loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any interest in any property owned by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last 12 months preceding the date of this Agreement.

Section 4.22.  State Takeover Statutes.  No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or any of the other Transactions. The action of the Company Board in approving this Agreement, the Voting Agreement and the Transactions is sufficient to render inapplicable to this Agreement, the Voting Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 4.23.  Assets.  The Company and the Company Subsidiaries have (a) good and valid title to all of the properties and assets reflected as owned on the most recent balance sheet of the Company contained in the Company SEC Reports, except for properties or assets that have been sold or disposed of in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens, and (b) a valid leasehold interest or other comparable Contract of use in all properties and assets reflected as leased on such balance sheet, except for such leases terminated in the ordinary course of business since the date of such balance sheet, free and clear of any Liens, except for Permitted Liens.

Section 4.24.  Foreign Corrupt Practices Act.  Neither the Company nor any Company Subsidiary, and no director, officer, agent or employee of the Company or any Company Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company or the Company Subsidiaries.

Section 4.25.  No Other Representations or Warranties.  The representations and warranties of the Company set forth in this Article 4 constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the Merger and the other Transactions, and all other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company. Except as provided in the Voting Agreement and any documents entered into in connection therewith, no current or former stockholder, director, officer, employee, affiliate or advisor of the Company or any Company Subsidiary has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1.  Organization.  Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2.  Merger Sub.  Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.3.  Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Voting Agreement by Parent and Merger Sub (to the extent a party), the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the Voting Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the Transactions, except for the approval of the Merger by Parent as the owner of all the outstanding capital stock of Merger Sub. Each of this Agreement and the Voting Agreement has been duly and validly executed and delivered by Parent and Merger Sub (to the extent a party) and, assuming the due authorization, execution and delivery by the Company (to the extent a party) and the other parties thereto, constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject in each case to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement and the Voting Agreement by Parent or Merger Sub (to the extent a party), nor the consummation by Parent or Merger Sub of the Transactions nor compliance by Parent or Merger Sub with any of the provisions herein or therein will (i) result in a violation or breach of or conflict with the certificate of incorporation or by-laws of Parent or Merger Sub or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event described in this clause (ii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent or Merger Sub in connection with Parent’s or Merger Sub’s (to the extent a party) execution, delivery and performance of this Agreement and the Voting Agreement, or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act, (iii) the filing with the SEC of such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of Nasdaq and the NYSE, (v) compliance with the “blue sky” laws of various states, (vi) completing any notice required under the FDCA or similar Laws of jurisdictions other than the United States, and (vii) any such consent, approval, order, authorization, registration, declaration or filing, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4.  Information Supplied.  None of the information supplied or to be supplied in writing by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.5.  Available Funds.  Parent has, or will have, sufficient funds available to consummate the Transactions.

Section 5.6.  Litigation.  There are no Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or against any of their respective directors, officers, employees or agents in their capacities as such that would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1.  Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing, except as expressly permitted or required pursuant to this Agreement or except as set forth in Schedule 6.1:

(a) The Company and the Company Subsidiaries shall (i) conduct their business only in the ordinary and usual course of business and consistent with past practices, (ii) use reasonable best efforts to maintain and preserve substantially intact their respective business organizations, to maintain their significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, to retain the services of their present officers and key employees (as identified by Parent in consultation with the Company) and to comply in all material respects with all applicable Laws and the requirements of all Contracts that are material to the Company and the Company Subsidiaries, taken as a whole, in each case, to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time, (iii) maintain at least $15,000,000 in cash, cash equivalents and short-term investments, net of outstanding lines of credit and notes payable, as of the date two Business Days prior to the Closing Date; provided, however, that the covenant set forth in this Section 6.1(a)(iii) shall only be applicable until and including September 1, 2008, and shall terminate thereafter, and (iv) use reasonable best efforts to prepare such narratives, synopses and/or reports as are reasonably necessary (determined after consultation with Parent) in connection with proceeding toward closing the IND with respect to the SGX523 product candidate of the Company.

(b) Without limiting the generality of the foregoing Section 6.1(a), except as set forth in Section 6.1 of the Company Disclosure Letter and as contemplated by Section 3.4 and Section 3.5, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall (x) not be unreasonably withheld or delayed with respect to those actions prohibited by subsections (ix), (xii), (xiv), (xvii)(B) (provided, however, that if Parent has not responded to the Company’s request for approval to take an action covered by subsection (xvii)(B)(2) within three Business Days following receipt by Parent of written notice from the Company of such request, then such request shall be deemed approved by Parent), (D) and (F), (xx) and (xxi), and (y) be in the sole discretion of Parent with respect to those actions prohibited by the remaining subsections):

(i) except with respect to Intellectual Property, which is addressed in subsections (xvii) and (xviii), (A) acquire, sell, lease, transfer, encumber or permit to be subject to any Lien or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, taken as a whole, or (B) terminate, cancel or materially modify any Material Contract;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii) amend or propose to amend the Company Charter Documents or the Subsidiary Documents;

(iv) declare, set aside, make or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of the Company in payment of withholding tax upon the vesting of Restricted Stock;

(vi) adjust, recapitalize, split, combine, subdivide or reclassify any outstanding shares of its capital stock;

(vii) except for the Company Common Stock issuable upon exercise of Options outstanding on the date hereof or the Warrants or pursuant to the ESPP (it being understood that, between the date of this Agreement and September 15, 2008, no more than $17,500 per bi-weekly pay period of the Company may be withheld pursuant to payroll deductions from participants in the ESPP to be applied toward the purchase of shares of Company Common Stock under the ESPP), and the vesting of Restricted Stock and Restricted Stock Unit awards granted prior to the execution of this Agreement, issue, sell, encumber, dispose of or authorize, propose or agree to the issuance, sale, encumbrance or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii) incur, or modify in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse any such indebtedness of another Person, except indebtedness incurred, assumed or guaranteed in the ordinary course of business consistent with past practice and not in excess of $100,000 in the aggregate;

(ix) make any loans or advances, except to or for the benefit of the Company Subsidiaries;

(x) other than to the extent required in a written contract or agreement in existence as of the date of this Agreement and disclosed in Section 4.10 of the Company Disclosure Letter or as otherwise expressly required by the terms of this Agreement: (A) grant any awards under any Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Company Employee Benefit Plan or awards made thereunder or the commencement of a new purchase period or new offering under the ESPP (whether or not provided by the terms of the ESPP as of the date of this Agreement)), (B) grant or increase any severance or termination pay to any current or former director, executive officer, employee, consultant or independent contractor of the Company or any Company Subsidiary, (C) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such individual, (D) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (E) hire any officers (or promote an employee into an officer position) or increase the compensation, bonus or other benefits of current or former directors, executive officers, employees, consultants or independent contractors of the Company or any Company Subsidiary, (F) adopt or establish any plan, policy, program or arrangement that would be considered a Company Employee Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing Company Employee Benefit Plan, (G) provide any material benefit to a current or former director, executive officer, employee, consultant or independent contractor of the Company or any Company Subsidiary not required by any existing agreement or Company Employee Benefit Plan, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Employee Benefit Plan or to fund or in any other way secure the payment of compensation or benefits under any Company Employee Benefit Plan or make any material determinations not in the ordinary course of business under any Company Employee Benefit Plan, or (I) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 4.10(i) (without regard to whether the Transactions are consummated);

(xi) execute or amend (other than as required by existing employee benefit plans or employment agreements or by applicable Law) in any material respect any employment, consulting, severance, termination or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants, independent contractors or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries;

(xii) make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make or rescind any material Tax election; file any amended Tax Return with respect to any material Tax; make any material change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xiii) settle, compromise or otherwise resolve any litigation or other legal proceedings material to the Company and the Company Subsidiaries taken as a whole or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements or which relates to any Company Intellectual Property;

(xiv) pay or discharge any claims, Liens or liabilities which are not reserved for or reflected on the balance sheets included in the Company Financial Statements or incurred in the ordinary course of business after the date of the Company Financial Statements;

(xv) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of the Company Subsidiaries (other than the Merger);

(xvi) abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any Permit or other material assets (other than Company Intellectual Property);

(xvii) with respect to Intellectual Property, (A) other than with respect to material transfer or service agreements, sell, assign, license, sublicense, encumber, impair, abandon, fail to maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of the Company Subsidiaries in any Company Intellectual Property, (B) grant any rights under material transfer or service agreements, other than (1) those entered into in the ordinary course of business consistent with past practice in connection with the National Institute of Health Cooperative Agreement Award from the National Institute of General Medical Sciences or the drug discovery collaboration agreement with Cystic Fibrosis Foundation Therapeutics, Inc. or (2) materials sent by the Company pursuant to service agreements existing as of the date hereof, (C) extend, amend, waive, cancel or modify any rights in or to the Company Intellectual Property, (D) fail to diligently prosecute the Patent applications within Owned Company Intellectual Property (provided, however, that with respect to

Owned Company Intellectual Property that is jointly owned, the Company’s obligation shall be to diligently prosecute such Patent applications to the fullest extent permitted under existing contractual arrangements with third parties covering such Owned Company Intellectual Property that is jointly owned), (E) divulge, furnish to or make accessible any Trade Secrets within Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than presentations required to be given under the National Institute of Health Cooperative Agreement Award from the National Institute of General Medical Sciences or the drug discovery collaboration agreement with Cystic Fibrosis Foundation Therapeutics, Inc., or (F) divulge, furnish to or make accessible any Trade Secrets within Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than presentations given by the Company in the ordinary course consistent with past practice, excluding those presentations covered by clause (D) above;

(xviii) (A) enter into any Contract that would result in the grant to the Company or any of the Company Subsidiaries of any right or license in the Intellectual Property of any Person (other than Contracts in connection with the purchase of laboratory reagents and materials), or (B) amend, assign, terminate or fail to exercise a right of renewal or extension under Contract related to Company Intellectual Property;

(xix) (A) enter into, renew, amend or voluntarily terminate any Material Contract or any joint venture, partnership or other similar arrangement, (B) engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, without regard to any monetary thresholds therein, or (C) waive, release or assign any rights or claims under any Material Contract;

(xx) authorize any new capital expenditures in excess of $100,000 in the aggregate, other than those capital expenditures reimbursed by third parties;

(xxi) fail to use reasonable best efforts to keep in full force and effect all insurance policies maintained by the Company and the Company Subsidiaries, other than such policies that expire by their terms (in which event the Company and the Company Subsidiaries shall use reasonable best efforts so that such policies will be renewed or replaced) or changes to such policies made in the ordinary course of business consistent with past practice;

(xxii) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xxiii) take any action that would or would reasonably be expected to result in any of the conditions to the Merger contained in Article 8 not being satisfied or that would or would reasonably be expected to delay the consummation of, or impair the ability of the Company to consummate, the Transactions; or

(xxiv) take or agree in writing or otherwise to take any of the actions precluded by Section 6.1(b).

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1.  Preparation of Proxy Statement; Stockholders Meeting.

(a) The Company shall, as promptly as practicable following the date hereof, with the timely cooperation and assistance of Parent, prepare the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting. Parent, Merger Sub and the Company shall cooperate and consult with each other and their respective counsel in the preparation of the Proxy Statement. The Company shall not file the preliminary Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon. Each party shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the preliminary Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders as promptly as reasonably practicable following its clearance by the SEC. Each party agrees to consult with the other party (and such consultations shall be reasonable) prior to responding to all SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. Each party shall as soon as reasonably practicable (i) notify the other parties of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide each other party with copies of all correspondence between a party and its employees and other authorized representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

(b) As soon as practicable following the date hereof, the Company shall take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote, regardless of whether a Company Adverse Recommendation Change shall have occurred. The Company shall, through the Company Board, recommend to its stockholders that they adopt this Agreement and give the Required Company Stockholder Vote (the “Company Recommendation”) until and unless a Company Adverse Recommendation Change shall have occurred. Unless a Company Adverse Recommendation Change shall have occurred, the Company shall include the Company Recommendation in the Proxy Statement and use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Required Company Stockholder Vote. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, however, that in the event that the Company Stockholders Meeting is delayed to a date after the Outside Date as a result of either (i) or (ii) above, then the Outside Date shall be extended to the fourth Business Day after such date).

(c) Parent shall cause all shares of Company Common Stock owned by Parent or Merger Sub, if any, to be voted in favor of the adoption of the Agreement.

Section 7.2.  Employee Matters.

(a) Until the first anniversary of the Closing Date, Parent agrees to provide employees of the Company and the Company Subsidiaries who are located in the United States and retained by Parent with employee benefits (excluding equity and change in control plans, programs, or arrangements) that are substantially comparable in the aggregate to those benefits provided to such employees immediately prior to the Effective Time; provided, however, that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law or an employment agreement listed in Section 7.2 of the Company Disclosure Letter.

(b) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its Affiliates of each Person who is an employee or former employee of the Company or the Company Subsidiaries immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under existing analogous plans, programs or arrangements of the Company or its Affiliates prior to the Closing) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit or provide any benefit not currently provided to such Company Employee. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also use reasonable best efforts to cause each employee benefit plan maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation and sabbatical time of the Company Employees as of the Closing Date, in accordance with the terms of such Company policies and Parent shall cause the Company and the Company Subsidiaries to provide such vacation and sabbatical time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies. Nothing in this Section 7.2 shall prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law.

(c) The provisions of this Section 7.2 shall in no event apply to any employee of the Company or any of the Company Subsidiaries whose employment has been terminated and who is later employed by Parent, the Surviving Corporation or any of their respective Subsidiaries.

(d) The parties will cooperate in good faith with regard to any notification that may be required by the WARN Act or other similar applicable Law as a result of the Transactions.

Section 7.3.  Regulatory Filings.  The Company, Parent and Merger Sub shall each, promptly after the date of this Agreement (and in any event within 10 Business Days after the date of this Agreement), file or cause to be filed with the FTC, the DOJ and any comparable foreign antitrust or competition authority any notifications required to be filed under the HSR Act with respect to the Transactions.

Section 7.4.  Public Statements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 7.8(d) or required by Law or the rules or regulations of any applicable Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form agreed by the parties.

Section 7.5.  Standard of Efforts.

(a) Subject to the terms and conditions provided herein (including the provisions of Sections 7.1(b) and 7.8), each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Proxy Statement) made in connection with the Transactions. The Company, Parent and Merger Sub agree that they will consult with each other (and such consultations shall be reasonable) with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

(b) In furtherance of, and not in limitation of the foregoing, the parties shall respond promptly to any requests for additional information made by the FTC, the DOJ or any other Governmental Authority, and use their respective reasonable best efforts to cause the waiting period under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties agree not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger and the other Transactions, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Each of Parent and Merger Sub and the Company will (i) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Merger and the other Transactions.

(c) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 7.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 7.5, or (ii) require Parent to offer, accept or agree to (A) dispose of or hold separate any part of its or the Company’s businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their Affiliates may carry on business in any part of the world.

Section 7.6.  Notification of Certain Matters.    The Company shall give prompt notice to Parent and Merger Sub of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any Company Material Adverse Effect or the occurrence or existence of any event which, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect, or (c) the occurrence or existence of any event that results, or with the passage of time or otherwise, would reasonably be likely to result, in the failure of any condition set forth in Section 8.2(a) or (b) of this Agreement; provided, however, that the delivery of notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to Parent.

Section 7.7.  Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall promptly furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may from time to time reasonably request. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company and without significant interference to Company’s operations or properties. No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement. Notwithstanding anything to the contrary in this Section 7.7(a), neither the Company nor any Company Subsidiary shall be obligated to disclose any information if doing so would (i) violate any applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in a breach of an agreement to which the Company or any Company Subsidiary is a party; provided, however, that if any information is withheld by the Company or any Company Subsidiary pursuant to the foregoing, the Company shall inform Parent as to the general nature of what is being withheld.

(b) The provisions of the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.8.  No Solicitation.

(a) The Company shall, and shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, promptly request and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such Persons by the Company, the Company Subsidiaries or Representatives to the extent any confidentiality agreement with such Person so provides. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any Representative to, directly or indirectly, (i) solicit, initiate, or take any action to knowingly facilitate or encourage (including by way of furnishing information) the submission of, any Takeover Proposal, (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that if in response to an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement, the Company Board reasonably determines in good faith (after consultation with outside counsel and receiving the advice of its financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and with respect to which the Company Board determines in good faith, after consulting with and receiving the advice of outside counsel, that the failure to take such action does or would constitute a breach of its fiduciary obligations to the Company’s stockholders under Delaware law, then the Company may at any time prior to the receipt of the Required Company Stockholder Vote (but in no event after such time), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives, but only pursuant to a confidentiality agreement in customary form that is no less favorable to the Company than the Confidentiality Agreement; provided, however, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, (y) conduct discussions or negotiations with such Person regarding such Takeover Proposal, and (z) to the extent permitted pursuant to and in compliance with Section 9.1(h), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal. The Company shall ensure that its Representatives are aware of the provisions of this Section 7.8(a). Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by the Company Subsidiaries or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 7.8 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this Section 7.8(a) within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 7.8, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 7.8(c), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to

Parent, the Company Recommendation or the approval or declaration of advisability by the Company Board of this Agreement, the Merger and the other Transactions, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal, or resolve or agree to take any such action (any failure or action described in clause (i), (ii) or (iii) being referred to as a “Company Adverse Recommendation Change”).

Notwithstanding the foregoing, the Company Board may, prior to the receipt of the Required Company Stockholder Vote, (x) fail to make, withdraw or modify the Company Recommendation, (y) recommend a Takeover Proposal that constitutes a Superior Proposal, or (z) to the extent permitted pursuant to and in compliance with Section 9.1(h), enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, in each case, the Company Board determines in good faith, after consulting with and receiving advice from outside counsel, that the Company Board is required to make such Company Adverse Recommendation Change in order for the Company Board to comply with its fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that no Company Adverse Recommendation Change may be made in the absence of a Superior Proposal and until the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis for the proposed action by the Company Board, and compliance by the Company with the provisions of Section 9.1(h).

(d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) from making any required disclosure to the Company’s stockholders, if in each case the Company Board determines in good faith, after consultation with outside counsel, that the taking of such position or the making of such disclosure is necessary in order for the Company Board to comply with its fiduciary duties to its stockholders under Delaware law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 7.8(c). Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to this Section 7.8(d) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation.

Section 7.9.  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms.

(b) For six years after the Effective Time, to the full extent permitted under applicable Law (with the parties agreeing that any limitations on a corporation’s ability to indemnify a director or officer under Delaware Law shall be applicable to the indemnification provided for under this Section 7.9(b) notwithstanding that such limitations may not otherwise be applicable), Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided, however, that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in Section 7.9(a).

(c) Parent shall cause the Surviving Corporation to maintain the Company’s officers’ and directors’ liability insurance policies (complete and accurate copies of which have been previously provided to Parent), in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided further, however, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of the last annual aggregate premium paid prior to the date of this Agreement by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided further, however, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the option to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance, and such “tail” policy or policies shall satisfy the provisions of this Section 7.9(c).

(d) The Surviving Corporation shall not enter into any settlement of any claim in which the Surviving Corporation is jointly liable with the Indemnified Party (or would be if joined in such claim) unless such settlement provides for a full and final release of all claims asserted or that could have been asserted against such Indemnified Party.

(e) The obligations of Parent and the Surviving Corporation under this Section 7.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.9 applies shall be third party beneficiaries of this Section 7.9, each of whom may enforce the provisions of this Section 7.9).

Section 7.10.  Section 16 Matters.  Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 3.4 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 7.11.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger or any of the other Transactions, and no such settlement shall be agreed to without Parent’s prior written consent.

ARTICLE 8

CONDITIONS

Section 8.1.  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been adopted by the Required Company Stockholder Vote.

(b) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger and the other Transactions under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints.  No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger or the other Transactions illegal or otherwise prevent the consummation thereof; provided, however, that the party seeking to assert this condition shall have complied with the provisions of Section 7.5, such that if any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the other Transactions, the Company and Parent shall each cooperate to reasonably contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of Merger or the other Transactions, including by promptly pursuing all reasonable avenues of administrative and judicial appeal.

Section 8.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Sections 4.1(a) (the first sentence), 4.2(a) and 4.9 shall be true and correct (other than, (x) with respect to Section 4.1(a) (the first sentence) and Section 4.2(a), de minimis inaccuracies and (y) with respect to Section 4.9, commission or broker’s or finder’s fees or similar fees or commissions or reimbursement of expenses payable by the Company or any Company Subsidiary, in connection with such broker’s or finder’s services, to any agent, broker, investment banker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority (except for the Company Financial Advisor) in connection with any of the Transactions, that, in the aggregate, would not exceed $100,000) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the representations and warranties of the Company contained in this Agreement (other than Sections 4.1(a) (the first sentence), 4.2(a) and 4.9) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

(c) Certificates.  Parent and Merger Sub shall have received certificates executed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

(d) Litigation.  There shall not be pending or threatened any Proceeding by a Governmental Authority (i) seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from the Company, Parent or Merger Sub any damages that would reasonably be expected to have a Company Material Adverse Effect, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of any Transaction, (iii) seeking to impose limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling the business or operations of the Company and the Company Subsidiaries.

(e) Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or events that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 8.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all of the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing Date.

(c) Certificates.  The Company shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

Section 8.4.  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any conditions set forth in Sections 8.1, 8.2 and 8.3 of this Agreement, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or the failure to use reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 7.5.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if the Merger has not been consummated on or prior to November 15, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the Merger not being consummated on or prior to the Outside Date;

(c) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition in each case making the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking the right to terminate this Agreement pursuant to this Section 9.1(c) shall have complied with the provisions of Section 7.5 and the right to terminate pursuant to this Section 9.1(c) shall not be available if the issuance of such legal restraint or prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company or Parent, if upon a vote at a duly held Company Stockholders Meeting the Required Company Stockholder Vote shall not have been obtained;

(e) by Parent, if prior to the receipt of the Required Company Stockholder Vote (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof shall not have rejected any tender or exchange offer that is commenced or a Takeover Proposal (replacing “15%” in the definition thereof with 50%) that is made in writing to the Company Board and publicly disseminated within 10 Business Days of the commencement or public dissemination thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of a tender offer or exchange offer within such period, which shall constitute a failure to reject such offer), or (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 7.8;

(f) by Parent, if (i) there shall have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect or (ii) the Company shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform;

(g) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements in each case contained in this Agreement, which breach or failure to perform (i) has had or would reasonably be expected to have a Parent Material Adverse Effect, and (ii) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform; or

(h) by the Company, if prior to the receipt of the Required Company Stockholder Vote, (i) the Company is in compliance with its obligations under Section 7.8, (ii) the Company Board has received a Takeover Proposal that it has determined in good faith, after consultation with its financial advisor of nationally recognized reputation and outside counsel, constitutes a Superior Proposal, (iii) the Company has notified Parent in writing that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Superior Proposal Notice”), (iv) during the four Business Day period following Parent’s receipt of a Superior Proposal Notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement and (B) the Company Board shall have determined in good faith, after the end of such four Business Day period, and after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; provided, however, that any amendment, supplement or modification to the financial terms or other material terms of any Takeover Proposal shall be deemed a new Takeover Proposal and the Company may not terminate this Agreement pursuant to this Section 9.1(h) unless the Company has complied with the requirements of this Section 9.1(h) with respect to such new Takeover Proposal, including sending a Superior Proposal Notice with respect to such new Takeover Proposal and offering to negotiate for four Business Days from such new Superior Proposal Notice, (v) the Company prior to, or concurrently with, such termination pays to Parent in immediately available funds the fee required to be paid pursuant to Section 9.3(b)(iv), and (vi) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party specifying the provision hereof pursuant to which such termination is effected.

Section 9.2.  Effect of Termination.  Upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto, except for the provisions of (i) Section 4.9, (ii) Section 5.5, (iii) Section 7.4, (iv) the proviso in Section 7.6, (v) the last sentence of Section 7.7(a), (vi) Section 7.7(b), (vii) this Section 9.2, (viii) Section 9.3, and (ix) Article 10, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful breach of this Agreement prior to such termination. The Confidentiality Agreement shall not be affected by the termination of this Agreement.

Section 9.3.  Fees and Expenses.

(a) Except as set forth in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any of the other Transactions are consummated.

(b) In the event that:

(i) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b) (except if the failure to consummate the Merger prior to the Outside Date was caused by delay resulting from any Governmental Authority) or Section 9.1(d) and (C) the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Takeover Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

(ii) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by Parent pursuant to Section 9.1(f)(ii) and (C) the Company enters into a definitive agreement with respect to, or consummates a transaction contemplated by any Takeover Proposal (replacing “15%” in the definition thereof with “50%”) within 12 months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

(iii) this Agreement is terminated by Parent pursuant to Section 9.1(e);

(iv) this Agreement is terminated by the Company pursuant to Section 9.1(h); or

(v) (A) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b) (except if the failure to consummate the Merger prior to the Outside Date was caused by delay resulting from any Governmental Authority) or Section 9.1(d) or by Parent pursuant to Section 9.1(f)(ii) and (B) the Company enters into a definitive agreement with any Significant Stockholder with respect to, or consummates a transaction contemplated by, any Takeover Proposal (replacing the percentage of equity securities of the Company directly or indirectly owned by such Significant Stockholder as of the date of this Agreement in the definition thereof with “50%”) within 12 months of the date this Agreement is terminated (so long as, in the case of a transaction that has not been consummated within such period, such transaction is thereafter consummated);

then in any such event under clause (i), (ii), (iii) or (iv) of this Section 9.3(b), the Company shall pay to Parent a termination fee of $2,000,000 (the “Termination Fee”), plus an additional amount not to exceed $250,000 for the Expenses of Parent. Any payment required to be made pursuant to clause (i), clause (ii) or clause (v) of this Section 9.3(b) shall be made to Parent promptly following the consummation of the transaction contemplated by the Takeover Proposal referred to therein (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of this Section 9.3(b) shall be made to Parent promptly following termination of this Agreement by Parent as set forth in such clause (iii) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment) and any payment required to be made pursuant to clause (iv) of this Section 9.3(b) shall be made to Parent at the time provided for in clause (v) of Section 9.1(h). In circumstances in which Expenses are payable or reimbursable pursuant to this Section 9.3(b), such payment shall be made to Parent not later than two Business Days after delivery to the Company of an itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the 60th day after Parent delivers such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) The Company acknowledges that the agreement contained in Section 9.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without that agreement, Parent would not enter into this Agreement. If the Company fails to make payment of such fee within the applicable time period specified in Section 9.3(b) and Parent commences a suit to collect such fee, the Company shall indemnify and reimburse Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the fee was payable pursuant to Section 9.3(b).

Section 9.4.  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Merger Sub at any time prior to the Effective Time, whether before or after approval of this Agreement and the Transactions by the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.5.  Waiver.  Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to Parent or Merger Sub:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: Gregg S. Talbert
Fax: (317) 276-5996

with a copy to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Catherine J. Dargan
Fax: (202) 778-5567

(b)	if to the Company: SGX Pharmaceuticals, Inc. 10505 Roselle Street San Diego, California 92121 Attention: Michael Grey and Annette North Fax: (858) 558-4859

with a copy to: Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, CA 92122 Attention: Frederick T. Muto and J. Patrick Loofbourrow Fax: (858) 550-6420

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, facsimile, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

Section 10.2.  Representations and Warranties.  The representations and warranties contained in this Agreement shall not survive the Merger.

Section 10.3.  Knowledge Qualifiers.  “To the knowledge of the Company” and similar phrases mean the actual knowledge of the officers and employees listed on Schedule III and all knowledge which was, or would reasonably have been expected to be, obtained by such Persons based on such Person’s position or office.

Section 10.4.  Interpretations.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The word “or” shall not be exclusive. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.5.  Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(c) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the Transactions.

Section 10.6.  Counterparts; Facsimile Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 10.7.  Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, except that Parent and Merger Sub, upon prior written notice to the Company, may assign, in their sole discretion, any of or all of their respective rights, interests and obligations under this Agreement to Parent or to any Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub of any of their respective obligations hereunder.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that from and after the Effective Time each Indemnified Party is an intended third party beneficiary of Section 7.9, such Persons may specifically enforce such provisions. No covenant or other undertakings in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.

Section 10.8.  Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 10.9.  Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto), the Company Disclosure Letter, the Voting Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof or thereof.

Section 10.10.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

SGX PHARMACEUTICALS, INC.

By:	/s/ Mike Grey
Name:     Mike Grey

Title:	President and CEO

ELI LILLY AND COMPANY

By:	/s/ Gino Santini
Gino Santini, Senior Vice President, Corporate
Strategy and Business Development

REM MERGER SUB, INC.

By:	/s/ Gregg S. Talbert
Gregg S. Talbert, President and Treasurer

ANNEX B

PRIVILEGED AND CONFIDENTIAL

Voting Agreement, dated as of July 8, 2008 (this “Agreement”), among Eli Lilly and Company, an Indiana corporation (“Parent”), and each of the stockholders listed on Schedule I to this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

Introduction

Parent, REM Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and SGX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving entity (the “Merger”).

As of the date hereof, each Stockholder is the record and beneficial owner of the number of shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), set forth opposite such Stockholder’s name on Schedule I attached hereto (such Shares, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or any other convertible or exchangeable securities or similar instruments), being collectively referred to herein as such Stockholder’s “Subject Shares”).

As a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder is willing to agree, to the matters set forth herein.

In consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

Section 1.  Defined Terms.  Capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement.

Section 2.  Voting of Shares.

(a) Voting.  For so long as this Agreement is in effect, each Stockholder hereby agrees to vote (or cause to be voted) all of such Stockholder’s Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

(i) in favor of the Merger and the adoption of the Merger Agreement and the approval of the Transactions, and any actions required in furtherance thereof;

(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and

(iii) against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries (other than the Merger), (B) a sale or transfer of a material amount of assets or capital stock of the Company or any of its subsidiaries or (C) any action that is intended, or would reasonably be expected, to impede, interfere with, prevent, delay, postpone or adversely affect the Transactions.

(b) Grant of Irrevocable Proxy.  Such Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall hereafter be designated by Parent, and each of them, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote, or cause to be voted, such Stockholder’s Subject Shares, or grant a consent or approval in respect of such Stockholder’s Subject Shares, at every annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, with respect to the matters and in the manner specified in Section 2(a) hereof (and not with respect to any other matters); provided, however, that the foregoing proxy shall terminate immediately upon termination of this Agreement in accordance with its terms. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the

Stockholders’ execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Subject to this Section 2(b), this grant of proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all actions (including voting or causing to be voted such Stockholder’s Subject Shares or granting an approval or consent in respect of such Stockholder’s Subject Shares) that may be lawfully taken by such irrevocable proxy in accordance herewith. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law, subject to the terms hereof.

Section 3.  Fiduciary Responsibilities.  No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in his, her or its capacity as the record and beneficial owner of such Stockholder’s Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder (or a designee of such Stockholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company’s Board of Directors’ rights in connection with the Merger Agreement or otherwise and such actions shall not be deemed to be a breach of this Agreement.

Section 4.  Representations and Warranties of Stockholder.  Each Stockholder, severally and not jointly, represents and warrants to Parent as follows as of the date hereof:

(a) Binding Agreement.  Such Stockholder has the capacity to execute and deliver this Agreement and to perform its obligations hereunder. Such Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflict.  Neither the execution and delivery of this Agreement by such Stockholder, nor the performance by such Stockholder of its obligations hereunder will (i) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws, the HSR Act or as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder) with, or notification to, any Governmental Authority, (ii) if such Stockholder is an entity, result in a violation of, or default under, or conflict with any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, trust, agreement, instrument, commitment, arrangement or understanding applicable to such Stockholder or such Stockholder’s Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of such Stockholder’s Subject Shares, except, in the case of clause (iii), as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder, (iv) require any consent, authorization or approval of any Person other than a Governmental Authority, except, in the case of clause (iv), as would not prevent, delay or otherwise impair such Stockholder’s ability to perform its obligations hereunder or (v) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to such Stockholder or such Stockholder’s Subject Shares. If such Stockholder is a married individual and such Stockholder’s Subject Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legal, valid and binding obligation of such Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) Ownership of Shares.  Such Stockholder is the record and beneficial owner of the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except for any such encumbrances arising hereunder. There are no outstanding options, shares of Company Common Stock subject to vesting or other rights to acquire from such Stockholder, or obligations of such Stockholder to sell or to dispose of, any of the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto. Except as provided in Section 2 hereof, such Stockholder holds exclusive power to vote the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto. As of the date of this Agreement, the Shares set forth opposite such Stockholder’s name on such Schedule I attached hereto represent all of the shares of capital stock of the Company beneficially owned by such Stockholder.

Section 5.  Representations and Warranties of Parent.  Parent represents and warrants to the Stockholders as follows as of the date hereof:

(a) Binding Agreement.  Parent is a corporation organized, validly existing and in good standing under the laws of the State of Indiana and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby (except as described in Section 4.3 of the Merger Agreement). Parent has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) No Conflict.  Neither the execution and delivery by Parent of this Agreement, nor the performance by Parent of its obligations hereunder will (i) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws, the HSR Act or as would not be expected to prevent, delay or otherwise impair Parent’s ability to perform its obligations hereunder) with, or notification to, any governmental entity, (ii) result in a violation of, or default under, or conflict with any provision of its organizational documents, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, trust, agreement, instrument, commitment, arrangement or understanding applicable to Parent, except, in the case of clause (iii), as would not prevent, delay or otherwise impair Parent’s ability to perform its obligations hereunder, (iv) require any consent, authorization or approval of any Person other than a governmental entity, except, in the case of clause (iv), as would not prevent, delay or otherwise impair such Parent’s ability to perform its obligations hereunder or (v) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to Parent.

Section 6.  Transfer and Other Restrictions.  For so long as this Agreement is in effect:

(a) Certain Prohibited Transfers.  Each Stockholder agrees not to:

(i) sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, the “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, such Stockholder’s Subject Shares or any interest contained therein;

(ii) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to such Stockholder’s Subject Shares, other than this Agreement;

(iii) enter into, or deposit such Stockholder’s Subject Shares into, a voting trust or take any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such Stockholder’s Subject Shares; or

(iv) commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit a Transfer of Subject Shares by a Stockholder (1) if the Stockholder is an individual (x) to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or (y) upon the death of such Stockholder, or (2) if the Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, (A) as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement as a Stockholder hereunder and (B) such Transfer shall not result in the incurrence of any Lien upon any shares of Company Common Stock.

(b) Efforts.  Each Stockholder agrees not to take any action which would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect as of any time prior to the termination hereof or take any action that would have the effect of preventing or disabling it from performing its obligations under this Agreement. Subject to Section 3 hereof, for so long as this Agreement is in effect, each Stockholder and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions (including executing and delivering additional documents) and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things, in each case, as may reasonably be necessary or desirable to carry out the provisions of this Agreement.

(c) Additional Shares.  In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting any Stockholder’s Subject Shares or (ii) any Stockholder becomes the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 2(a) hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were such Stockholder’s Subject Shares hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to notify Parent of the number of any new shares of Company Common Stock acquired by such Stockholder, if any, after the date hereof.

Section 7.  Appraisal Rights.  Each Stockholder hereby agrees not to exercise any appraisal rights or any dissenters’ rights that such Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger Agreement and the Transactions.

Section 8.  No Solicitation.  For so long as this Agreement is in effect, no Stockholder shall, nor shall such Stockholder permit any investment banker, attorney or other advisor or representative of the Stockholder to, directly or indirectly through another Person, solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that any action which is permitted by the Merger Agreement to be taken by a stockholder in his or her capacity as a director or officer or which is permitted by Section 3 hereof shall not be prohibited by the foregoing.

Section 9.  Specific Enforcement; Jurisdiction.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the non-breaching party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the non-breaching party will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

Section 10.  Termination.  This Agreement (including any proxies granted hereunder) shall terminate and cease to have any force or effect on the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) with respect to any Stockholder, the written agreement of such Stockholder and Parent to terminate this Agreement, (c) the consummation of the Merger, and (d) the amendment of the Merger Agreement to alter the Merger Consideration in a manner adverse to the Stockholders unless such amendment has been consented to by the Stockholders in writing prior to or simultaneously with such amendment; provided, however, that (i) Sections 9 through 19 shall survive any termination of this Agreement and (ii) termination of this Agreement shall not relieve any party from liability for any breach of its obligations hereunder committed prior to such termination.

Section 11.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight carrier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other as shall be specified by the parties by like notice: (a) if to Parent, to the appropriate address set forth in Section 10.1 of the Merger Agreement; and (b) if to a Stockholder, to the appropriate address set forth on Schedule I hereto.

Section 12.  Certain Events.  Each Stockholder agrees that, while in effect, this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder’s Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors.

Section 13.  Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 14.  Amendment.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto; provided, however, that with respect to the obligations of any individual Stockholder under this Agreement, this Agreement may be amended with the approval of such Stockholder and Parent notwithstanding the failure to obtain the approval of other Stockholders.

Section 15.  Successors and Assigns.  This Agreement shall not be assigned by a merger, operation of law or otherwise without the prior written consent of the other parties hereto, except as expressly provided by Section 6(a). This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party’s heirs, beneficiaries, executors, successors, representatives and permitted assigns.

Section 16.  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 17.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

Section 18.  Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 19.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed, individually or by its respective officer thereunto duly authorized, as of the date first written above.

Eli Lilly and Company

By: /s/ Gino Santini
Gino Santini Senior Vice President, Corporate Strategy and Business Development

Stockholders:

/s/ Michael Grey	/s/ Stephen K. Burley

Michael Grey	Stephen K. Burley

/s/ W. Todd Myers	/s/ Siegfried Reich

W. Todd Myers	Siegfried Reich

/s/ Karin Eastham	/s/ Christopher S. Henney

Karin Eastham	Christopher S. Henney

BAVP, L.P.

By: Scale Venture Management I, LLC its general partner

By: /s/ Lou Bock
Name: Lou Bock
Title:Managing Director

ATLAS VENTURE FUND III, L.P. ATLAS VENTURE ENTREPRENEURS’ FUND III, L.P.	ATLAS VENTURE FUND IV, L.P. ATLAS VENTURE ENTREPRENEURS’ FUND IV, L.P.

By: Atlas Venture Associates III, L.P. their general partner	By: Atlas Venture Associates IV, L.P. their general partner
By: Atlas Venture Associates III, Inc. its general partner	By: Atlas Venture Associates IV, Inc. its general partner

By: /s/ Avel Bichara	By: /s/ Avel Bichara
Name: Avel Bichara	Name: Avel Bichara
Title: Vice President	Title: Vice President

SCHEDULE I TO
VOTING AGREEMENT

Number of Shares of
Name and Address of Stockholder	Company Common Stock

Michael Grey	100,000
10505 Roselle Street
San Diego, CA 92121

W. Todd Myers	23,442
10505 Roselle Street
San Diego, CA 92121

Karin Eastham	12,500
10505 Roselle Street
San Diego, CA 92121

Stephen K. Burley	55,731
10505 Roselle Street
San Diego, CA 92121

Siegfried Reich	22,660
10505 Roselle Street
San Diego, CA 92121

Christopher S. Henney	97,165
10505 Roselle Street
San Diego, CA 92121

BAVP, L.P.	2,546,747
950 Tower Lane, Suite 700
Foster City, CA 94404

ATLAS VENTURE FUND III, L.P.	27,734
890 Winter Street, Suite 320
Waltham, MA 02451

ATLAS VENTURE ENTREPRENEURS’ FUND III, L.P.	602
890 Winter Street, Suite 320
Waltham, MA 02451

ATLAS VENTURE FUND IV, L.P.	2,426,391
890 Winter Street, Suite 320
Waltham, MA 02451

ATLAS VENTURE ENTREPRENEURS’ FUND IV, L.P.	30,341
890 Winter Street, Suite 320
Waltham, MA 02451

ANNEX C

July 8, 2008
The Board of Directors
SGX Pharmaceuticals, Inc.
10505 Roselle Street
San Diego, California 92121

Dear Members of the Board of Directors:

We understand that SGX Pharmaceuticals, Inc., a Delaware corporation (“SGX”), Eli Lilly and Company, an Indiana corporation (“Lilly”), and REM Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Lilly (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Lilly will acquire SGX (the “Transaction”). Pursuant to the Transaction, Merger Sub will be merged with and into SGX and each outstanding share of the common stock, par value $0.001 per share, of SGX (“SGX Common Stock”), other than shares of SGX Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of SGX Common Stock and shares of SGX Common Stock held in treasury of SGX or owned by Merger Sub, Lilly or any wholly-owned subsidiary of Lilly or of SGX (such holders, together with their respective affiliates, “Excluded Holders”), will be converted into the right to receive $3.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of SGX Common Stock (other than Excluded Holders (as defined above)) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated July 7, 2008, of the Agreement;

(ii)	Analyzed certain publicly available historical business and financial information relating to SGX;

(iii)	Reviewed various financial forecasts and other data provided to us by SGX relating to the business of SGX;

(iv)	Held discussions with members of the senior management of SGX with respect to the business and prospects of SGX;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of SGX;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of SGX;

(vii)	Reviewed historical stock prices and trading volumes of SGX Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of SGX or concerning the solvency or fair value of SGX, and we have not been furnished with such valuation or appraisal. With respect to the financial forecasts that we have reviewed, we have assumed, with the consent of SGX, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SGX as to the future financial performance of SGX. We have relied on the assessments of the management of SGX as to the validity of, and risks associated with, the product candidates of SGX (including without limitation, the timing and probability of successful development, testing and marketing, and of approval by appropriate governmental authorities, of such

The Board of Directors
SGX Pharmaceuticals, Inc.
July 8, 2008

product candidates). We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of SGX Common Stock may trade at any time subsequent to the announcement of the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of SGX have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transaction will not have an adverse effect on SGX or the combined company. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that SGX obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including voting agreements between certain shareholders of SGX and Lilly. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration to be paid to holders of SGX Common Stock (other than Excluded Holders) or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to SGX in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided investment banking services to SGX and certain of its affiliates, for which we have received compensation, and certain of our affiliates in the past have provided, currently provide, and in the future may provide, financial services to Lilly, for which such affiliates have received, and may in the future receive compensation. In the past two years we have provided services to SGX related to a Private Investment in Public Equity offering in 2007, for which we received compensation. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of SGX and/or the securities of Lilly and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which SGX might engage or the merits of the underlying decision by SGX to engage in the Transaction.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of SGX and our opinion is rendered to the Board of Directors of SGX in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

The Board of Directors
SGX Pharmaceuticals, Inc.
July 8, 2008

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of SGX Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Jason R. Bernhard
Jason R. Bernhard
Managing Director

ANNEX D

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at, the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SGX PHARMACEUTICALS, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposal 1 and 2.

		FOR	AGAINST	ABSTAIN

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of July 8, 2008, among SGX Pharmaceuticals, Inc., Eli Lilly and Company and REM Merger Sub, Inc., as it may be amended from time to time.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	Proposal to approve the adjournment, postponement or continuation of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Agreement and Plan of Merger.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Special Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
■    +

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SGX PHARMACEUTICALS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 20, 2008
The undersigned hereby appoints Michael Grey and Annette North, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of SGX Pharmaceuticals, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of SGX Pharmaceuticals, Inc. to be held at 10505 Roselle Street, San Diego, California 92121 on August 20, 2008 at 9:00 a.m. (Pacific time), and at any and all adjournments, postponements, or continuations thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters stated on the reverse side and in accordance with the instructions stated on the reverse side, and with discretionary authority as to any and all other matters that may properly come before the meeting.
Unless a contrary direction is indicated, this Proxy will be voted for Proposal 1 and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.
Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.